Exhibit 10.1

[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

COLLABORATION AGREEMENT

by and among

Blueprint Medicines Corporation,

F. Hoffmann-La Roche Ltd

and

Genentech, Inc.

dated as of July 13, 2020

TABLE OF CONTENTS

Page

Article 1 DEFINITIONS1

Article 2 GOVERNANCE18

2.1 Collaboration Overview18

2.2 Joint Steering Committee18

2.3 Joint Development Committee20

2.4 Joint Medical Affairs Committee.22

2.5 Joint Commercialization Committee24

2.6 Resolution of Committee Disputes25

2.7 Appointment of Alliance Managers26

2.8 General Committee Authority26

Article 3 DEVELOPMENT27

3.1 Development Diligence; Standards of Conduct27

3.2 Development Plans; Development Activities27

3.3 Consensus28

3.4 Ongoing Clinical Trials28

3.5 Supplemental Studies28

3.6 Joint Development Costs; Joint Early Program Development Costs29

3.7 [***] Early Program Development Plans29

3.8 Reporting29

3.9 Clinical Trial Reporting29

3.10 Development Records30

3.11 Data Exchange and Use30

3.12 Subcontracts30

3.13 Second Generation RET Compounds30

3.14 Development of Diagnostic Tests and Biomarkers31

3.15 Notice of Metabolites32

Article 4 REGULATORY MATTERS32

4.1 Regulatory Responsibilities32

4.2 Recalls, Market Withdrawals or Corrective Actions34

4.3 Reporting Adverse Events34

Article 5 OPERATIONS35

5.1 Operations Generally35

5.2 Commercialization Diligence; Standards of Conduct35

5.3 Therapeutic Area Team35

5.4 Commercialization of Licensed Products in the Shared Territory36

5.5 Commercialization of Licensed Products in the Roche Territory37

5.6 Medical Affairs Activities.38

5.7 Operations Costs38

5.8 Commercialization Reports39

5.9 Sales and Distribution39

5.10 Coordination of Operational Activities39

5.11 Cross-Territorial Restrictions39

5.12 Subcontracts40

5.13 Commercialization of Diagnostic Tests and Biomarkers40

i

Article 6 MANUFACTURE AND SUPPLY41

6.1 Manufacturing Responsibilities41

6.2 Technology Transfer41

6.3 Additional Studies41

6.4 Specifications42

6.5 Supply Agreements42

6.6 Allocation of Manufacturing Costs42

6.7 Subcontracts; Affiliates42

6.8 Product Tracking42

Article 7 LICENSES AND EXCLUSIVITY43

7.1 Licenses to Roche43

7.2 BPM Retained Rights; License to BPM43

7.3 Sublicensing44

7.4 Distributorships and Co-Promotion Rights45

7.5 Negative Covenant45

7.6 No Implied Licenses45

7.7 Third Party Payments45

7.8 Exclusivity46

Article 8 FINANCIALS47

8.1 Upfront Payment47

8.2 Equity Investment47

8.3 Joint Development Costs; Joint Early Program Development Costs47

8.4 Profit Sharing in the Shared Territory Following Commercialization48

8.5 Development and Regulatory Milestone Payments49

8.6 Sales Milestone Payments50

8.7 Licensed Product Royalties50

8.8 Royalty Payments and Reports53

8.9 Following Royalty Term and Gross Profit Sharing Term53

8.10 Other Amounts Payable53

8.11 Taxes53

8.12 Blocked Currency54

8.13 Foreign Exchange54

8.14 Late Payments55

8.15 Financial Records; Audits55

8.16 Manner and Place of Payment55

Article 9 INTELLECTUAL PROPERTY56

9.1 Ownership of Inventions56

9.2 CREATE Act57

9.3 Prosecution of Patents57

9.4 Infringement by Third Parties59

9.5 Defense of Patents61

9.6 Defense of Infringement Actions61

9.7 Patent Marking61

9.8 Personnel Obligations61

9.9 Product Trademarks61

9.10 Confirmatory Patent Licenses63

Article 10 REPRESENTATIONS AND WARRANTIES63

10.1 Mutual Representations and Warranties63

10.2 Representations and Warranties by BPM65

10.3 Other Covenants65

10.4 Disclaimer66

10.5 No Other Representations or Warranties66

Article 11 INDEMNIFICATION66

11.1 Indemnification by BPM66

11.2 Indemnification by Roche67

11.3 Indemnification Procedures67

11.4 Certain Third Party Claims Related to Licensed Products in the Shared Territory67

11.5 Limitation of Liability68

11.6 Insurance68

Article 12 CONFIDENTIALITY68

12.1 Non-Use and Non-Disclosure68

12.2 Permitted Disclosure68

12.3 Initial Press Releases; Further Publicity69

12.4 Publications70

12.5 Commercial Considerations70

12.6 Use of Names71

12.7 Tax Treatment72

12.8 Attorney-Client Privilege72

Article 13 TERM AND TERMINATION72

13.1 Term72

13.2 Termination Rights of each Party72

13.3 Termination by Either Party for Breach or Insolvency73

13.4 Effects of Termination of the Agreement74

13.5 Other Remedies77

13.6 Rights in Bankruptcy77

13.7 Survival78

Article 14 DISPUTE RESOLUTION78

14.1 Disputes78

14.2 Arbitration78

14.3 Governing Law80

14.4 Award80

14.5 Injunctive Relief; Remedy for Breach of Exclusivity80

14.6 Confidentiality81

14.7 Survivability81

14.8 Jurisdiction81

14.9 Patent and Trademark Disputes81

Article 15 MISCELLANEOUS81

15.1 Entire Agreement; Amendment81

15.2 Force Majeure81

15.3 Notices82

15.4 No Strict Construction; Headings83

15.5 Assignment83

15.6 Non-Solicitation84

15.7 Further Actions84

15.8 Compliance with Applicable Law84

15.9 Interpretation84

15.10 Severability84

15.11 No Waiver85

15.12 Relationship of Parties85

15.13 Counterparts85

Exhibit A –BPM Patents

Exhibit B – Lead Backups

Exhibit C – Lead Compound Metabolites

Exhibit D – Manufacturing Cost

Exhibit E – Marks

Exhibit F – Transition Activities

Exhibit G – Initial Lead Product Development Plan

Exhibit H – Initial Joint Commercialization Plan

Exhibit I – Partnership Tax Matters

Appendix 1.34 – [***]

Appendix 1.40 – [***]

Appendix 8.4(b) – Example of Quarterly Profit/Loss Calculation

Appendix 12.3(a)(1) and 12.3(a)(2) – Initial Press Release

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (this “Agreement”) is entered into as of July 13, 2020 (the “Effective Date”) by and among BLUEPRINT MEDICINES CORPORATION, having its principal place of business at 45 Sidney Street, Cambridge, MA 02139, United States (“BPM”), F. Hoffmann-La Roche Ltd, having a principal office at Grenzacherstrasse 124, 4070 Basel, Switzerland (“Roche Basel”), and Genentech, Inc., have a principal office at 1 DNA Way, South San Francisco, California 94080, U.S.A. (“Genentech”; Roche Basel and Genentech together referred to as “Roche”).  BPM and Roche are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined in the Background below shall have the meanings ascribed to such terms in Article 1 or elsewhere in this Agreement.

BACKGROUND

WHEREAS, BPM is a biotechnology company that is developing highly potent and selective RET inhibitors, including the RET inhibitor known as pralsetinib (formerly known as BLU-667), for the treatment of certain cancers.

WHEREAS, Roche is a pharmaceutical company with expertise in the research, development, manufacture and commercialization of pharmaceutical products.

WHEREAS, Roche and BPM desire to establish a collaboration for the further development and commercialization of the Compounds and Licensed Products in the Territory.

WHEREAS, under such collaboration, Roche shall have the exclusive commercialization rights outside the U.S. (excluding the Existing Partner Territory), and BPM and Roche shall have co-commercialization rights in the U.S. as part of a profit share arrangement.

WHEREAS, this Agreement may be treated as (i) the formation of a separate deemed partnership solely for U.S. federal (and, to the extent applicable, state) income tax purposes (but not for non-U.S. Tax or any other purposes) with respect to the co-development and co-commercialization of Licensed Products in the U.S.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

Article 1DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth in this Article 1, whether used in the singular or plural form.day

1.1“AAA” has the meaning set forth in Section 14.2.
1.2“AcceleRET Lung Clinical Trial” means the Clinical Trial with the Protocol No. BLU- 667-3303.
1.3“Active Ingredient” means those clinically active materials that provide pharmacological activity in a pharmaceutical or biologic product (excluding [***]).
1.4“Affiliate” means, any individual, corporation, association or other business entity that directly or indirectly controls, is controlled by, or is under common control with an individual, corporation, association or other business entity in question.  As used in this definition of “Affiliate,” the term “control” shall mean the direct or indirect ownership of more than fifty percent (>50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation, association or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise.  Anything to the contrary in this paragraph notwithstanding, [***] shall not be deemed as Affiliates of Roche unless Roche provides written notice to BPM of its desire to include [***] as Affiliate(s) of Roche.
1.5“Agreement” has the meaning set forth in the preamble hereto.
1.6“Alliance Manager” has the meaning set forth in Section 2.7.
1.7[***].
1.8“Ancillary Agreement” means any Pharmacovigilance Agreement, the Stock Purchase Agreement, any Supply Agreement or any Transition Agreement.
1.9“Anti-Corruption Laws” has the meaning set forth in Section 10.1(e)(i).
1.10“Applicable Law” means the applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of Governmental Authorities, including Regulatory Authorities, which may be in effect from time to time, including Anti-Corruption Laws.
1.11“Arbitral Tribunal” has the meaning set forth in Section 14.2(a)(ii).
1.12 “Assigned Product-Specific Know-How” means any Collaboration Know-How that (a) (i) [***] relates to a Compound, a Licensed Product or a BPM Combination Product (including any composition of matter, method of use, or method of Manufacturing, in each case, that [***]) or Diagnostic Test [***] for use with a Licensed Product or a BPM Combination Product,  and (ii) is conceived, discovered, developed or otherwise made in the course of performing any activities or exercising any rights under this Agreement, or (b) (i) [***] relates to any compound, including any Second Generation RET Compound and Second Generation Clinical Candidate, that does not become a Second Generation Compound [***], including their composition of matter, method of use, or method of Manufacture, and (ii) is conceived, discovered, developed or otherwise made in the course of performing any activities in connection with a  Second Generation Research Plan, and in each case of (a) or (b), whether solely by or on behalf of Roche (or its Affiliates, licensees, Sublicensees, or subcontractors or its or their respective directors, officers, employees or agents) or jointly by or on behalf of the Parties (or their respective Affiliates, licensees, Sublicensees, or subcontractors or its or their respective directors, officers, employees or agents).
1.13“Assigned Product-Specific Patents” means all Collaboration Patents that claim or disclose Assigned Product-Specific Know-How.
1.14“Assigned Product-Specific Technology” means the Assigned Product-Specific Know-How and the Assigned Product-Specific Patents.
1.15“Bankruptcy Code” has the meaning set forth in Section 13.3(d).
1.16“Bankrupt Party” has the meaning set forth in Section 13.6.
1.17“Biomarker” has the meaning set forth in Section 3.14.

1.18“BPM” has the meaning set forth in the preamble to this Agreement.
1.19“BPM Claims” has the meaning set forth in Section 11.2.
1.20“BPM Collaboration Know-How” means Collaboration Know-How [***].
1.21“BPM Collaboration Patents” means all Collaboration Patents [***].
1.22“BPM Combination Product” means any Combination Product that includes a Licensed Product together with any Third Party’s Other Component.
1.23“BPM Damages” has the meaning set forth in Section 11.2.
1.24“BPM Deferral Election” has the meaning set forth in Section 3.7.
1.25“BPM Indemnitees” has the meaning set forth in Section 11.2.
1.26“BPM Know-How” means all Know-How that is Controlled by BPM or its Affiliate(s) (a) as of the Effective Date or (b) during the Term to the extent used by BPM or its Affiliates or Sublicensees in Exploiting any Compounds and Licensed Products, in each case of (a) and (b), that are [***] for the Exploitation of Compounds or Licensed Products in the Field.  For clarity, BPM Know-How shall include Assigned Product-Specific Know-How and BPM Collaboration Know-How, but shall exclude rights under any BPM Patents.
1.27“BPM Net Sales” means, prior to the Transition Date with respect to a Licensed Product in a particular period, the amount calculated by subtracting from the Sales or other dispositions of value of such Licensed Product in the Shared Territory for such period:
(a)import taxes, export taxes, excises, sales taxes, value added taxes, consumption taxes, duties or other taxes incurred with respect to such sales (excluding income or franchise taxes of any kind); uncollectible amounts accrued during such period based on a proportional allocation of the total bad debts accrued during such period and not already taken as a gross-to-net deduction in accordance with the then currently used GAAP in the calculation of sales of such Licensed Product for such period;
(b)amounts accrued during such period for returns, chargebacks, credits, allowances, patient assistance allowances or trade, quantity and cash discounts and not already taken as a gross-to-net deduction in accordance with the then currently used GAAP in the calculation of sales of such Licensed Product for such period;
(c)amounts accrued during such period for governmental or commercial rebates, specialty pharmacies and distributors fees, administrative fees to managed care, group purchasing and other similar institutions, and not already taken as a gross-to-net deduction in accordance with the then currently used GAAP in the calculation of Sales of such Licensed Product for such period; and
(d)government mandated fees and taxes and other government charges accrued during such period not already taken as a gross-to-net deduction in accordance with the then currently used GAAP in the calculation of sales of such Licensed Product for such period, including, for example, any fees, taxes or other charges that become due in connection with any healthcare reform, change in government pricing or discounting schemes, or other action of a Governmental Authorities or Regulatory Authority.

For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (a)-(d) above, then such item may not be deducted more than once.  In the case of any sale or other disposition of Licensed Products for consideration other than cash (whether such non-cash consideration is payment in kind, exchange or other form), BPM Net Sales shall include an amount calculated based on the on average price charged for the applicable Licensed Product in the applicable country during the preceding period.

If a Licensed Product is sold as part of a BPM Combination Product, [***].

To the extent that BPM or its Affiliates or Sublicensees receives consideration other than or in addition to cash upon the sale of a Licensed Product, or the performance of any services (including preliminary treatments or follow-up treatments) related to such Licensed Product, BPM Net Sales shall include the fair market value of such additional consideration.

For purposes of BPM Net Sales, “Sales” mean, for a Licensed Product in a particular period, the amount stated in the BPM “Product Sales” line of its externally published audited consolidated financial statements with respect to such Licensed Product for such period (excluding sales to any Sublicensees that are not Affiliates of BPM).  This amount reflects the gross invoice price at which such Licensed Product was sold or otherwise disposed of (other than for use as clinical supplies or free samples) by BPM and its Affiliates to such Third Parties (excluding sales to any Sublicensees that are not Affiliates of BPM) in such period reduced by gross-to-net deductions, if not previously deducted from such invoiced amount, taken in accordance with the then currently used GAAP.  For the avoidance of doubt, Sales shall not include sales or other dispositions of Licensed Products between BPM and its Affiliates or its Sublicensees, or among such Affiliates and Sublicensees, except for any sales or other dispositions to Affiliates or Sublicensees that are the intended end user.

1.28“BPM Patents” means all Patents that are Controlled by BPM or its Affiliate(s) (a) as of the Effective Date or (b) during the Term to the extent used by BPM or its Affiliates or Sublicensees in Exploiting any Compounds and Licensed Products (including any Patents used by or on behalf of BPM, its Affiliates or Sublicensees in the course of performing its or their activities, or in exercising its or their rights, under this Agreement), in each case of (a) and (b), that are [***] for the Exploitation of Compounds or Licensed Products in the Field.  For clarity, BPM Patents shall include Assigned Product-Specific Patents and BPM Collaboration Patents.  Exhibit A includes the BPM Patents that are owned or exclusively licensed by BPM in the Territory and that exist as of the Effective Date.
1.29“BPM Technology” means the BPM Patents, BPM Know-How and BPM’s interest in Joint Collaboration Technology.
1.30“BPM/Roche Combination Product” means any Combination Product that includes a Licensed Product together with any Roche Marketed Product.
1.31“Business Day” means a day other than (a) a Saturday or a Sunday, (b) a bank or other public holiday in in Basel, Switzerland, or (c) a bank or other public holiday in Boston, Massachusetts.
1.32“Calendar Quarter” means each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31.
1.33“Calendar Year” means the period of time beginning on January 1 and ending December 31, except for the first year which shall begin on the Effective Date and end on December 31.
1.34[***].

1.35“Change of Control” has the meaning set forth in Section 7.8(d).
1.36[***].
1.37“Claim” has the meaning set forth in Section 11.3.
1.38“Clinical Supply Agreement” has the meaning set forth in Section 6.5.
1.39“Clinical Trial” means any human clinical trial of a Licensed Product.
1.40[***].
1.41“CMC Activities” means those Manufacturing activities and regulatory activities designed to support preparation of the Chemistry, Manufacturing and Controls sections of any Regulatory Materials or Regulatory Approval.
1.42“CMOs” has the meaning set forth in Section 6.1(a).
1.43“Collaboration” has the meaning set forth in Section 2.1.
1.44“Collaboration Know-How” means all Know-How conceived, discovered, developed or otherwise made in the course of performing any activities or exercising any rights under this Agreement, whether solely by or on behalf of one Party (or its Affiliates, licensees, Sublicensees, or subcontractors or its or their respective directors, officers, employees or agents) or jointly by or on behalf of the Parties (or their respective Affiliates, licensees, Sublicensees, or subcontractors or its or their respective directors, officers, employees or agents), including Assigned Product-Specific Know-How.
1.45“Collaboration Patents” means any Patent that claims or discloses Collaboration Know-How.
1.46“Combination Product” means (a) a single pharmaceutical formulation [***] or (b) a combination therapy comprised of [***].
1.47“Commercial Supply Agreement” has the meaning set forth in Section 6.5.
1.48[***].
1.49“Commercialization” means the (a) marketing, promotion, detailing, sale and booking of sales [***] or distribution of a Licensed Product in the Territory, or (b) performance of any activities affecting the Joint Commercialization Plan or Roche Operational Plan, as applicable.  Commercialization shall include, with respect to a Licensed Product, [***].  “Commercialize” has a correlative meaning to Commercialization.
1.50“Commercially Reasonable Efforts” means, with respect to the performance of an obligation under this Agreement, such level of efforts and resources [***].
1.51“Committee” means the Joint Steering Committee, Joint Development Committee, Joint Commercialization Committee, Joint Medical Affairs Committee, Manufacturing Committee, or any other committees or subcommittee established pursuant to Article 2, as applicable.
1.52“Competitive Product” means [***].

1.53“Compound(s)” means any Lead Compound, Lead Backup or Second Generation Compound.
1.54“Compulsory Profit Share Percentage” has the meaning set forth in Section 8.7(f).
1.55“Compulsory Sublicense” has the meaning set forth in Section 1.56.
1.56“Compulsory Sublicense Compensation” means for a given country or region, the compensation paid to the Roche or its Affiliates or Sublicensees by a Third Party (a “Compulsory Sublicensee”) under a license or sublicense of any applicable Patent granted to such Compulsory Sublicensee (the “Compulsory Sublicense”) through the order, decree or grant of a Governmental Authority having competent jurisdiction in such country or region, authorizing such Third Party to manufacture, use, sell, offer for sale, import or export a Licensed Product in such country or region.
1.57“Compulsory Sublicensee” has the meaning set forth in Section 1.56.
1.58“Confidential Information” means any and all information, data or know-how (including Know-How), whether technical or non-technical, oral or written, that is disclosed by one Party or its Affiliates (“Disclosing Party”) to the other Party or its Affiliates (“Receiving Party”).  Confidential Information shall not include any information, data or know-how to the extent the Receiving Party can demonstrate through competent evidence that such information:
(a)was generally available to the public at the time of disclosure, or becomes available to the public after disclosure by the Disclosing Party other than through fault (whether by action or inaction) of the Receiving Party or its Affiliates;
(b)was already known to the Receiving Party or its Affiliates prior to its receipt from the Disclosing Party;
(c)is obtained by the Receiving Party at any time lawfully from a Third Party under circumstances permitting its use or disclosure;
(d)developed independently by or on behalf of the Receiving Party or its Affiliates without use of, reference to or reliance upon any Confidential Information of the Disclosing Party; or
(e)is approved in writing by the Disclosing Party for release by the Receiving Party.

The terms of this Agreement shall be considered Confidential Information of the Parties.

1.59“Control” means (as an adjective or as a verb including conjugations and variations such as “Controls” “Controlled” or “Controlling”) (a) with respect to Patents or Know-How, the possession by a Party of the ability to grant a license or sublicense of such Patents or Know-How,  and (b) with respect to proprietary materials, including Regulatory Materials, Regulatory Approvals or Compounds, the possession by a Party of the ability to supply such item to the other Party as provided herein, in each case of (a) and (b) without violating the terms of any agreement or arrangement between such Party and any other party or without being obligated to pay any royalties or other consideration [***].
1.60“Cost of Goods Sold” means, with respect to a given Calendar Quarter, the aggregate Manufacturing Costs (calculated in accordance with GAAP) for all Licensed Products sold in the Shared Territory during such Calendar Quarter.

1.61“Cover” means (as an adjective or as a verb including conjugations and variations such as “Covered,” “Coverage” or “Covering”) that the Exploitation of a given compound, formulation, process or product would infringe a Valid Claim in the absence of a license under or ownership in the patent rights to which such Valid Claim pertains.  The determination of whether a compound, formulation, process or product is Covered by a particular Valid Claim shall be made on a country-by-country basis.
1.62“Decision Period” has the meaning set forth in Section 9.4(a).
1.63[***].
1.64“Development” means all activities that relate to (a) obtaining, maintaining or expanding Regulatory Approval of a Compound or Licensed Product in the Territory for one or more indications or (b) developing the process for the Manufacture of clinical and commercial quantities of a Compound and Licensed Product.  This includes (i) the conduct of Nonclinical Studies and Clinical Trials (excluding any Phase 4 Clinical Trials not included in a Development Plan) and (ii) the preparation, submission, review and development of data or information in support of a submission to a Regulatory Authority in the Territory to obtain, maintain or expand Regulatory Approval of a Compound or Licensed Product, as applicable, including the services of outside advisors in connection therewith, including outside counsel and regulatory consultants, but excludes (A) Commercialization, (B) the Manufacture and accumulation of commercial inventory of a Compound or Licensed Product, and (C) Medical Affairs.  “Develop” has a correlative meaning.
1.65“Development Cost Budget” means (a) the Joint Development Cost Budget or (b) Early Program Development Cost Budget, as applicable
1.66“Development Plan” means (a) the Lead Product Development Plan or (b) any Early Program Development Plan, as applicable.
1.67[***].
1.68[***].
1.69[***].
1.70[***].
1.71“Direct Costs” has the meaning set forth in Exhibit D.
1.72[***].
1.73“Distributor” has the meaning set forth in Section 7.4(a).
1.74“Early Program Development Cost Budget” has the meaning set forth in Section 3.2(a).
1.75“Early Program Development Plan” has the meaning set forth in Section 3.2(a).
1.76“Effective Date” has the meaning set forth in the preamble to this Agreement.
1.77“EMA” means the European Medicines Agency or its successor.
1.78“Employing Party” has the meaning set forth in Section 15.6.

1.79“EU” means all of the European Union member states as of the applicable time during the Term.
1.80“Existing Partner Agreement” means any agreement, whether existing as of the Effective Date or entered into during the Term, between BPM or its Affiliates and a Third Party with respect to Licensed Products in the Existing Partner Territory, including as the same may be amended from time to time.
1.81“Existing Partner Territory” means China, Hong Kong, Macau and Taiwan.
1.82“Expert” means a person with no less than [***] years of pharmaceutical industry experience and expertise having [***] but excluding any current or former employee or consultant of either Party or its Affiliates (or of [***] in the case of Roche).  Such person shall be fluent in the English language.
1.83“Expert Committee” has the meaning set forth in Section 8.7(e)(ii).
1.84“Exploit” means, to research, have researched, develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell, have sold and offer for sale and have offered for sale, including all research, Development, Manufacturing and Commercialization.  “Exploitation” and “Exploiting” have a correlative meaning.
1.85“FDA” means the United States Food and Drug Administration or its successor.
1.86“FDCA” means the United States Federal Food, Drug and Cosmetic Act, as amended.
1.87“Field” means all uses in humans and animals.
1.88“Finance Officers” has the meaning set forth in Section 8.4(b).
1.89“First Commercial Sale” means, with respect to a Licensed Product and a country, the first sale to a Third Party of such Licensed Product in such country after all Regulatory Approvals have been obtained in such country.
1.90“Force Majeure Event” has the meaning set forth in Section 15.2.
1.91“FTE” means the equivalent of a full-time individual’s work time for a twelve (12) month period, where “full-time” is determined by [***] hours per year.  In the event that any individual who works full-time during a given fiscal year works partially on Compounds or Licensed Products or in furtherance of the Collaboration and partially on other work outside the Collaboration in the fiscal year, then the full-time equivalent to be attributed to such individual’s work hereunder for such fiscal year shall be equal to the percentage of such individual’s total work time in such fiscal year that such individual spent working on Compounds or Licensed Products or in furtherance of the Collaboration.  FTE efforts shall not include the work of alliance management, executive management and general corporate or administrative personnel.
1.92“FTE Costs” means, with respect to a Party for any period, the applicable FTE Rate multiplied by the applicable number of FTEs of such Party performing activities during such period in accordance with the applicable Development Plan (including applicable Development Cost Budget), Joint Commercialization Plan (including Joint Commercialization Budget) and Joint Medical Affairs Plan (including the budget related thereto).

1.93“FTE Rate” means [***] per one (1) full FTE per full twelve (12) month Calendar Year; provided, that, starting January 1, 2021, such rate shall adjust on January 1 of each Calendar Year by an amount equal to [***].  Notwithstanding the foregoing, for any Calendar Year during the Term that is less than a full year, the above referenced rate shall be proportionately reduced to reflect such portion of such full Calendar Year.
1.94“GAAP” means U.S. generally accepted accounting principles, consistently applied.
1.95“Genentech” has the meaning set forth in the Preamble.
1.96“Generic Product” means, with respect to a particular Licensed Product and on a country-by-country basis, a generic pharmaceutical product that is marketed for sale by a Third Party (not licensed, supplied or otherwise permitted by Roche or BPM in accordance with this Agreement) and that:  (a)(i) contains the same or substantially the same active ingredient as the Compound in such Licensed Product; and (ii) is approved for use in such country by a Regulatory Authority through an Abbreviated New Drug Application as defined in the FDCA, and the regulations promulgated thereunder, pursuant to Article 10.1 of Directive 2001/83/EC of the European Parliament and Council of 6 November 2001, or any enabling legislation thereof, or pursuant to any similar abbreviated route of approval in such country; or (b)(i) contains the same or substantially the same active ingredient as the Compound in such Licensed Product; and (ii) is approved for use in such country by a Regulatory Authority through a regulatory pathway referencing clinical data first submitted by or on behalf of Roche or BPM for obtaining Regulatory Approval for such Licensed Product.
1.97“Global Brand Elements” has the meaning set forth in Section 9.9(a).
1.98[***].
1.99“Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
1.100“Gross Profit” means, with respect to Licensed Products in the Shared Territory for a given Calendar Quarter [***].
1.101“Gross Profit Sharing Term” means the period commencing on the Effective Date and continuing until [***].
1.102[***].
1.103“IFRS” means International Financial Reporting Standards.
1.104“IND” means (a) an Investigational New Drug Application as defined in the FDCA and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the equivalent Regulatory Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.
1.105“Indemnified Party” has the meaning set forth in Section 11.3.
1.106“Indemnified Person” means, in the case of Roche, any Roche Indemnitee, and in the case of BPM, any BPM Indemnitee.

1.107“Indemnifying Party” has the meaning set forth in Section 11.3.
1.108“Indication” means a disease or condition (a) for which the Licensed Product is indicated for treatment and (b) that is described in the Licensed Product’s label as required by the Regulatory Approval granted by the applicable Regulatory Authority.
1.109“Indirect Costs” has the meaning set forth in Exhibit D.
1.110[***].
1.111“Joint Collaboration Know-How” means any Know-How conceived, discovered, developed or otherwise made in the course of performing any activities or exercising any rights under this Agreement, jointly by or on behalf of BPM (or its Affiliates, licensees, Sublicensees, or subcontractors or its or their respective directors, officers, employees or agents) on the one hand, and by or on behalf of Roche (or its Affiliates, licensees, Sublicensees, or subcontractors or its or their respective directors, officers, employees or agents) on the other hand [***].
1.112“Joint Collaboration Patents” means any Patents that claim or disclose Joint Collaboration Know-How.
1.113“Joint Collaboration Technology” means the Joint Collaboration Know-How and Joint Collaboration Patents.
1.114“Joint Commercialization Committee” or “JCC” has the meaning set forth in Section 2.5.
1.115“Joint Development Committee” or “JDC” means the committee formed by the Parties as described in Section 2.3.
1.116“Joint Development Cost Budget” has the meaning set forth in Section 3.2(a).
1.117“Joint Development Costs” means [***].
1.118“Joint Development Costs Cap” has the meaning set forth in Section 8.3(a).
1.119“Joint Early Program Development Costs” means [***].
1.120“Joint Commercialization Budget” has the meaning set forth in Section 5.4(a)(i).
1.121“Joint Medical Affairs Committee” has the meaning set forth in Section 2.4(a).
1.122“Joint Medical Affairs Plan” has the meaning set forth in Section 5.6(c).
1.123“Joint Operational Costs” means [***].
1.124“Joint Commercialization Plan” has the meaning set forth in Section 5.4(a)(i).
1.125“Joint Steering Committee” or “JSC” means the committee formed by the Parties as described in Section 2.2(a).
1.126“Know-How” means [***].

1.127“Lead Backup” means (a) a backup compound to the Lead Compound that is Controlled by BPM as of the Effective Date as set forth on Exhibit B, and (b) [***].
1.128“Lead Compound” means (a) BPM’s proprietary RET inhibitor known as pralsetinib (formerly known as BLU-667), (b) [***], (c) [***] and (d) [***].
1.129[***].
1.130“Lead Product” means any Licensed Product that contains a Lead Compound.
1.131“Lead Product Development Plan” has the meaning set forth in Section 3.2(a).
1.132“Licensed Product(s)” means any product containing a Compound as an Active Ingredient, in any form, presentation, dosage or formulation form (including fixed dose combination).  For clarity, a Licensed Product does not include any BPM/Roche Combination Product or any BPM Combination Product.  For clarity, Licensed Products include a Lead Product.
1.133“Loss of Market Exclusivity” has the meaning set forth in Section 8.7(d)(ii).
1.134“Major Countries” means the U.S., [***].
1.135“Manufacture” means, with respect to a Licensed Product, those manufacturing-related activities that support the Development (including the seeking and obtaining of Regulatory Approvals) and Commercialization of such Licensed Product, including manufacturing process development and scale-up, validation, qualification and audit of clinical and commercial manufacturing facilities, bulk production and fill/finish work, related quality assurance technical support activities and CMC Activities, and including, in the case of a clinical or commercial supply of such Licensed Product, the synthesis, manufacturing, processing, formulating, packaging, labeling, holding, quality control testing and release of such Licensed Product.  “Manufacturing” has a correlative meaning.
1.136“Manufacturing Committee” has the meaning set forth in Section 6.2(b).
1.137“Manufacturing Cost” has the meaning set forth on Exhibit D.
1.138[***].
1.139“Marketing Authorization Application” or “MAA” means an application for Regulatory Approval in a country, territory or possession other than the Shared Territory.
1.140“Marks” has the meaning set forth in Section 9.9(a), a complete listing of Marks as of the Effective Date is attached as Exhibit E.
1.141“Medical Affairs Activities” means activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further relevant research regarding, a Licensed Product in the Territory.
1.142“Metabolites” means any Lead Compound Metabolites [***].
1.143“MHLW” means the Japanese Ministry of Health, Labour and Welfare or its successor.
1.144“MSLs” has the meaning set forth in Section 2.4(c)(iii).

1.145“MTC” means medullary thyroid cancer.
1.146“NDA” means a New Drug Application, as defined in the FDCA and applicable regulations promulgated thereunder by the FDA.
1.147“New Metabolite” has the meaning set forth in Section 3.15.
1.148“Nonclinical Studies” means all non-human animal studies, including preclinical studies and toxicology studies, of Licensed Products.
1.149“NSCLC” means non-small cell lung cancer.
1.150“Option Period” means the period beginning on [***] and ending upon [***].
1.151[***].
1.152“Option Right” has the meaning set forth in Section 3.13(b).
1.153“Other Component” has the meaning set forth in Section 1.46.
1.154“Other Program” has the meaning set forth in Section 7.8(c).
1.155“Out of Pocket Costs” shall mean [***].
1.156 “Party” or “Parties” has the meaning set forth in the preamble to this Agreement.
1.157“Patent” means (a) a U.S. or foreign patent or a patent application, (b) any additions, priority applications, divisionals, continuations, and continuations-in-part of any of the foregoing and (c) all patents issuing on any of the foregoing patent applications, together with all invention certificates, substitutions, reissues, reexaminations, registrations, supplementary protection certificates, confirmations, renewals and extensions of any of clauses (a), (b) or (c), and U.S. or foreign counterparts of any of the foregoing.
1.158“Patent Challenge” has the meaning set forth in Section 13.2(b).
1.159“Patent Coordination Team” means a team consisting of one (1) or more patent professional from each Party who together function to oversee and coordinate the filing, prosecution, maintenance, and enforcement of Patents licensed under or otherwise relevant to activities under this Agreement throughout the Territory and the Existing Partner Territory (to the extent possible).
1.160“Patent Costs” means [***].
1.161[***].
1.162“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.
1.163“Pharmacovigilance Agreement” has the meaning set forth in Section 4.3.

1.164“Phase 1 Clinical Trial” means a Clinical Trial of a Licensed Product with the endpoint of determining initial tolerance, safety, pharmacokinetic or pharmacodynamic information in single dose, single ascending dose, multiple dose or multiple ascending dose regimens, which is prospectively designed to generate sufficient data (if successful) to commence a Phase 2 Clinical Trial (or later Clinical Trial) of such Licensed Product, as further defined in 21 C.F.R. 312.21(a), as amended from time to time, or the corresponding foreign regulations.
1.165“Phase 2 Clinical Trial” means a Clinical Trial of a Licensed Product for which the primary endpoints include a determination of dose ranges or a preliminary determination of efficacy in patients being studied, which is prospectively designed to generate sufficient data (if successful) to commence a Phase 3 Clinical Trial of such Licensed Product, as described in 21 C.F.R. 312.21(b) (as amended or any replacement thereof), or a similar clinical study prescribed by the Regulatory Authorities in a foreign country.
1.166“Phase 3 Clinical Trial” means a Clinical Trial of a Licensed Product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which Clinical Trial is intended to support or confirm Regulatory Approval of such product, as described in 21 C.F.R. 312.21(c) (as amended or any replacement thereof), or a similar clinical study prescribed by the Regulatory Authorities in a foreign country.
1.167“Phase 4 Clinical Trial” a Clinical Trial of a Licensed Product Initiated after Regulatory Approval of such Licensed Product has been obtained from an appropriate Regulatory Authority due to a request of such Regulatory Authority.
1.168“PhRMA Code” means the PhRMA Code on Interactions with health care professionals.
1.169“Pivotal Study” means (a) a Phase 3 Clinical Trial or (b) any other Clinical Trial that is designed to or does generate Regulatory Data regarding safety and efficacy of a product as required by a Regulatory Authority for the filing of an application for Regulatory Approval for such product.
1.170“Pricing and Reimbursement Approval” means an approval, agreement, determination, or other decision by the applicable Governmental Authority that establishes prices charged to end-users for pharmaceutical or biologic products at which a particular pharmaceutical or biologic product shall be reimbursed by the Regulatory Authorities or other applicable Governmental Authorities in the Territory.
1.171[***].
1.172“Product Infringement” has the meaning set forth in Section 9.4(a).
1.173“Product Marks” has the meaning set forth in Section 9.9(b).
1.174“Public Official” means (a) any officer, employee or representative of any Governmental Authority; (b) any officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Authority, including any state-owned or controlled veterinary, laboratory or medical facility; (c) any officer, employee or representative of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank; and (d) any person acting in an official capacity for any Governmental Authority, enterprise, or organization identified above.
1.175“Publishing Notice” has the meaning set forth in Section 12.4(b).

1.176“Publishing Party” has the meaning set forth in 12.4(b).
1.177“Recruiting Party” has the meaning set forth in Section 15.6.
1.178“Regulatory Approval” means all approvals necessary for the manufacture, marketing, importation and sale of a Licensed Product for one or more indications in the Field and in a country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements, but which shall exclude any Pricing and Reimbursement Approvals.  Regulatory Approvals include approvals by Regulatory Authorities of INDs, MAAs or NDAs.
1.179“Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval or, to the extent required in such country or regulatory jurisdiction, Pricing and Reimbursement Approval of a Licensed Product in such country or regulatory jurisdiction, including (a) the FDA, (b) the EMA, (c) the European Commission, and (d) MHLW, in each case, or its successor.
1.180“Regulatory Commitments” means activities to be performed by or on behalf of a Party or its Affiliates as a condition or in connection with receipt of Regulatory Approval of a Licensed Product in the Territory, including any Phase 4 Clinical Trials or other post-marketing commitments as mandated or agreed to be conducted with a Regulatory Authority for such Licensed Product.
1.181“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Licensed Product other than Patent rights, including, without limitation, rights conferred in the U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997 (including pediatric exclusivity), or rights similar thereto outside the U.S.
1.182“Regulatory Interactions” has the meaning set forth in Section 4.1(b)(iii).
1.183“Regulatory Materials” means regulatory applications, submissions, notifications, registrations, or other filings made to or with a Regulatory Authority that are [***] in order to Develop, Manufacture, market, sell or otherwise Commercialize a Licensed Product in a particular country or regulatory jurisdiction.  Regulatory Materials include INDs, MAAs and NDAs (as applications, but not the approvals with respect thereto).
1.184[***].
1.185“RET” means receptor tyrosine kinase commonly known as REarranged during Transfection, including the wild-type and any mutants or isoforms of the foregoing.
1.186“Reversion Product” means, (a) with respect to any Terminated Region(s), any Licensed Product that is or has been the subject of clinical Development or Commercialization hereunder or (b) with respect to any termination of this Agreement on a Licensed Product-by-Licensed Product basis, the relevant Licensed Product.
1.187“Roche” has the meaning set forth in the preamble to this Agreement.
1.188“Roche Basel” has the meaning set forth in the Preamble.
1.189“Roche Claims” has the meaning set forth in Section 11.1.
1.190“Roche Clinical Compounds” shall mean [***].

1.191“Roche Collaboration Know-How” means [***].
1.192“Roche Collaboration Patents” means [***].
1.193“Roche Damages” has the meaning set forth in Section 11.1.
1.194“Roche Indemnitees” has the meaning set forth in Section 11.1.
1.195“Roche Know-How” means [***].
1.196“Roche Marketed Product” means marketed products controlled by Roche or its Affiliates (but not BPM Combination Products, BPM/Roche Combination Product or Licensed Products) and provided for (i) combination preclinical Development activities with Compounds or Products, or (ii) combination Clinical Trials with Licensed Products.
1.197“Roche Net Sales” means, with respect to a Licensed Product in a particular period, the amount calculated by subtracting from the Sales of such Licensed Product for such period:  (a) [***]; (b) uncollectible amounts accrued during such period based on a proportional allocation of the total bad debts accrued during such period and not already taken as a gross-to-net deduction in accordance with the then currently used IFRS in the calculation of Sales of such Licensed Product for such period; (c) credit card charges (including processing fees) accrued during such period on such Sales and not already taken as a gross-to-net deduction in accordance with the then currently used IFRS in the calculation of Sales of such Licensed Product for such period; and (d) government mandated fees and taxes and other government charges accrued during such period not already taken as a gross-to-net deduction in accordance with the then currently used IFRS in the calculation of Sales of such Licensed Product for such period, including, for example, any fees, taxes or other charges that become due in connection with any healthcare reform, change in government pricing or discounting schemes, or other action of a Governmental Authority or Regulatory Authority. For clarity, no deductions taken in calculating Sales may be taken a second time in calculating Roche Net Sales.

With respect to a Combination Product, Roche Net Sales of such Combination Product eligible for royalties [***].

To the extent that Roche or its Affiliates or Sublicensees receives consideration other than or in addition to cash upon the sale of a Licensed Product, or the performance of any services (including preliminary treatments or follow-up treatments) related to such Licensed Product, Roche Net Sales shall include the fair market value of such additional consideration.

For purposes of Roche Net Sales, “Sales” mean, for a Licensed Product in a particular period, the sum of (a) and (b):

(a)the amount stated in the Roche Holding AG “Sales” line of its externally published audited consolidated financial statements with respect to such Licensed Product for such period (excluding sales to any Sublicensees that are not Affiliates of Roche).  This amount reflects the gross invoice price at which such Licensed Product was sold or otherwise disposed of (other than for use as clinical supplies or free samples) by Roche and its Affiliates to such Third Parties (excluding sales to any Sublicensees that are not Affiliates of Roche) in such period reduced by gross-to-net deductions, if not previously deducted from such invoiced amount, taken in accordance with the then currently used IFRS; and
(b)for Sublicensees that are not Roche Affiliates (and excluding Compulsory Sublicensees), the sales amounts reported to Roche and its Affiliates in accordance with the Sublicensee contractual terms and their then-currently used accounting standards.  For the purpose of clarity, any such Sublicensee sales as reported to Roche in accordance with Compulsory Sublicense agreements shall be excluded from the sales amount.

By way of example, the gross-to-net deductions taken in accordance with IFRS as of the Effective Date include the following:

(i)credits, reserves or allowances granted for (a) damaged, outdated, returned, rejected, withdrawn or recalled Licensed Product, (b) wastage replacement and short-shipments; (c) billing errors and (d) indigent patient and similar programs (e.g., price capitation);
(ii)governmental price reductions and government mandated rebates;
(iii)chargebacks, including those granted to wholesalers, buying groups and retailers;
(iv)customer rebates, including cash sales incentives for prompt payment, cash and volume discounts; and
(v)taxes and any other governmental charges or levies imposed upon or measured by the import, export, use, manufacture or sale of a Licensed Product (excluding income or franchise taxes).

For purposes of clarity, sales by Roche and its Affiliates to any Sublicensee shall be excluded from “Sales” for purposes of Roche Net Sales.

1.198“Roche Operational Plan” has the meaning set forth in Section 5.5.
1.199“Roche Patents” means all Patents that are Controlled by Roche or its Affiliates [***], (a) as of the Effective Date or (b) during the Term to the extent used by Roche or its Affiliates or Sublicensees in Exploiting any Compounds and Licensed Products (including any Patents used by or on behalf of Roche, its Affiliates or Sublicensees in the course of performing its or their activities, or in exercising its or their rights, under this Agreement), in each case of (a) and (b), that are [***] for the Exploitation of Compounds or Licensed Products in the Field.  For clarity, Roche Patents shall include Roche Collaboration Patents.
1.200“Roche Technology” means the Roche Patents and the Roche Know-How and Roche’s interest in Joint Collaboration Technology.
1.201“Roche Territory” means all countries of the world other than the Shared Territory or the Existing Partner Territory.
1.202“Royalty Term” has the meaning set forth in Section 8.7(c).
1.203“Sales” has the meaning set forth in Section 1.27 with respect to BPM Net Sales and Section 1.197 with respect to Roche Net Sales.
1.204“SEC” means the U.S. Securities and Exchange Commission.
1.205“Second Generation Clinical Candidate” has the meaning set forth in Section 3.13(a).

1.206“Second Generation Compound” means (a) any Second Generation Clinical Candidate to which Roche has exercised its Option Right pursuant to Section 3.13, (b) [***], (c) [***], and (d) [***].
1.207 [***].
1.208“Second Generation Product” means any Licensed Product that contains a Second Generation Compound.
1.209“Second Generation Research Plan” has the meaning set forth in Section 3.13(a).
1.210“Second Generation RET Compound” means any compound Developed under the Second Generation Research Plan [***].
1.211“Securitization Transaction” has the meaning set forth in Section 15.5(b).
1.212“Shared Program Activities” means any activities with respect to a Licensed Product conducted by either Party or any of its Affiliates, Sublicensees or subcontractors during the Term consisting of (a) the development (including Development) for the purpose of, or in support of, (i) obtaining or maintaining Regulatory Approval in the Shared Territory or (ii) Commercialization of any Licensed Product in the Shared Territory, in each case ((i) and (ii)) pursuant to the applicable Development Plan or Joint Commercialization Plan, (b) Commercialization and Medical Affairs Activities with respect to any Licensed Product in the Shared Territory, or (c) the Manufacture of any Licensed Product (including any intermediate thereof or any API or other material contained therein) for use in any activities under clause (a) or (b).
1.213“Shared Program Damages” means [***].
1.214“Shared Territory” means the U.S.
1.215“Specifications” has the meaning set forth in Section 6.2(b).
1.216“Stock Purchase Agreement” means that certain Stock Purchase Agreement dated as of the Effective Date between Roche Holdings, Inc. and BPM.
1.217“Sublicense Agreement” has the meaning set forth in Section 7.3(b).
1.218“Sublicensee” means any Third Party granted a sublicense by a Party under the rights licensed to such Party pursuant to Article 7 hereof, other than a Compulsory Sublicensee.
1.219“Suit Notice” has the meaning set forth in Section 9.4(a).
1.220“Supplemental Study” has the meaning set forth in Section 3.5(a).
1.221“Supply Agreements” has the meaning set forth in Section 6.5.
1.222“Technology Transfer” has the meaning set forth in Section 6.2(a).
1.223“Term” has the meaning set forth in Section 13.1.
1.224“Terminated Region” has the meaning set forth in Section 13.4.
1.225“Termination Notice Period” has the meaning set forth in Section 13.4(c)(i).

1.226“Territory” means the Roche Territory and the Shared Territory.
1.227“Therapeutic Area Team” or “TAT” has the meaning set forth in Section 5.3(a).
1.228“Third Party” means any entity other than BPM or Roche or an Affiliate of either of them.
1.229“Third Party Acquisition” has the meaning set forth in Section 7.8(c).
1.230“Third Party Payment” has the meaning set forth in Section 7.7(a).
1.231“Trademark Costs” means [***].
1.232“Transition Plan” has the meaning set forth in Section 5.1(c).
1.233“Transition Agreement” has the meaning set forth in Section 13.4(d).
1.234[***].
1.235“U.S.” means the United States of America (including all possessions and territories thereof).
1.236“Valid Claim” means, with respect to a particular country, a claim in any (a) unexpired and issued patent (or any patent term extensions or supplementary protection certificates thereof) that has not been irretrievably lapsed or been abandoned, disclaimed, permanently revoked, dedicated to the public or held invalid, unenforceable or not patentable by a final non-appealable decision of a court of competent jurisdiction or government agency, or (b) pending patent application being prosecuted in good faith and has been pending for no more than [***] from the earliest priority date; provided that, if a claim ceases to be a Valid Claim by reason of foregoing subclause (b), then such claim will again be deemed a Valid Claim in the event such claim subsequently issues prior to the end of the Royalty Term in such country.
1.237“WAC Price” has the meaning set forth in Section 5.9(a).
1.238“Withholding Action” has the meaning set forth in Section 8.11(c).
Article 2GOVERNANCE
2.1Collaboration Overview.  The Parties desire and intend to work together leveraging each Party’s expertise to collaborate with respect to the Development, Manufacture, Commercialization and Medical Affairs Activities of Compounds and Licensed Products in the Field in the Territory, as and to the extent set forth in this Agreement (the “Collaboration”). The Parties will establish a governance structure to oversee and govern the Collaboration.
2.2Joint Steering Committee.
(a)Purpose; Formation.  Within [***] after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) to monitor and provide strategic oversight of the activities under this Agreement and oversee the Collaboration, all in accordance with this Section 2.2.
(b)Composition.  Each Party shall initially appoint [***] representatives to the JSC, all of whom shall have sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities.  The JSC may change its size from time to time by mutual consent of its members, provided that the JSC shall consist at all times of an equal number of representatives of each of BPM and Roche.  Each Party may replace its JSC representatives at any time upon written notice to the other Party.  Only one of a Party’s representatives on any particular Committee (other than the JSC) may also serve as a representative of such Party on the JSC.  In addition, JSC members may be represented at any meeting by another person designated by the absent member who has the required expertise (which such designee shall have voting authority at the JSC for the applicable meeting).  The JSC may invite non-members to participate in the discussions and meetings of the JSC, provided that such participants shall have no voting authority at the JSC.  The JSC shall have co-chairpersons from each of BPM and Roche.  The role of the co-chairpersons shall be to preside at meetings of the JSC.  The Alliance Managers shall work with the co-chairpersons to prepare and circulate agendas, to convene and to ensure the preparation of minutes.  The chairperson shall have no additional powers or rights beyond those held by the other JSC representatives.
(c)Specific Responsibilities of the JSC.  In addition to its overall responsibility for monitoring and providing strategic oversight and overseeing the Collaboration, the JSC shall in particular:
(i)review and discuss the Development, Manufacture, Commercialization and Medical Affairs Activities of Compounds and Licensed Products in the Territory and any other ongoing activities under this Agreement;
(ii)facilitate the flow of information between the Parties with respect to the Development, Manufacture, Commercialization and Medical Affairs Activities of Compounds and Licensed Products;
(iii)oversee the activities of the JDC, JCC, JMAC and any other Committee and provide guidance thereto;
(iv)attempt to resolve issues presented to it by, and disputes within, the JDC, JCC, JMAC and any other Committee;
(v)in accordance with Section 2.2(f) establish such additional Committees as it deems necessary to achieve the objectives and intent of this Agreement; and
(vi)perform such other functions as appropriate, and direct each other Committee to perform such other functions as appropriate, to further the purposes of this Agreement, in each case as agreed in writing by the Parties.
(d)Meetings.  The JSC shall meet at least [***] during the Term unless the Parties mutually agree in writing to a different frequency.  No later than [***] prior to any meeting of the JSC, the co-chairpersons of the JSC shall prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda prior to such meeting.  Either Party may also call a special meeting of the JSC (by videoconference, teleconference or in person) by providing at least [***] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party shall work with the chairperson of the JSC and the Alliance Managers of both Parties to provide the members of the JSC no later than [***] prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision on the matters to be considered.  The JSC may meet in person, by videoconference or by teleconference.  Notwithstanding the foregoing, at least [***] shall be in person unless the Parties mutually agree in writing to waive such requirement.  In-person JSC meetings shall be held at locations alternately selected by BPM and by Roche.  Each Party shall bear the expense of its respective JSC members’ participation in JSC meetings.  The Alliance Managers shall be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect material decisions made and action items identified at such meetings.  The Alliance Managers shall send draft meeting minutes to each member of the JSC for review and approval within [***] after each JSC meeting.  Approved minutes shall be distributed to the JSC members by the Alliance Managers.
(e)Decision-Making.  In addition to resolving issues specifically delegated to it, the JSC shall have the authority to resolve disputes within the jurisdiction of the JDC, JCC, JMAC, and any other Committees, but otherwise shall have no authority except where expressly specified elsewhere in this Agreement or mutually agreed by the Parties in writing.  The representatives from each Party shall have, collectively, one (1) vote on behalf of that Party, and all decision-making shall be by consensus, or by unanimous written consent.  Disputes at the JSC shall be handled in accordance with Section 2.6.
(f)Other Committees or Subcommittees.  The JSC may form any other committees or subcommittees as may be necessary or desirable to facilitate the activities under this Agreement.  Any additional Committees shall be required to consist at all times of an equal number of representatives of BPM and Roche.  Except as otherwise provided herein, any dispute arising from such Committees shall be escalated to the JSC for resolution.
(g)Discontinuation of Committees.  The JSC may at any time and upon mutual agreement disband any Committee (other than the JSC itself or the JDC, JCC, or JMAC), and the Parties may at any time and upon mutual written agreement disband the JSC, JDC, JCC, or JMAC.
2.3Joint Development Committee.
(a)Formation; Composition.  Within [***] after the Effective Date, the Parties shall establish a committee to coordinate the Development activities of the Parties related to the Development of the Lead Compound in accordance with the Development Plan and, subject to Section 3.13, the Development of a Second Generation RET Compound or a Lead Backup in accordance with a Second Generation Research Plan (the “JDC”).  Each Party shall initially appoint [***] representatives to the JDC, with each representative having knowledge and expertise in the development of compounds and products similar to the Compounds and Licensed Products and having sufficient seniority within the applicable Party to make decisions arising within the scope of the JDC’s responsibilities.  The JDC may change its size from time to time, provided that the JDC shall consist at all times of an equal number of representatives of each of BPM and Roche.  Each Party may replace its JDC representatives at any time upon written notice to the other Party.  In addition, JDC members may be represented at any meeting by another person designated by the absent member who has the required expertise (which such designee shall have voting authority at the JDC for the applicable meeting).  The JDC may invite non-members to participate in the discussions and meetings of the JDC, provided that such participants shall have no voting authority at the JDC.  The JDC shall have a chairperson who shall be selected alternately, on an annual basis, by BPM or Roche.  The initial chairperson shall be [***].  The role of the chairperson shall be to convene and preside at meetings of the JDC and to ensure the preparation of minutes, but the chairperson shall have no additional powers or rights beyond those held by the other JDC representatives.
(b)Specific Responsibilities of the JDC.  The JDC shall have the following responsibilities:
(i)oversee implementation of the Transition Plans with respect to Development activities, including costs associated with such activities;
(ii)discuss, review and approve the Lead Product Development Plan (including Joint Development Cost Budget), and all annual and interim amendments to the Lead Product Development Plan (including Joint Development Cost Budget);

(iii)oversee the conduct of the Lead Product Development Plan, including lifecycle planning;
(iv)create, implement and review the overall strategy for Development and the design of all Clinical Trials, Nonclinical Studies and pre-clinical studies conducted under the Lead Product Development Plan;
(v)decide whether and when to initiate or discontinue any Clinical Trial and any Nonclinical Study under the Lead Product Development Plan, and initiate or discontinue any Clinical Trial and any Nonclinical Study, provided that nothing is intended to limit a Party’s ability to comply with Applicable Law or manage subject safety;
(vi)allocate budgeted resources and determine priorities for each Clinical Trial and Nonclinical Study under the Lead Product Development Plan, and oversee the conduct of all Clinical Trials and Nonclinical Studies under the Lead Product Development Plan;
(vii)discuss and coordinate roles and responsibilities between the Parties for Development activities in the Territory;
(viii)facilitate the flow of information between the Parties with respect to the Development of the Lead Product, including any Manufacturing updates;
(ix)review the overall strategy regarding Regulatory Approval of the Lead Product in the Territory;
(x)discuss, review and oversee the conduct of any Phase 4 Clinical Trials in the Territory that may be included in a Development Plan;
(xi)discuss, review and approve any Supplemental Studies;
(xii)discuss, review and decide whether to initiate Development of a Diagnostic Test or Biomarker to support Regulatory Approval or Commercialization of a Licensed Product pursuant to Section 3.14;
(xiii)discuss, review  and approve the initiation of any activities under a Second Generation Research Plan in accordance with Section 3.13 (and any amendments thereto), oversee the activities under such Second Generation Research Plan [***];
(xiv)[***];
(xv)discuss, review and approve any Early Program Development Plan (including and following Roche’s exercise of its Option Right pursuant to Section 3.13, the Early Program Development Cost Budget for such Early Program Development Plan) consistent with the foregoing clauses (ii) through (xi);and
(xvi)perform such other functions as directed by the JSC in accordance with Section 2.2(c)(vi).

References to Clinical Trials in clauses (iv) through (vi) shall be deemed to include only those Phase 4 Clinical Trials that the JSC has directed to be undertaken by the JDC instead of the JMAC.

(c)Meetings.  The JDC shall meet [***], unless the Parties mutually agree in writing to a different frequency.  No later than [***] prior to any meeting of the JDC, the chairperson of the JDC shall prepare and circulate an agenda for such meeting; provided, however, that either Party shall be free to propose additional topics to be included on such agenda, prior to such meeting.  Either Party may also call a special meeting of the JDC (by videoconference, teleconference or in person) by providing at [***] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party shall work with the chairperson of the JDC to provide the members of the JDC no later than [***] prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision.  The JDC may meet in person, or at the request of either Party, by videoconference, or by teleconference.  In-person JDC meetings shall be held at locations alternately selected by BPM and by Roche or at any other location mutually agreed by the members of the JDC.  Each Party shall report to the JDC on all material issues relating to the Development of Licensed Products for and in the Territory promptly after such issues arise.  Each Party shall bear the expense of its respective JDC members’ participation in JDC meetings.  The chairperson shall be responsible for preparing reasonably detailed written minutes of JDC meetings that reflect all decisions made and action items identified at such meetings.  The JDC chairperson shall send meeting minutes to each member of the JDC for review and approval within [***] after each JDC meeting.  Approved minutes shall be distributed to the JDC by the JDC chairperson.
(d)Decision-Making.  Subject to Section 2.6, the JDC shall act by consensus (or by unanimous written consent).  The representatives from each Party shall have, collectively, one (1) vote on behalf of that Party.  If the JDC cannot reach consensus on an issue that comes before the JDC within [***] of the meeting such issue was raised and over which the JDC has oversight, then the Parties shall refer such matter to the JSC for resolution in accordance with Sections 2.2(e) and 2.6.
2.4Joint Medical Affairs Committee.
(a)General.  [***], the Parties shall establish a joint medical affairs committee to oversee and manage the Medical Affairs Activities with respect to Licensed Products in the Territory and to coordinate the regulatory activities of the Parties with respect to such activities (the “JMAC”).
(b)Formation; Composition. Each Party shall initially appoint [***] representatives to the JMAC, with each representative having knowledge and expertise working with products similar to the Licensed Products and having sufficient seniority within the applicable Party to make decisions arising within the scope of the JMAC’s responsibilities.  The JMAC may change its size from time to time by mutual consent of its members, provided that the JMAC shall consist at all times of an equal number of representatives of each of BPM and Roche.  Each Party may replace its JMAC representatives at any time upon written notice to the other Party.  In addition, JMAC members may be represented at any meeting by another person designated by the absent member who has the required expertise (which such designee shall have voting authority at the JMAC for the applicable meeting).  The JMAC may invite non-members to participate in the discussions and meetings of the JMAC, provided that such participants shall have no voting authority at the JMAC.  The JMAC shall have a chairperson who shall be selected alternately, on an annual basis, by BPM or Roche.  The initial chairperson [***]. The role of the chairperson shall be to convene and preside at meetings of the JMAC and to ensure the preparation of minutes, but the chairperson shall have no additional powers or rights beyond those held by the other JMAC representatives.
(c)Specific Responsibilities of the JMAC.  The JMAC shall have the following responsibilities:
(i)oversee implementation of the Transition Plans with respect to Medical Affairs Activities, including costs associated with such activities;

(ii)discuss, review and approve the Joint Medical Affairs Plan (including the budget related thereto) and all annual and interim amendments to such Joint Medical Affairs Plan (including the budget related thereto);
(iii)oversee implementation of, and coordinate the Parties’ activities under, the Joint Medical Affairs Plan, including medical science liaison (“MSLs”) strategy, sizing and alignment of MSLs (including strategy for management of key opinion leaders);
(iv)evaluate the progress of Medical Affairs Activities under the Joint Medical Affairs Plan relative to plan;
(v)discuss and coordinate roles and responsibilities between the Parties for Medical Affairs Activities in the Shared Territory;
(vi)review and approve investigator initiated studies;
(vii)discuss and coordinate Phase 4 Clinical Trial activities that are being led by the JMAC;
(viii)review, discuss and coordinate the Parties’ scientific presentation and publication strategy relating to the Licensed Products in the Shared Territory and any such publications that would reasonably impact the Shared Territory (including any global publications, conferences or congresses), including review and discussion of proposed publications and attempt to resolve disputes with respect thereto;
(ix)establish policies and procedures for the review and approval of any medical affairs materials for any Licensed Product in the Territory; and
(x)perform such other functions as appropriate to further the purposes of this Agreement, as directed by the JSC in accordance with Section 2.2(c)(vi).
(d)Meetings.  The JMAC shall meet [***], unless the Parties mutually agree in writing to a different frequency.  No later than [***] prior to any meeting of the JMAC, the chairperson of the JMAC shall prepare and circulate an agenda for such meeting; provided, however, that either Party shall be free to propose additional topics to be included on such agenda, prior to such meeting.  Either Party may also call a special meeting of the JMAC (by videoconference, teleconference or in person) by providing at least [***] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party shall work with the chairperson of the JMAC to provide the members of the JMAC no later than [***] prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision.  The JMAC may meet in person, or at the request of either Party, by videoconference, or by teleconference.  In-person JMAC meetings will be held at locations in the U.S. alternately selected by BMP and by Roche or at any other location mutually agreed by the members of the JMAC.  Each Party shall report to the JMAC on all material issues relating to Medical Affairs Activities with respect to Licensed Products promptly after such issues arise.  Each Party will bear the expense of its respective JMAC members’ participation in JMAC meetings.  The chairperson will be responsible for preparing reasonably detailed written minutes of JMAC meetings that reflect all decisions made and action items identified at such meetings.  The JMAC chairperson shall send meeting minutes to each member of the JMAC for review and approval within [***] after each JMAC meeting.  Approved minutes shall be distributed to the JMAC by the JMAC chairperson.
(e)Decision-Making.  Subject to the remainder of this Section 2.4(e), the JMAC shall act by consensus (or by unanimous written consent).  The representatives from each Party will have,

collectively, one (1) vote on behalf of that Party.  If the JMAC cannot reach consensus on an issue that comes before the JMAC within [***] of the meeting such issue was raised and over which the JMAC has oversight, then the Parties shall refer such matter to the JDC or JCC, as applicable, for resolution.
2.5Joint Commercialization Committee.
(a)General.  [***] the Parties shall establish a joint commercialization committee to oversee and manage the Commercialization with respect to such Lead Product (and any Licensed Product containing a Lead Backup and any Second Generation Clinical Candidate that becomes a Licensed Product following Roche’s exercise of its Option Right pursuant to Section 3.13 [***]) (the “JCC”).
(b)Formation; Composition.  Each Party shall initially appoint [***] representatives to the JCC, with each representative having knowledge and expertise working with products similar to the Licensed Products and having sufficient seniority within the applicable Party to make decisions arising within the scope of the JCC’s responsibilities.  The JCC may change its size from time to time by mutual consent of its members, provided that the JCC shall consist at all times of an equal number of representatives of each of BPM and Roche.  Each Party may replace its JCC representatives at any time upon written notice to the other Party.  In addition, JCC members may be represented at any meeting by another person designated by the absent member who has the required expertise (which such designee shall have voting authority at the JCC for the applicable meeting).  The JCC may invite non-members to participate in the discussions and meetings of the JCC, provided that such participants shall have no voting authority at the JCC.  The JCC shall have a chairperson who shall be selected alternately, on an annual basis, by BPM or Roche.  The initial chairperson [***].  The role of the chairperson shall be to convene and preside at meetings of the JCC and to ensure the preparation of minutes, but the chairperson shall have no additional powers or rights beyond those held by the other JCC representatives.
(c)Specific Responsibilities of the JCC.  The JCC shall have the following responsibilities:
(i)oversee implementation of the Transition Plans with respect to Commercialization activities, including costs associated with such activities;
(i)discuss, review and approve the Roche Operational Plan [***];
(ii)discuss, review and approve the Joint Commercialization Plan (including Joint Commercialization Budget) and all annual and interim amendments to such Joint Commercialization Plan (including Joint Commercialization Budget);
(iii)monitor and discuss Commercialization of Licensed Products in the Roche Territory;
(iv)discuss, review and approve changes to the Parties’ Commercialization responsibilities, [***];
(v)establish policies and procedures for review and approval of any promotional materials for any Licensed Product in the Shared Territory, including with respect to the resolution of any disagreement between the Parties at the joint promotional review committee in accordance with Section 5.4(b);
(vi)oversee the activities of the TAT, review and discuss reports from the TAT  and provide guidance thereto;

(vii)direct the TAT to perform such other functions as appropriate; and
(viii)perform such other functions as directed by the JSC in accordance with Section 2.2(c)(vi).
(d)Meetings.  The JCC shall meet [***], unless the Parties mutually agree in writing to a different frequency.  No later than [***] prior to any meeting of the JCC, the chairperson of the JCC shall prepare and circulate an agenda for such meeting; provided, however, that either Party shall be free to propose additional topics to be included on such agenda, prior to such meeting.  Either Party may also call a special meeting of the JCC (by videoconference, teleconference or in person) by providing at least [***] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party shall work with the chairperson of the JCC to provide the members of the JCC no later than [***] prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision.  The JCC may meet in person, by videoconference, or by teleconference.  In-person JCC meetings shall be held at locations alternately selected by BPM and by Roche or at any other location mutually agreed by the members of the JCC.  Meetings of the JCC shall be effective only [***] of each Party are present or participating in such meeting.  Each Party shall bear the expense of its respective JCC members’ participation in JCC meetings.  The chairperson shall be responsible for preparing reasonably detailed written minutes of JCC meetings that reflect all decisions made and action items identified at such meetings.  The JCC chairperson shall send meeting minutes to each member of the JCC for review and approval within [***] each JCC meeting.  Approved minutes shall be distributed to the JCC by the JCC chairperson.
(e)Decision-Making.  In addition to resolving issues specifically delegated to it, the JCC shall have the authority to resolve disputes within the jurisdiction of the JCC, but otherwise shall  have no authority except where expressly specified elsewhere in this Agreement or mutually agreed by the Parties in writing. Subject to the remainder of this Section 2.5(e), the JCC shall act by consensus (or by unanimous written consent).  The representatives from each Party shall have, collectively, one (1) vote on behalf of that Party.  If the JCC cannot reach consensus on an issue that comes before the JCC within [***] of the meeting such issue was raised and over which the JCC has oversight, then the Parties shall refer such matter to the JSC for resolution in accordance with Sections 2.2(e) and 2.6 [***].
2.6Resolution of Committee Disputes.
(a)Within Committees Other than the JSC.  All decisions within the Committees established under Article 2 shall be made by consensus (or by unanimous written consent); provided that all decisions within the JSC shall be governed by Section 2.6(b).  If a dispute arises which cannot be resolved within such Committees, then if such dispute relates to a matter within the jurisdiction of the applicable Committee [***] the representatives of either Party may cause such matter to be referred to the JSC for resolution as provided in this Section 2.6.
(b)Within the JSC.  All decisions within the JSC (whether originating there, or referred to it by a Committee) shall be made by consensus (or by unanimous written consent).  If a matter is referred by a Committee to the JSC, the JSC shall use good faith efforts, in compliance with Section 2.6(c), to resolve promptly such matter.  If the JSC is unable to reach consensus on any issue for which it is responsible within [***] of such matter being referred to it, other than those addressed in Sections 2.6(b)(i)-(iii) below, then the JSC may elect to submit such issue for resolution in accordance with Section 14.2.  Notwithstanding the foregoing, if the JSC is unable to reach consensus within such [***] period with respect to the following matters then the following shall apply:

(i)[***] shall have final decision-making authority with respect to [***]; provided, however, such final decision-making shall, in each case, be made only by mutual agreement of the Parties for the following matters:
(A)modifications to an approved Lead Product Development Plan or approved Joint Commercialization Plan that would reasonably be expected to result in an increase or decrease of more than [***] in the then-current Joint Development Cost Budget or then-current Joint Commercialization Budget, as applicable;
(B)[***], modifications to an approved Lead Product Development Plan or approved Joint Commercialization Plan for a subsequent Calendar Year [***] that would reasonably be expected to result in an increase or decrease of more than [***] in the then-current Joint Development Cost Budget or then-current Joint Commercialization Budget, as applicable;
(C)[***]; and
(D)[***];
(ii)[***] shall have final decision-making authority with respect to [***]; and
(iii)(A) notwithstanding the foregoing clauses (i) and (ii),with respect to [***], and (B) with respect to any Second Generation Compound, [***] shall have final decision-making authority with respect to Development of such Second Generation Compound [***].
(c)Good Faith.  In conducting themselves on Committees, and in exercising their rights under this Section 2.6, all representatives of both Parties shall consider diligently, reasonably and in good faith all input received from the other Party, and shall use reasonable efforts to reach consensus on all matters before them.  In exercising any decision-making authority granted to it under this Article 2, each Party shall act based on its good faith judgment taking into consideration the best interests of the Licensed Products and the Collaboration.
(d)Limitations on Decision-Making.  Notwithstanding anything to the contrary set forth in this Agreement, neither Party [***] nor any Committee may make a decision that could reasonably be expected to (i) require the other Party to take any action that such other Party reasonably believes would (A) require such other Party to violate any Applicable Law, the requirements of any Regulatory Authority, or any agreement with any Third Party entered into by such other Party or (B) require such other Party to infringe or misappropriate any intellectual property rights of any Third Party or (ii) conflict with, amend, interpret, modify, or waive compliance under this Agreement.
2.7Appointment of Alliance Managers.  Each Party shall appoint an appropriately qualified individual to serve as its alliance manager under this Agreement (each, an “Alliance Manager”).  Such persons shall endeavor to assure clear and responsive communication between the Parties and the effective exchange of information, and may serve as a single point of contact for any matters arising under this Agreement.  In addition, the Alliance Managers shall facilitate resolution of potential and pending issues and potential disputes to enable the applicable Committee to seek to reach consensus and avert escalation of such issues or potential disputes.  The Alliance Managers may attend meetings of all Committees under this Agreement but shall not be members of such Committees.  Except as set forth in this Section 2.7, the Alliance Managers shall not have any authority under this Agreement.
2.8General Committee Authority.  Each Committee and Alliance Managers shall have solely the powers expressly assigned to it in this Article 2 and elsewhere in this Agreement.  No Committee or

Alliance Manager shall have any power to amend, modify, or waive compliance with this Agreement.  It is expressly understood and agreed that the control of decision-making authority by BPM or Roche, as applicable, pursuant to Section 2.6, so as to resolve a disagreement or deadlock on a Committee for any matter shall not authorize either Party to perform any function or exercise any decision-making right not delegated to a Committee or such Party, and that neither BPM nor Roche shall have any right to unilaterally modify or amend, or waive its own compliance with, the terms of this Agreement.

Article 3DEVELOPMENT
3.1Development Diligence; Standards of Conduct.
(a)Each of Roche and BPM shall use Commercially Reasonable Efforts to (i) Develop Licensed Products in the Shared Territory, and to carry out the tasks specified under the applicable Development Plan with respect to the Shared Territory, in a timely and effective manner, and (ii) to seek, and obtain Regulatory Approval for the Licensed Products in the Shared Territory.  Each Party shall keep the other Party reasonably informed of any Clinical Trials conducted in the Shared Territory for Licensed Products.
(b)Roche shall use Commercially Reasonable Efforts to (i) Develop Licensed Products in the Roche Territory, and to carry out the tasks specified under the applicable Development Plan with respect to the Roche Territory, in a timely and effective manner, (ii) to seek, and obtain Regulatory Approval for the Licensed Products in the Roche Territory, and (iii) to generate any data that is necessary to obtain Pricing and Reimbursement Approval for the Licensed Products in the Roche Territory.  Roche shall keep BPM reasonably informed of any Clinical Trials conducted in the Roche Territory for Licensed Products.
(c)Each of Roche and BPM shall conduct its activities under the applicable Development Plan in a good scientific manner and in compliance in all material respects with Applicable Law and in accordance with the applicable Development Plan (including the applicable Development Cost Budget).
3.2Development Plans; Development Activities.
(a)General.  All Development of the Licensed Products pursuant to this Agreement shall be conducted pursuant to a development plan for the Territory (such plan, with respect to the Lead Product, the “Lead Product Development Plan” and with respect to any Second Generation Product or any Licensed Product containing a Lead Backup, an “Early Program Development Plan”) that describes [***]:  (i) the proposed overall program of Development for such Licensed Product, including Clinical Trials and Nonclinical Studies, development of any Diagnostic Test or Biomarker for use with such Licensed Product, and regulatory plans and other elements of obtaining Regulatory Approval(s) throughout the Territory; (ii) the anticipated start dates and data availability dates of such Clinical Trials and Nonclinical Studies, and anticipated timelines for filing of applications for Regulatory Approvals in the Territory; (iii) the respective roles and responsibilities of each Party in connection with such activities; and (iv) a detailed budget for all such activities in the Territory (with respect to the Lead Product, the “Joint Development Cost Budget” and with respect to any Second Generation Product or any Licensed Product containing a Lead Backup, an “Early Program Development Cost Budget”).  Except as set forth in this Section 3.2, the applicable Development Cost Budget shall include the anticipated Joint Development Costs and Joint Early Program Development Costs, as applicable, pursuant to such Development Plan for the remainder of [***] expected to be incurred by each Party and in total.  In addition, the applicable Development Cost Budget shall include detailed line item entries for each Development activity setting forth the costs directly related to such Development Plan activity (broken out by Out of Pocket Costs and

FTE Costs) and specifying which Party or Third Party is responsible for performing the applicable Development activity.  Notwithstanding the foregoing, the Parties have agreed upon an initial Lead Product Development Plan (including the initial high-level Joint Development Cost Budget) for the Lead Product for [***], which initial Lead Product Development Plan is attached hereto as Exhibit G.  In the event of any inconsistency between a Development Plan and this Agreement, the terms of this Agreement shall prevail.
(b)Amendments to the Development Plans.  On an annual basis no later than [***] of each Calendar Year, or more often as the Parties deem appropriate, the JDC (or with respect to any Early Program Development Plan, the appropriate subcommittee) shall prepare amendments to the then-current Development Plan such that the applicable Development Cost Budget shall always reflect the planned activities under such Development Plan for the next [***], and which amendments shall be finalized, approved, and included into such Development Plan, no later than [***] of each Calendar Year for the next Calendar Year.  Each such amended Development Plan shall specify the items described in Section 3.2.  Such amended Development Cost Budget shall include an updated [***] budget for the probable Development activities to be performed during the remainder of the then-current Calendar Year (broken down by Calendar Quarter) and the next Calendar Year (broken down by Calendar Quarter), and a forecast of the budgets for each subsequent Calendar Year thereafter through completion of all Development activities set forth in any such Development Plan.  Such updated and amended Development Plan, shall reflect any changes, re-prioritization of studies within, reallocation of resources with respect to, or additions to, respectively, the then-current applicable Development Plan.  Once approved by the JDC, the amended Lead Product Development Plan (including the corresponding amended Joint Development Cost Budget) or the amended Early Program Development Plan (including the corresponding amended Early Program Development Cost Budget) shall become effective for the applicable period on the date approved by the JDC (or such other date as the JDC shall specify).  Any JDC-approved amended Lead Product Development Plan (including the corresponding amended Joint Development Cost Budget) or JDC-approved amended Early Program Development Plan (including the corresponding amended Early Program Development Cost Budget) shall supersede, respectively, the previous Lead Product Development Plan (including the corresponding Joint Development Cost Budget) or Early Program Development Plan (including the corresponding Early Program Development Cost Budget), in each case, for the applicable period.
3.3Consensus.  For development of the Lead Product, the Parties shall strive to reach consensus on the Lead Product Development Plan through the JDC with the intent to establish a clinical plan in the Territory that benefits both Parties in their respective regions for Commercialization.  If the JDC is unable to agree on elements of the Lead Product Development Plan (as to Indications or design of additional Clinical Trials), then the matter shall be referred to the JSC for resolution with respect to the Lead Product Development Plan provided that, if the Parties mutually agree to co-formulate a Combination Product involving Roche Clinical Compounds or Roche Marketed Products, then the Parties shall mutually agree to the applicable portion of the Development Plan.
3.4Ongoing Clinical Trials.  Except as otherwise agreed to in the applicable Transition Plan, BPM shall use Commercially Reasonable Efforts to manage and lead the conduct of any Clinical Trials ongoing as of the Effective Date, even if the trial is being run in the Roche Territory.
3.5Supplemental Studies.
(a)Each of BPM and Roche shall have responsibility for the conduct of all Clinical Trials (other than Supplemental Studies) for Licensed Products in the Field in the Territory pursuant to the applicable Development Plan.  Following the first Regulatory Approval for a Licensed Product, to the extent that a Party (i) desires to conduct any Clinical Trials designed to achieve a Regulatory Approval for such Licensed Product [***], (ii) desires to conduct any Nonclinical Studies or Clinical Trials for such Licensed Product that [***], or (iii) desires to conduct a Phase 4 Clinical Trial that [***], in each case ((i)-(iii)) for such Licensed Product that the other Party does not desire to co-fund (each a “Supplemental Study”), the Party desiring to conduct any such Supplemental Study(ies) may do so [***], subject to the following limitations in this Section 3.5.
(b)If the Party conducting a Supplemental Study uses any preclinical or clinical data, including Know-How resulting from such Supplemental Study, [***], then the other Party shall [***].
3.6Joint Development Costs; Joint Early Program Development Costs.  With respect to a Licensed Product, if a Party’s actually incurred Joint Development Costs or Joint Early Program Development Costs, as applicable, for a Calendar Year exceeds [***] of its portion of the Joint Development Cost Budget or Early Program Development Cost Budget, as applicable, for such Calendar Year, such excess portion of Joint Development Costs or Joint Early Program Development Costs, as applicable, shall be entirely borne by the Party that exceeded its portion of such Joint Development Cost Budget or Joint Early Program Development Costs, provided that (a) BPM approved the amount included in the Joint Development Cost Budget or Early Program Development Cost Budget, as applicable, specifically attributable to the activities conducted by BPM under such Joint Development Cost Budget or Early Program Development Cost Budget, and (b) the JDC (or with respect to any Early Program Development Plan, the appropriate subcommittee) shall have the right during a Calendar Year to update the Joint Development Cost Budget or Early Program Development Cost Budget, as applicable, in the event of (i) [***], (ii) [***], or (iii) [***] (each of (i), (ii) and (iii), [***]).  Any additional Joint Development Costs or Joint Early Program Development Costs, as applicable, incurred in a Calendar Year resulting from [***] shall be subject to sharing of Joint Development Costs and Joint Early Program Development Costs pursuant to Section 8.3(a).
3.7[***] Early Program Development Plans.  If the annual update to any Early Program Development Plan results in [***] for the next Calendar Year or [***] for the subsequent Calendar Year from the then-current Early Program Development Cost [***], after taking into consideration any [***], then [***].
3.8Reporting.  Each Party shall periodically provide to the JDC, on a [***] basis, or more frequently as reasonably requested by the JDC, an update regarding development activities conducted by or on behalf of such Party with respect to the Lead Product, as well as any Supplemental Studies, conducted by or on behalf of such Party with respect to the Lead Product.  The Parties shall periodically report to the JDC, but in no event less than on a [***] basis, regarding their respective activities conducted under any Development Plan.  In addition, each Party shall promptly share with the other Party all material developments and information that it comes to possess relating to the development of any Licensed Products and all other data and information that either Party may reasonably request to support the filing of Regulatory Materials in a mutually agreed format, including (a) safety concerns for Licensed Products, and (b) study reports and data generated from Clinical Trials of such Licensed Products.
3.9Clinical Trial Reporting.  Each Party agrees that (a) each Clinical Trial conducted pursuant to the applicable Development Plan that is required to be posted pursuant to Applicable Law or applicable industry codes, including the PhRMA Code, on clinicaltrials.gov or any other similar registry shall be so posted, and (b) all results of such Clinical Trials that are necessary for obtaining a Regulatory Approval for a Licensed Product in the Territory shall be posted on clinicalstudyresults.org and on any other registry with requirements consistent with the registration and publication guidelines of the International Committee of Medical Journal Editors, to the extent required.  All data and information posted on clinicaltrial.gov, clinicalstudyresults.org or any other registry pursuant to this Section 3.9 shall be subject to prior review and authorization pursuant to Section 12.4 as if such posting were a publication.

3.10Development Records.  Each Party shall maintain complete and accurate records (in the form of technical notebooks or electronic files where appropriate) of all work conducted by it under the applicable Development Plan and all Know-How resulting from such work.  Such records shall fully and properly reflect all work done and results achieved in the performance of the applicable Development Plan in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.  Each Party shall have the right to receive copies of such records maintained by the other Party, including in electronic format if maintained in such format, at reasonable times to the extent reasonably necessary to perform obligations or exercise rights under this Agreement.
3.11Data Exchange and Use.  In addition to its adverse event and safety data reporting obligations set forth in Section 4.3, each Party shall promptly provide the other Party with copies of all data and results and all supporting documentation (e.g., protocols, Investigator’s Brochures, case report forms, analysis plans) Controlled by such Party that are generated by or on behalf of such Party or its Affiliates, Sublicensees, or subcontractors, if applicable, in the Development of each Licensed Product.  Roche shall have the right to use and reference such data and results provided by BPM for the purpose of obtaining, supporting, and maintaining Regulatory Materials and Regulatory Approvals, and any Pricing and Reimbursement Approval, as applicable, of the Licensed Products in the Roche Territory, without additional consideration.  BPM and its designees shall have the right to use and reference such data and results provided by Roche for the purpose of obtaining, supporting, or maintaining Regulatory Materials and Regulatory Approvals, as applicable, of any Licensed Product or BPM Combination Product outside of the Territory, without additional consideration.
3.12Subcontracts.  Each Party may perform any of its Development obligations under this Agreement through one or more subcontractors or consultants, provided that (a) such Party remains responsible for the work allocated to, and payment to, such subcontractors and consultants to the same extent it would if it had done such work itself; (b) the subcontractor or consultant undertakes in writing commercially reasonable obligations of confidentiality and non-use regarding Confidential Information, that are substantially the same as those undertaken by the Parties with respect to Confidential Information pursuant to Article 12 hereof; and (c) the subcontractor or consultant undertakes in writing to assign or exclusively license back (with the right to sublicense) all intellectual property with respect to Compounds or Licensed Products developed in the course of performing any such work to such Party.  Each Party may also subcontract Development work on terms other than those set forth in this Section 3.12 with the prior approval of the JDC.
3.13Second Generation RET Compounds.
(a)During the Term, either Party may propose to the JDC initiation of a program to discover and perform development work with the goal of identifying a Second Generation RET Compound.  If the JDC agrees on the initiation of such Second Generation RET Compound program, BPM shall prepare and present to the JDC a plan that describes (i) the proposed overall program of discovery and Development for a Second Generation RET Compound [***]; (ii) [***], (iii) the anticipated start dates of such discovery and Development activities; and (iv) the respective roles and responsibilities of each Party in connection with such activities (such plan, as approved or modified by the JDC, the “Second Generation Research Plan”).  If the JDC agrees to initiate activities under a Second Generation Research Plan, then BPM shall lead and be responsible [***] for discovery and Development activities [***] by a Second Generation RET Compound, (such compound, together with any backup compounds discovered or developed in connection with the conduct of such Second Generation Research Plan [***] collectively, a “Second Generation Clinical Candidate”).  If the JDC agrees to initiate activities under the Second Generation Research Plan, then each of Roche and BPM shall use Commercially Reasonable Efforts to carry out the tasks specified under the Second Generation Research Plan in a timely and effective manner.  In connection with the approval of such Second Generation Research Plan by the JDC, the JSC shall form a Committee to oversee the activities under such Second Generation Research Plan.
(b)BPM hereby grants to Roche during the Option Period an exclusive Option Right to obtain the licenses set forth in Section 7.1 with respect to such Second Generation Clinical Candidate and Licensed Products containing such Second Generation Clinical Candidate (an “Option Right”).  Roche shall have the right to exercise its Option Right for a Second Generation Clinical Candidate, if at all, by properly delivering an Option Exercise Notice for such Second Generation Clinical Candidate at any time during the Option Period.  Prior to Roche’s exercise of its Option Right for a Second Generation Clinical Candidate, Roche shall have the right to conduct due diligence with respect to such Second Generation Clinical Candidate and BPM shall provide timely to Roche all reasonably requested information to enable Roche to conduct such due diligence. Once the Option Right for a Second Generation Clinical Candidate is exercised, such Second Generation Clinical Candidate shall become a “Second Generation Compound,” the products containing such Second Generation Clinical Candidate shall become “Licensed Products” and all terms under this Agreement with respect to Compounds and Licensed Products shall apply, including the financial terms in Article 9.  Within [***] of Roche exercising the Option Right for such Second Generation Clinical Candidate, the Parties shall prepare and present to the JDC for approval an initial Early Program Development Plan, which describes the overall program for Development of such Second Generation Clinical Candidate [***].
(c)For any Second Generation Clinical Candidate to which Roche does not timely exercise its Option Right, then, effective as of the expiration of the Option Period, (i) all discovery and Development activities with respect to such Second Generation Clinical Candidate shall terminate, (ii) BPM shall retain all rights, title and interest in and to such Second Generation Clinical Candidate and shall have the sole right  to continue any Development of such Second Generation Clinical Candidate, in its sole discretion, (iii) all rights and obligations (including the licenses to Roche) under this Agreement with respect to such Second Generation Clinical Candidate and Licensed Products containing such Second Generation Clinical Candidate shall terminate, and (iv) the exclusivity provisions under Section 7.8(a) shall no longer apply.  For clarity, if Roche does not timely exercise its Option Right, and BPM desires to continue to research, develop or commercialize such Second Generation Clinical Candidate or a product containing such Second Generation Clinical Candidate in combination with a Roche Clinical Compound or Roche Marketed Products, then Roche shall consider, at its sole discretion, supplying such Roche Clinical Compound or Roche Marketed Products to BPM or its designee pursuant to a supply agreement on terms and conditions to be agreed upon by the Parties in good faith.
3.14Development of Diagnostic Tests and Biomarkers.  In connection with the Development or Commercialization of any Licensed Product, the Parties may contemplate the Development of one or more diagnostic tests or complementary diagnostic tests (each, a “Diagnostic Test”) or biomarkers or bioreagents (each, a “Biomarker”), in each case, to be used in connection with such Licensed Product in the Territory.  Development of any Diagnostic Test or Biomarker to be used to support the Regulatory Approval for a Licensed Product in the Territory shall be pursuant to an approved Development Plan.
(a)If the JDC determines that either Party shall Develop a Diagnostic Test or Biomarker to be used to support the Regulatory Approval for a Licensed Product in the Territory, then the costs and expenses incurred by or on behalf of such Party in connection with the Development (including seeking Regulatory Approval therefor) of any such Diagnostic Tests or Biomarkers in the Territory shall be included as Joint Development Costs or Joint Early Program Development Costs, as applicable, and shared by the Parties in accordance with Section 8.3.
(b)[***].

3.15Notice of Metabolites.  At any time during the Term, each Party shall provide the other Party with written notice of any Metabolite(s) not identified in Exhibit C, which notice shall include the chemical structure of such metabolite (each such metabolite, a “New Metabolite”).  Effective upon receipt of such written notice, (a) such New Metabolite shall become a Compound and (b) BPM hereby grants to Roche the licenses specified under Section 7.1 with respect to such New Metabolite as a Compound; provided that in each case (clauses (a) and (b)) if BPM does not, as of the date of such written notice, Control the BPM Technology that Covers (with respect to BPM Patents) or relates to (with respect to BPM Know-How) the New Metabolite, then (i) such New Metabolite shall not become a Compound and (ii) BPM shall not grant to Roche any license under Section 7.1 with respect to such New Metabolite.  Roche covenants that it shall not Develop, Manufacture or Commercialize any Metabolite unless and until such Metabolite becomes a Compound; provided, however, that nothing in this Section 3.15 shall be interpreted to prevent Roche from continuing to Develop, Manufacture and Commercialize then-existing Compounds as contemplated by this Agreement.
Article 4REGULATORY MATTERS
4.1Regulatory Responsibilities.
(a)General.  The Parties shall collaborate through the JDC on a regulatory strategy, filings of Regulatory Materials and interactions with Regulatory Authorities for the Shared Territory.  The Parties intend that the Lead Product Development Plan and Early Program Development Plan shall each set forth the regulatory strategy for seeking Regulatory Approvals in the Shared Territory of all Licensed Products being Developed.
(b)Responsibilities.
(i)Subject to oversight by the JDC, [***] for all Regulatory Interactions in the Shared Territory with respect to all Compounds and Licensed Products.
(ii)Roche shall have sole responsibility for all Regulatory Interactions with respect to Compounds and Licensed Products in the Roche Territory.
(iii)“Regulatory Interactions” means (A) monitoring and coordinating all regulatory actions, communications and filings with, and submissions to, all Regulatory Authorities with respect to a Compound or Licensed Product, (B) interfacing, corresponding and meeting with the Regulatory Authorities with respect to a Compound or Licensed Product, and (C) sole responsibility for pre- and post-authorization pharmacovigilance activities (including, but not limited to, preparation of PSUR, DSUR, IB, signal detection, etc.). Each Party shall use Commercially Reasonable Efforts to conduct Regulatory Interactions in the Shared Territory hereunder in accordance with the Development Plan and Joint Commercialization Plan, as applicable.  Roche shall use Commercially Reasonable Efforts to conduct Regulatory Interactions for which Roche is responsible in the Roche Territory hereunder in accordance with the Development Plan and Roche Operational Plan, as applicable.
(c)Regulatory Filings and Approvals.
(i)Shared Territory.  Subject to oversight by the JDC, Roche shall have the right to file in its own name, and to own, all Regulatory Materials and Regulatory Approvals for such Licensed Product in the Shared Territory.  Effective [***], BPM hereby assigns and transfers to Roche [***] of BPM. Each Party will submit all filings, letters and other documentation necessary to effect such assignments and transfers to the Regulatory Authority in the Shared

Territory.  Until [***], BPM shall [***].  Following [***], Roche shall [***].  The responsible Party shall reasonably promptly notify the other Party of all Regulatory Materials (other than routine correspondence) that such Party submits for such Licensed Products in the Shared Territory and shall reasonably promptly provide the other Party with a copy (which may be wholly or partly in electronic form) of such Regulatory Materials in advance of their intended date of submission to a Regulatory Authority in the Shared Territory for the other Party’s review and comment and shall consider in good faith any comments thereto provided by the other Party.  The responsible Party shall keep the other Party informed on an ongoing basis regarding its Regulatory Interactions and Regulatory Approvals received and shall consult with the other Party and respond to reasonable requests by the other Party for additional information.  The responsible Party shall provide the other Party with reasonable advance notice of any scheduled meeting (whether such meeting is in-person, by teleconference, or otherwise) with respect to such matter with any Regulatory Authority in the Shared Territory, and the other Party shall have the right to participate in any such meeting, to the extent permitted by Applicable Law, with the representatives of the responsible Party having the right to  take the lead as the primary spokespeople at such meetings with Regulatory Authorities in the Shared Territory; provided that, to the extent that any Regulatory Interactions are ongoing as of the Effective Date, such participation in meetings with Regulatory Authorities in the Shared Territory may be limited by BPM to avoid disruption or delays.  The responsible Party also shall reasonably promptly furnish the other Party with copies of all material correspondence to or from, and minutes of all such meetings with, any Regulatory Authority.
(ii)Roche Territory.  Roche (and its Affiliates and Sublicensees) shall have the right to file in its own name, and to own, all Regulatory Materials and Regulatory Approvals for Licensed Products in the Roche Territory.  Roche shall provide BPM with reasonable advance notice of any scheduled meeting (whether such meeting is in-person, by teleconference, or otherwise) with respect to such matter with any Regulatory Authority in the Major Countries [***] and BPM shall have the right to participate in any such meeting, to the extent permitted by Applicable Law, with the representatives of Roche taking the lead as the primary spokespeople at such meetings with Regulatory Authorities.  Roche shall provide to BPM annual updates of its Regulatory Interactions, including updates with respect to filings of Regulatory Materials made, meetings held with Regulatory Authorities, and Regulatory Approvals received in the Roche Territory and shall respond to reasonable requests by BPM for additional information.  Effective [***], BPM hereby assigns and transfers to Roche all Regulatory Materials and Regulatory Approvals for Licensed Products in the Roche Territory to Roche, in each case, that is in the possession or Control of BPM.  Each Party will submit all filings, letters and other documentation necessary to effect such assignments and transfers to the Regulatory Authority in the Roche Territory.  Until [***], BPM shall be responsible for and handle all matters related to the Licensed Products involving a Regulatory Authority in the EU, to the extent not yet assigned and transferred to Roche, and shall keep Roche informed of all regulatory matters relating to any Licensed Product in the EU.  The Parties shall follow EMA guidance for the transfer of the MAA in the EU. Analogous procedures will be followed for other countries in the Roche Territory where BPM has already submitted an MAA.
(d)Rights of Reference.
(i)Each Party hereby grants to the other Party, its Affiliates and Sublicensees a right to cross-reference, file or incorporate by reference any Regulatory Materials and any Regulatory Approval for Licensed Products and all data and other Know-How included or referenced therein or filed in support of any such Regulatory Materials or Regulatory Approvals, subject to the scope of the licenses granted under Sections 7.1 and 7.2, including any patient registries (and any data and other Know-How therein) for any Licensed Product, which Regulatory

Materials, Regulatory Approval, data and other information is Controlled by such Party or any of its Affiliates, for the purpose of the other Party, its Affiliates or any Sublicensee developing and obtaining or maintaining Regulatory Approvals for Licensed Products in the Territory as permitted under this Agreement and to otherwise enable such Party to fulfill its obligations or exercise its rights hereunder with respect to Licensed Products in the Territory.  BPM shall provide to Roche access to any BPM Know-How to facilitate Roche’s use of the Regulatory Materials and Regulatory Approvals as provided in this Section 4.1(d)(i).
(ii)In addition, Roche hereby grants to BPM, its Affiliates, licensees and Sublicensees a right of reference to any Regulatory Materials and Regulatory Approval for Licensed Products in the Roche Territory and all data and other Know-How included or referenced therein in support of any such Regulatory Materials or Regulatory Approvals, including any patient registries (and any data and other Know-How therein) for any Licensed Product, which Regulatory Materials, Regulatory Approval, data and other information is Controlled by Roche or any of its Affiliates, for the purpose of BPM, its Affiliates, licensee or any Sublicensee developing, obtaining or maintaining Regulatory Approvals for Licensed Products in the Existing Partner Territory.  Roche shall provide to BPM access to any reasonably required Roche Know-How to facilitate BPM’s use of the Regulatory Materials and Regulatory Approvals as provided in this Section 4.1(d)(ii).
(iii)Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such reasonable acts and things, as may be necessary under, or as the other Party may reasonably request, to effectuate the rights of reference contemplated in this Section 4.1(d).
4.2Recalls, Market Withdrawals or Corrective Actions.  In the event that any Regulatory Authority issues or requests a recall or takes a similar action in connection with a Licensed Product in the Field in the Territory, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal of a Licensed Product in the Field in the Territory, the Party notified of such recall or similar action, or the Party that desires such recall or similar action, shall as promptly as possible, notify the other Party by telephone or e-mail.  Roche, in consultation with BPM, shall decide whether to conduct a recall of a Licensed Product in the Roche Territory and the manner in which any such recall shall be conducted (except in the case of a government mandated recall, when Roche may act without such advance notice but shall notify BPM as soon as possible thereafter).  BPM and Roche shall mutually decide whether to conduct a recall of a Licensed Product in the Shared Territory and the manner in which such recall shall be conducted.  Except as may otherwise be agreed to by the Parties, Roche shall bear the expense of any such recall in the Roche Territory and the Parties shall equally bear the expense of any such recall in the Shared Territory.  Each Party shall make available all of its pertinent records that may be reasonably requested by the other Party in order for a Party to effect a recall of a Licensed Product in the Territory.  The Parties’ rights and obligations under this Section 4.2 shall be subject to the terms of any Pharmacovigilance Agreement or Supply Agreement entered into between the Parties.  In the event of a conflict between the provisions of any Pharmacovigilance Agreement or Supply Agreement, as applicable, and this Section 4.2, the provisions of such Pharmacovigilance Agreement or Supply Agreement, as applicable, shall govern.
4.3Reporting Adverse Events.  As soon as practicable after the Effective Date, the Parties shall mutually agree and execute a separate agreement (“Pharmacovigilance Agreement”) specifying the procedures and timeframes for compliance with Applicable Law pertaining to safety reporting of each Licensed Product and their related activities.  The Pharmacovigilance Agreement will set forth set forth each Party’s responsibilities and obligations pertaining to safety collection, assessment and reporting of the Compounds and Licensed Products based on relevant guidelines and Applicable Law.  The allocation of responsibilities in the applicable phases of the collaboration, including transfer of global safety database of the Compounds and Licensed Products shall be governed by the Pharmacovigilance Agreement.

Article 5OPERATIONS
5.1Operations Generally.  BPM and Roche desire and intend to work together to leverage each Party’s expertise and to collaborate with respect to the Commercialization activities and Medical Affairs Activities of the Lead Product in the Shared Territory.
(a)BPM shall book all sales of the Lead Product in the Shared Territory until [***].  Following [***], Roche shall book all sales of Licensed Products (including, for clarity, the Lead Product) in the Shared Territory.
(b)Roche shall have sole financial responsibility and decision-making authority for the Commercialization and Medical Affairs Activities related thereto of Licensed Products in the Roche Territory and shall book all sales of Licensed Products in the Roche Territory.
(c)The Parties shall enter into a transition plan at a mutually agreed time following the Effective Date including the activities set forth in Exhibit F to effect such transition that ensures reasonable continuity in the Development, Manufacture, Commercialization and Medical Affairs Activities related thereto and does not negatively impact the timing or execution of any launch activities with respect to the Lead Product in each of the Shared Territory and Roche Territory (each a “Transition Plan”).  Each Party will use Commercially Reasonable Efforts to perform the obligations assigned to it under the Transition Plans in accordance with any timelines set forth therein [***].  The costs in performing such obligations [***]; provided that [***].
5.2Commercialization Diligence; Standards of Conduct.
(a)Roche Territory.  Roche shall use Commercially Reasonable Efforts to Commercialize [***] Compounds and Licensed Products in the Roche Territory, and to carry out the tasks specified under the Roche Operational Plan in a timely manner, and shall conduct its activities in compliance in all material respects with Applicable Law and applicable codes of conduct in each country within the Roche Territory.
(b)Shared Territory.  Each of Roche and BPM shall use Commercially Reasonable Efforts to Commercialize [***] Compounds and Licensed Products in the Shared Territory, and to carry out the tasks specified under the Joint Commercialization Plan, in a timely and effective manner, and Roche and BPM shall each conduct its activities under the Joint Commercialization Plan, as applicable, in compliance in all material respects with Applicable Law and applicable codes of conduct, including the PhRMA Code.  Roche’s Commercialization efforts may be conducted by persons who are also commercializing products that are not Licensed Products and prioritization of such efforts among products shall be reasonably determined by Roche and consistently applied with its other products of a similar market potential.  Subject to JSC approval of the Joint Commercialization Plan, the JCC shall be responsible for establishing the sales force allocation between the Parties for the Shared Territory, with the goal of having each Party participate on a meaningful basis in such activities to optimize the value of the Licensed Products.
5.3Therapeutic Area Team.
(a)General.  [***] following the Effective Date, BPM representatives, including a co-chair, a marketing and medical affairs representatives, shall be invited to participate in Roche’s therapeutic area team that oversees and manages the day-to-day operations in the Shared Territory with respect to [***] in the Shared Territory, or any successor team thereof (the “TAT”).  BPM may replace its TAT representatives at any time upon written notice to Roche.  In addition, the BPM TAT representatives may be represented at any meeting by another person designated by BPM who has the required expertise and authority to act on BPM’s behalf.  BPM may invite non-members to participate in the discussions and meetings of the TAT based on subject matter expertise. The TAT shall act by consensus [***].
(b)Specific Responsibilities of the TAT.  The TAT shall have the following responsibilities for and limited to the Shared Territory:
(i)discuss, prepare and submit to the JCC for approval the Joint Commercialization Plan (including Joint Commercialization Budget) and all annual and interim amendments to such Joint Commercialization Plan (including Joint Commercialization Budget);
(ii)oversee implementation of the Joint Commercialization Plan, including the Commercialization activities;
(iii)review, discuss and coordinate the Commercialization strategy, which would include the review of strategic marketing priorities and plans, branding and product positioning and key marketing messages, associated key tactics;
(iv)[***];
(v)discuss and review the sales forecasts for the Lead Product;
(vi)in collaboration with the JMAC review, discuss and coordinate Medical Affairs Activities in the Shared Territory, including review and discussion of proposed data communication strategy, scientific presentations and publications;
(vii)attempt to resolve operational issues; and
(viii)perform such other functions as directed by the JCC in accordance with Section 2.5(c)(vii).
(c)Meetings.  The TAT shall meet on a regular basis to coordinate the day-to-day activities of the TAT.  The TAT may meet in person, by videoconference, or by teleconference.  Each Party shall bear the expense of its respective TAT members’ participation in TAT meetings.  The Roche team leader shall be responsible for convening and presiding at meetings of the TAT and preparing and promptly distributing reasonably detailed written minutes of TAT meetings that reflect all alignments agreed upon and action items identified at such meetings.
5.4Commercialization of Licensed Products in the Shared Territory.
(a)Joint Commercialization Plan.
(i)The Parties shall agree on a comprehensive joint product plan for Licensed Products in the Shared Territory (the “Joint Commercialization Plan”), which shall include [***] (the, “Joint Commercialization Budget”).  Notwithstanding the foregoing, the initial Joint Commercialization Plan (including the initial high-level Joint Commercialization Budget [***]), which includes a  forecasted profit and loss plan [***] based on initial product plan activities for the Lead Product during such period, is attached hereto as Exhibit H.

(ii)On an annual basis no later than [***] of each Calendar Year, or more often as the Parties deem appropriate, the JCC shall prepare amendments to the then-current Joint Commercialization Plan such that the forecasted profit and loss plan shall always reflect the forecasted profit and loss for the Licensed Products in the Shared Territory for [***], which amendments shall be finalized and approved by the JCC and included into the applicable Joint Commercialization Plan no later than [***] of each Calendar Year. The Joint Commercialization Plan shall allocate the responsibilities of the Parties for all Commercialization activities in the Shared Territory in an equitable manner that optimizes the value of the Licensed Products in the Shared Territory.  The Joint Commercialization Plan, including the corresponding Joint Commercialization Budget, with respect to the Licensed Products in the Shared Territory and subsequent revisions thereto shall contain such information as the JCC and JSC believes necessary for the successful Commercialization of the Licensed Products in the Shared Territory, both pre- and post-launch.  On a Calendar Year basis, or more often as the Parties deem appropriate, the JCC shall prepare and approve amendments to the then-current Joint Commercialization Plan, including the corresponding Joint Commercialization Budget.  In the event of any inconsistency between a Joint Commercialization Plan and this Agreement, the terms of this Agreement shall prevail.  Each Party shall conduct its activities under the Joint Commercialization Plan in compliance in all material respects with Applicable Law.  For the avoidance of doubt, any costs incurred by a Party for any Commercialization activity that are not set forth in the then-current Joint Commercialization Budget or are incurred for any Commercialization activity not included in the then-current Joint Commercialization Plan are not Joint Operational Costs and shall not be subject to reconciliation pursuant to this Section 5.4 and shall be borne entirely by the Party that incurs them.
(b)Advertising and Promotional Materials.  Subject to Applicable Law, and applicable industry codes of conduct, including the PhRMA Code, all promotional materials for any Licensed Product in the Shared Territory shall include, with equal prominence, the names and logos of both Parties.  All such promotional materials shall be reviewed and approved in accordance with the policies and procedures established by the JCC in accordance with Section 2.5(c)(v).  The JCC shall establish a joint promotional review committee, comprised of personnel with equal representation from both BPM and Roche in the marketing, regulatory, medical affairs and legal areas, responsible for review and approval of all promotional materials for any Licensed Product in the Shared Territory.  The initial chairperson for the joint promotional review committee [***]. The JCC shall mutually determine the processes and procedures for the joint promotional review committee, including the resolution of any disagreement between the Parties at the joint promotional review committee; provided that, no Party shall be required to use promotional materials, which in such Party’s reasonable judgment are not compliant with Applicable Law, the PhRMA Code or such Party’s internal compliance policies.
(c)[***] Authority over Field Representatives.  [***]  Nothing in this Agreement shall be construed to conclude that any of BPM’s field representatives or any other agents or employees of BPM are agents or employees of Roche or subject to Roche’s direction and control.  BPM shall have sole authority over the terms and conditions of employment of BPM’s field representatives, including their selection, management, compensation (including incentive plans) and discharge.  Nothing in this Agreement shall be construed to conclude that any of Roche’s field representatives or any other agents or employees of Roche are agents or employees of BPM or subject to BPM’s direction and control.  Roche shall have sole authority over the terms and conditions of employment of Roche’s field representatives, including their selection, management compensation (including incentive plans) and discharge.
5.5Commercialization of Licensed Products in the Roche Territory.  Roche shall prepare and submit to the JCC a plan for Commercialization of the Licensed Product in the Roche Territory (the “Roche Operational Plan”), on a Calendar Year basis.  The Roche Operational Plan shall include [***].  The initial Roche Operational Plan shall be delivered to the JCC not later than [***].  On at least a Calendar Year basis, Roche shall update and amend, as appropriate, the then-current Roche Operational Plan.  Roche shall submit all material updates and amendments to the Roche Operational Plan to the JCC for review and comments.

5.6Medical Affairs Activities.
(a)Roche Territory.  Roche shall have the sole right and responsibility for Medical Affairs Activities in support of Licensed Products in the Roche Territory. Roche shall use Commercially Reasonable Efforts to perform Medical Affairs Activities in support of Licensed Products in the Roche Territory and will provide annual plans, amendments and status reports to the JMAC for review and discussion.
(b)Shared Territory.  Subject to the oversight of the JMAC, BPM and Roche shall each be responsible for undertaking Medical Affairs Activities in the Shared Territory.  Each of BPM and Roche shall use Commercially Reasonable Efforts to perform Medical Affairs Activities in support of Licensed Products in the Shared Territory, and to carry out the tasks assigned to it under the Joint Medical Affairs Plan in a timely and effective manner and in compliance in all material respects with Applicable Law and applicable industry codes, including PhRMA Code.  The JMAC shall be responsible for establishing the number of medical affairs personnel and allocation between the Parties of medical affairs coverage for the Shared Territory, with the goal of having each Party participate on a meaningful basis in such activities to optimize the value of the Licensed Products.
(c)Joint Medical Affairs Plan.  All Medical Affairs Activities and objectives in support of Licensed Products in the Territory shall be described in a comprehensive plan (such plan, a “Joint Medical Affairs Plan”) that describes for [***], the pre-launch activities, launch activities, and subsequent Medical Affairs Activities for such Licensed Product in the Territory, including [***]. The budget set forth in the Joint Medical Affairs Plan shall be allocated between (i) the Joint Operational Costs for the portion of the Medical Affairs Activities in support of Commercialization of Licensed Products in the Shared Territory, (ii) the Joint Development Costs or Joint Early Program Development Costs, as applicable, for the portion of Medical Affairs Activities in support of Development of Licensed Products in the Territory, subject to any overages permitted pursuant to Section 3.6, as applicable, and (iii) the budget within the Roche Operational Plan for the portion of Medical Affairs Activities in support of Commercialization in the Roche Territory, subject to any overages permitted pursuant to Section 5.7(b). The JMAC shall discuss and coordinate with the JCC and JDC the allocation of the budget set forth in the Joint Medical Affairs Plan.  The JMAC shall prepare and approve the initial Joint Medical Affairs Plan.  The Joint Medical Affairs Plan with respect to a Licensed Product and subsequent revisions thereto shall contain such information as the JMAC believes necessary for the successful medical affairs support of such Licensed Product, both pre- and post-launch.  On an annual Calendar Year basis, or more often as the Parties deem appropriate, the JMAC shall prepare and approve the Joint Medical Affairs Plan and any amendments thereto in consultation with the JDC and JCC with respect to the associated budgets for the Joint Operational Costs, Joint Development Costs and Joint Early Program Development Costs.  In the event of any inconsistency between a Joint Medical Affairs Plan and this Agreement, the terms of this Agreement shall prevail.
5.7Operations Costs.
(a)Roche Territory.  With respect to Compounds and Licensed Products, Roche shall be responsible for one hundred percent (100%) of all costs and expenses incurred by Roche and its Affiliates and Sublicensees with respect to Commercialization thereof in the Roche Territory.

(b)Shared Territory.  BPM and Roche shall share equally all Joint Operational Costs with respect to Licensed Products in the Shared Territory.  Notwithstanding the amounts allocated to Commercialization of Licensed Products in the Shared Territory in the applicable Joint Commercialization Budget, for any Calendar Year, Roche and BPM shall each be permitted to recover Joint Operational Costs with respect to such Party’s Commercialization activities for such Calendar Year covered in the Joint Commercialization Budget in excess of the amount allocated to it therein (i) by [***] of the amount so allocated, but solely to the extent such overage was outside the reasonable control of the applicable Party and was not attributable to a failure by the applicable Party to use Commercially Reasonable Efforts to adequately supervise any Third Party performing such activities or (ii) with the unanimous approval of the JCC, which approval may be granted either in advance of such costs being incurred or retroactively.  Roche and BPM shall reconcile Joint Operational Costs incurred by each Party through the procedures in Section 8.3.
5.8Commercialization Reports.  Roche shall keep the JCC fully informed regarding the progress and results of Commercialization activities for Licensed Products in the Roche Territory, [***].  The TAT shall keep the JCC fully informed regarding the progress and results of Commercialization activities for Licensed Products in the Shared Territory [***].  The TAT shall provide a [***] forecast for Licensed Products in the Shared Territory as agreed with the JCC.
5.9Sales and Distribution.
(a)Subject to the terms and conditions of this Agreement and prior to the Transition Date with respect to booking of sales in the Shared Territory, (i) [***] (ii) [***]; provided that, (A) [***], and (B) [***] and (iii) Roche shall not accept orders for Licensed Products or make sales for its own account or for BPM’s account, and if Roche receives any order for Licensed Products in the Shared Territory, it shall refer such orders to BPM for acceptance or rejection.
(b)Subject to the terms and conditions of this Agreement, (i) following the Transition Date with respect to the booking of sales for the Lead Product in the Shared Territory and (ii) during the Term, in the Roche Territory, (A) [***], (B) [***], and (C) BPM shall not accept orders for Licensed Products or make sales for its own account or for Roche’s account, and, if BPM receives any order for Licensed Products in the Territory, it shall refer such orders to Roche for acceptance or rejection.
5.10Coordination of Operational Activities.  The Parties recognize that each Party may benefit from the coordination of certain Commercialization activities and Medical Affairs Activities for the Licensed Products inside and outside of the Territory (other than pricing for the Licensed Products inside and outside of the Territory).  Accordingly, the Parties shall coordinate such activities through the JCC where appropriate, which coordination may include communications regarding product positioning, and BPM shall have the right to disclose information regarding the Commercialization and Medical Affairs Activities related thereto of Licensed Products in the Territory with its licensees and Sublicensees in the Existing Partner Territory and shall have the obligation to disclose to Roche information regarding the Commercialization and Medical Affairs Activities related thereto of Licensed Products in the Existing Partner Territory.
5.11Cross-Territorial Restrictions.
(a)Roche hereby covenants and agrees that, insofar as permitted by Applicable Law, it shall not, and shall ensure that its Affiliates and Sublicensees shall not, either directly or indirectly, knowingly promote, market, distribute, import, sell or have sold any Licensed Product, including via internet or mail order, into countries in the Existing Partner Territory.  As to such countries in the Existing Partner Territory, Roche shall not, and shall ensure that its Affiliates and Sublicensees shall not:

(i) establish or maintain any branch, warehouse or distribution facility for any Licensed Product in such countries, (ii) engage in any advertising or promotional activities relating to any Licensed Product that are directed primarily to customers or other purchasers or users of such Licensed Product located in such countries, (iii) solicit orders from any prospective purchaser located in such countries, or (iv) sell or distribute any Licensed Product to any person in the Roche Territory who it knows intends to sell any Licensed Product in such countries.  If Roche receives any order from a prospective purchaser located in a country in the Existing Partner Territory, insofar as permitted by Applicable Law, Roche shall immediately refer that order to BPM, and Roche shall not accept any such orders.  Roche shall not deliver or tender (or cause to be delivered or tendered) any Licensed Product into a country in the Existing Partner Territory.  Roche shall not, and shall ensure that its Affiliates and Sublicensees shall not, restrict or impede in any manner BPM’s exercise of its retained rights in the Existing Partner Territory.
(b)BPM hereby covenants and agrees that, insofar as permitted by Applicable Law, it shall not, and shall ensure that its Affiliates and Sublicensees shall not, either directly or indirectly, knowingly promote, market, distribute, import, sell or have sold any Licensed Product, including via internet or mail order, into countries in the Roche Territory.  As to such countries in the Roche Territory, BPM shall not, and shall ensure that its Affiliates and Sublicensees shall not:  (i) establish or maintain any branch, warehouse or distribution facility for any Licensed Product in such countries, except as permitted for the purposes of Section 7.2(a)(iii), (ii) engage in any advertising or promotional activities relating to any Licensed Product that are directed primarily to customers or other purchasers or users of such Licensed Product located in such countries, (iii) solicit orders from any prospective purchaser located in such countries, or (iv) sell or distribute any Licensed Product to any person outside the Roche Territory who it knows intends to sell any Licensed Product in such countries.  If BPM receives any order from a prospective purchaser located in a country in the Roche Territory, insofar as permitted by Applicable Law, BPM shall immediately refer that order to Roche, and BPM shall not accept any such orders.  BPM shall not deliver or tender (or cause to be delivered or tendered) any Licensed Product into a country in the Roche Territory.
5.12Subcontracts.  Each Party may perform any of its obligations under the Joint Commercialization Plan or Joint Medical Affairs Plan and Roche may perform any of its Commercialization obligations relating to the Licensed Products in the Roche Territory through one or more subcontractors or consultants, provided that (a) such Party remains responsible for the work allocated to, and payment to, such subcontractors and consultants to the same extent it would if it had done such work itself; (b) the subcontractor or consultant undertakes in writing commercially reasonable obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties with respect to Confidential Information pursuant to Article 12 hereof; and (c) the subcontractor or consultant undertakes in writing to assign or exclusively license back (with the right to sublicense) all intellectual property with respect to Licensed Products developed in the course of performing any such work under the Joint Commercialization Plan or Joint Medical Affairs Plan to the Party retaining such subcontractor or consultant.  A Party may also subcontract Commercialization work on terms other than those set forth in this Section 5.12, with the prior approval of the JCC.
5.13Commercialization of Diagnostic Tests and Biomarkers.  In connection with the Commercialization of any Licensed Product, the Parties may contemplate the Development of one or more Diagnostic Tests or Biomarkers to be used in connection with such Licensed Product in the Territory.  Development of any Diagnostic Test to support Commercialization of any Licensed Product following Regulatory Approval of such Licensed Product in the Territory shall be pursuant to an approved Commercialization Plan or Roche Operational Plan, as applicable.  If the JDC determines that either Party shall Develop a Diagnostic Test or Biomarker to be used to support Commercialization of a Licensed Product following Regulatory Approval of such Licensed Product in the Territory, then the costs and expenses incurred by or on behalf of such Party in connection with the Development (including seeking Regulatory Approval therefor) and Commercialization of any such Diagnostic Tests or Biomarkers shall be

(a) included as Joint Development Costs hereunder and shared by the Parties in accordance with Section 8.3 if such Diagnostic Test or Biomarker is intended for use in the Shared Territory, and (b) borne by Roche if such Diagnostic Test or Biomarker is intended for use solely in the Roche Territory.

Article 6MANUFACTURE AND SUPPLY
6.1Manufacturing Responsibilities.
(a)BPM shall have primary responsibility for Manufacture of Compounds and Licensed Products in the Shared Territory and all CMC Activities necessary to support receipt of Regulatory Approval of Licensed Products in the Shared Territory, and for all commercial supply of Licensed Products in the Shared Territory.  Upon BPM’s request, Roche shall provide reasonable support and assistance to BPM with respect to CMC Activities for Licensed Products in the Shared Territory.  Notwithstanding the foregoing, subject to Section 6.2(a), [***].
(b)Subject to Section 6.2(a), Roche shall have primary responsibility for Manufacture of Compounds and Licensed Products for the Roche Territory and all CMC Activities necessary to support receipt of Regulatory Approval of Licensed Products in the Roche Territory, and for all commercial supply of Licensed Products for the Roche Territory.  [***].
6.2Technology Transfer.
(a)Roche shall have the right, but not obligation, to request a Technology Transfer (as defined below) at any time following first commercial launch of a Licensed Product in the Shared Territory.  Within [***] after such request of Roche, subject to any confidentiality obligations to Third Parties, BPM shall complete the transfer of all its Know-How within the BPM Technology relating to the Manufacturing of the Compounds and Licensed Products to Roche or one or more CMOs designated by and engaged directly by Roche with the goal of enabling Roche or its designated CMO to Manufacture Compounds and Licensed Products (“Technology Transfer”).  The Parties shall agree in good faith on a Technology Transfer plan defining the scope, timeline and conditions of the Technology Transfer.  Each Party shall bear its own cost of such Technology Transfer provided that if BPM’s man hours for such Technology Transfer exceeds [***], Roche shall reimburse additional man hours incurred by BPM at the FTE Rate within [***] of receiving an invoice thereof.
(b)The JSC shall form a manufacturing committee within [***] after the Effective Date (the “Manufacturing Committee”) to (i) develop the aforementioned Technology Transfer plan and manage the activities thereunder, (ii) after such time as the Lead Product receives Regulatory Approval from both the FDA and the EMA for each of NSCLC and MTC, review and approve any changes to the process and quality specifications (“Specifications”) for the Lead Product, and (iii) review and approve Specifications for other Licensed Products and any changes thereto (excluding the Second Generation Compound unless and until Roche exercises the Option Right pursuant to Section 3.13).  For the avoidance of doubt, decisions to be made by the Manufacturing Committee [***].
(c)During the Technology Transfer, [***].
(d)At such time as Roche is able to Manufacture the Lead Product (either itself or through one or more CMOs), Roche shall be responsible for obtaining all licenses or other authorizations for the importation of all quantities of Lead Product in the Roche Territory.
6.3Additional Studies.  Roche shall complete any additional studies or testing required to maintain any qualifications and Regulatory Approvals (including manufacturing licenses) from any

Regulatory Authorities or other Governmental Authorities necessary to Manufacture such Licensed Product for the Territory, as applicable, and provide to BPM copies of reports from any such additional studies or testing in English, at Roche’s sole cost and expense.

6.4Specifications.  Each Party shall Manufacture and require its Affiliates and CMOs to Manufacture each Licensed Product is at all times in accordance with the approved Specifications for such Licensed Product and cGMP and ICH Guidelines.
6.5Supply Agreements.  In accordance with the Transition Plan, the Parties shall negotiate and enter into a commercial supply agreement (together with a corresponding quality agreement, the “Commercial Supply Agreement”), for the Manufacture and supply by BPM to Roche of quantities of the Lead Product for Commercialization of Licensed Products for the Territory. In the event that it is anticipated that prior to such time as Roche is able to Manufacture the Lead Product (either itself or through one or more CMOs) for the Roche Territory or as provided in Section 6.1(a), Roche shall (a) perform Development of the Lead Product in the Territory or (b) conduct a Supplemental Study (subject to the availability of available inventory for such Supplemental Study), then the Parties shall negotiate and enter into a clinical supply agreement (together with a corresponding quality agreement, the “Clinical Supply Agreement” and together with the Commercial Supply Agreement, the “Supply Agreements”) for the supply by BPM to Roche of quantities of the Lead Product as necessary for Roche to fulfill its Development obligations of the Lead Product until such time as Roche is able to Manufacture the Lead Product (either itself or through one or more CMOs).  [***].  Each Supply Agreement shall include customary terms and be consistent with the terms of this Agreement and the terms of supply agreements between BPM and its CMOs to the extent applicable to the supply of the Licensed Product.  [***].  The Parties shall endeavor to agree on such operational terms in the Supply Agreements that are closely aligned as possible with the terms of the agreements between BPM and its CMOs. The Parties shall review the [***] at the time the JCC prepares amendments to the Joint Commercialization Plan in accordance with Section 5.4(a)(ii) and adjust the [***] by mutual written agreement of the Parties.
6.6Allocation of Manufacturing Costs.  All Cost of Goods Sold and costs and expenses for CMC Activities incurred pursuant to the approved Lead Product Development Plan to support receipt of Regulatory Approvals in the Shared Territory shall be shared by the Parties as Joint Development Costs or Joint Early Program Development Costs, as applicable, pursuant to Section 8.3.  All Cost of Goods Sold incurred in support of Commercialization of Licensed Products for sale in the Shared Territory shall be included in the calculation of Gross Profit pursuant to Section 8.4. All other Manufacturing costs and expenses incurred in support of Commercialization of Licensed Products for sale in the Roche Territory by or on behalf of Roche, its Affiliates and its Sublicensees shall be borne solely by Roche.
6.7Subcontracts; Affiliates.  Either Party may perform any of its Manufacturing and supply obligations through one or more Third Parties, provided that (a) such Party remains responsible for the work allocated to, and payment to, such Third Party to the same extent it would if it had done such work itself; (b) the Third Party undertakes in writing commercially reasonable obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties with respect to Confidential Information pursuant to Article 13 hereof; and (c) the Third Party undertakes in writing to assign or exclusively license back (with the right to sublicense) all intellectual property with respect to Licensed Products developed in the course of performing any such Manufacturing for such Party.
6.8Product Tracking.  Each Party shall, and shall ensure that its Affiliates and Sublicensees, maintain adequate records to permit the Parties to trace the distribution, sale, and use of all Licensed Products in the Territory.

Article 7LICENSES AND EXCLUSIVITY
7.1Licenses to Roche.  Subject to the terms and conditions of this Agreement, during the Term, BPM hereby grants Roche:
(a)a non-transferable (except as provided in Section 15.5), exclusive (even as to BPM but subject to BPM’s retained rights set forth in Section 7.2), royalty-bearing, sublicensable (solely as permitted in accordance with Section 7.3) license under the BPM Technology to Exploit Compounds and Licensed Products in the Field in the Roche Territory;
(b)a non-transferable (except as provided in Section 15.5), co-exclusive (with BPM, and subject to BPM’s retained rights set forth in Section 7.2), sublicensable (solely as permitted in accordance with Section 7.3) license under the BPM Technology to Exploit Compounds and Licensed Products in the Field in the Shared Territory;
(c)[***]; and
(d)a non-transferable (except as provided in Section 15.5), sublicensable (solely as permitted in accordance with Section 7.3), non-exclusive license under BPM Technology for Roche to conduct Supplemental Studies in the Territory in compliance with Section 3.5.

[***].  Notwithstanding any other provision of this Agreement, for the purposes of the license grants under Section 7.1 with respect to any Licensed Product that is a Combination Product, (i) such license will only include a license with respect to the Compound in such Combination Product, and (ii) in no event is a license granted hereunder with respect to any Other Component of a Combination Product.

7.2BPM Retained Rights; License to BPM.
(a)Notwithstanding the exclusive license granted to Roche pursuant to Sections 7.1, and without limiting the generality of Section 7.6, BPM and its Affiliates shall retain, and have the right to license (through multiple tiers and subject to Section 7.3, as applicable) under the BPM Technology to BPM’s Affiliates and Third Parties, the following rights:  (i) a co-exclusive (with Roche) right to Exploit Compounds and Licensed Products in the Shared Territory, (ii) the right under the BPM Technology to perform (or to have performed by permitted subcontractors hereunder) its activities and exercise its rights under this Agreement, including in furtherance of the Development activities to be conducted by BPM and its Affiliates under this Agreement and in support of Roche’s Exploitation of the Compounds and Licensed Products in the Roche Territory, (iii) the right to Manufacture and have Manufactured Compounds and Licensed Products anywhere in the world for the purpose of (A) Developing and Commercializing Compounds and Licensed Products for the Shared Territory, and (B) Developing and Commercializing Compounds and Licensed Products for the Existing Partner Territory and pursuant to Section 6.5 for the Roche Territory, and (iv) the right to research and Develop Compounds and Licensed Products anywhere in the world as and to the extent necessary or useful to Exploit Compounds and Licensed Products in the Existing Partner Territory or Shared Territory.
(b)Subject to the terms and conditions of this Agreement, Roche hereby grants BPM:
(i)a non-transferable (except as provided in Section 15.5), non-exclusive, sublicensable (solely as permitted in accordance with Section 7.3), royalty-free, fully-paid license under the Roche Technology solely to conduct the activities assigned to BPM under this Agreement;

(ii)a non-transferable (except as provided in Section 15.5), co-exclusive (with Roche), sublicensable (solely as permitted in accordance with Section 7.3) license under the Roche Technology to Exploit Compounds and Licensed Products in the Field in the Shared Territory;
(c)a non-transferable (except as provided in Section 15.5), sublicensable (solely as permitted in accordance with Section 7.3), worldwide, non-exclusive license under Roche Technology for BPM to conduct Supplemental Studies in compliance with Section 3.4; and
(d)a non-transferable (except as provided in Section 15.5), non-exclusive, sublicensable (solely as permitted in accordance with Section 7.3), perpetual, irrevocable, royalty-free license, under the Roche Collaboration Patents and Roche Collaboration Know-How and Roche’s interests in Joint Collaboration Technology solely to Exploit Compounds, Licensed Products and Blueprint Combination Products in the Field in the Existing Partner Territory.
7.3Sublicensing.
(a)Scope of Permissible Sublicensing.
(i)The licenses granted by BPM to Roche in Section 7.1 may be sublicensed by Roche to: (A) an Affiliate of Roche [***] without any requirement of consent (provided that a sublicense to an Affiliate of Roche shall immediately terminate if and when such party ceases to be an Affiliate of Roche) or (B) a Third Party, provided that (x) [***] and (y) in each case of (A) and (B), (1) Roche shall ensure that the financial terms included in Article 9 that are applicable to the scope of the sublicense granted remain unchanged, (2) BPM’s obligations to such a Sublicensee shall be no broader than BPM’s obligations were to Roche under this Agreement prior to Roche’s grant of such a sublicense, and (3) Roche shall be liable for any act or omission of any such Sublicensee that is a breach of any of Roche’s obligations under this Agreement as though the same were a breach by Roche, and BPM shall have the right to proceed directly against Roche without any obligation to first proceed against such Sublicensee.
(ii)The licenses granted by Roche to BPM in Section 7.2(b) and the retained rights of BPM in Section 7.2(a)(i) may be sublicensed by BPM to:  (A) an Affiliate of BPM without any requirement of consent, provided that such sublicense to an Affiliate of BPM shall immediately terminate if and when such party ceases to be an Affiliate of BPM or (B) a Third Party, provided that (x) [***] and (y) in each case of (A) and (B) only with respect to the licenses granted by Roche to BPM in Section 7.2(b), (1) BPM shall ensure that the financial terms included in Article 9 that are applicable to the scope of the sublicense granted remain unchanged, (2) Roche’s obligations to such a Sublicensee shall be no broader than Roche’s obligations were to BPM under this Agreement prior to BPM’s grant of such a sublicense, and (3) BPM shall be liable for any act or omission of any such Sublicensee that is a breach of any of BPM’s obligations under this Agreement as though the same were a breach by BPM, and Roche shall have the right to proceed directly against BPM without any obligation to first proceed against such Sublicensee.
(b)Sublicense Agreements.  Roche shall, in each agreement under which it grants a sublicense pursuant to Section 7.3(a)(i) under the license set forth in Section 7.1 (each, a “Sublicense Agreement”), require the Sublicensee to provide the following to BPM if this Agreement terminates [***], and to Roche if only such Sublicense Agreement terminates:  (i) the assignment and transfer of ownership and possession of, or a right of reference to, all Regulatory Materials and Regulatory Approvals Controlled by such Sublicensee (which assignment or right of reference may also be provided directly to Roche prior to any such termination), but solely to the extent such assignment and transfer, or right of reference, would be required of Roche under Section 14.5, and (ii) the assignment of, or a freely sublicensable (through multiple tiers) exclusive license to, all intellectual property (including Patents) Controlled by such Sublicensee that covers or embodies a Licensed Product or its respective use, Manufacture, sale, or importation and was conceived, discovered, developed or otherwise made by or on behalf of such Sublicensee during the exercise of its rights or fulfillment of its obligations pursuant to such Sublicense Agreement [***].  Each Sublicense Agreement shall be subject to the applicable terms and conditions of this Agreement.  For clarity, in the case of any subcontractor, this Section 7.3(b) shall not apply but Roche shall comply with Sections 3.12, 5.12 or 6.7, as applicable.
7.4Distributorships and Co-Promotion Rights.
(a)Distributorships.  Roche shall have the right to appoint its Affiliates, and Roche and its Affiliates shall have the right, in their sole discretion, to appoint any other Persons, in any country(ies) (i) in the Roche Territory, and (ii) in the Shared Territory following the Transition Date with respect to booking of sales in the Shared Territory, in each case of (i) and (ii), in accordance with Roche’s typical practices for its proprietary products, to distribute, market, and sell Licensed Products.  If Roche or any of its Affiliates appoints such a Person and such Person is not an Affiliate of Roche [***], such Person shall be a “Distributor” for purposes of this Agreement.  Any agreement between a Distributor and Roche or its Affiliates regarding a Licensed Product shall be on commercially reasonable and arm’s-length terms.
(b)Promotion Rights.  For the avoidance of doubt, (i) Roche and its Affiliates shall have the right to co-promote the Licensed Products with any other Person(s) or to appoint one or more Third Parties to promote the Licensed Products without Roche, in all or any part of the Roche Territory, and (ii) each Party and its Affiliates shall have the right to (A) co-promote the Licensed Products with any other Person(s) (in addition to the other Party), or (B) appoint one (1) or more Third Parties to promote the Licensed Products in the Shared Territory, provided in the case of either (A) or (B) it is in accordance with the Joint Commercialization Plan or as otherwise approved by the JCC or JSC.
7.5Negative Covenant.  Each Party covenants that it shall not knowingly use or practice any of the other Party’s intellectual property rights licensed to it under this Article 7 in a manner that would constitute infringement or misappropriation of such intellectual property rights except for the purposes expressly permitted in the applicable license grant.
7.6No Implied Licenses.  Except as explicitly set forth in this Agreement, neither Party grants to the other Party any license, express or implied, under its intellectual property rights.
7.7Third Party Payments.
(a)During the Term, the Parties may determine that planned activities or Licensed Product features under this Agreement with respect to Licensed Products may require or benefit from a license under additional Patents of Third Parties.  The Parties agree that the payments to any Third Party in respect of any such license shall be deemed a “Third Party Payment” and subject to this Section 7.7.  Responsibility for Third Party Payments shall be as follows:
(i)Any Third Party Payment owed under a license entered into after the Effective Date for the use or practice of Patents of a Third Party applicable to the Exploitation of Compounds and Licensed Products in the Shared Territory shall constitute Joint Development Costs, Joint Early Program Development Costs or Joint Operational Costs, as applicable, and be shared by the Parties pursuant to Section 8.3.
(ii)Subject to this Section 7.7(a)(ii) and Section 8.7(d)(iii), Roche shall be solely responsible for all Third Party Payments owed under a license entered into after the Effective

Date for the use or practice of Patents of a Third Party applicable to the Exploitation of Compounds or Licensed Products in the Roche Territory; provided that, in the event that, after the Effective Date, BPM in-licenses BPM Technology that would be deemed Controlled for purposes of the licenses granted to Roche under Section 7.1(a) but for BPM owing payments under the agreement for such in-licensed BPM Technology on account of any sublicense granted thereunder to Roche or its Affiliates or Sublicensees, BPM shall notify Roche of the existence of and anticipated Third Party Payments and Roche shall have the right to decline a sublicense to such in-licensed BPM Technology or take such sublicense, in which case Roche agrees to comply with any obligations under such agreement of BPM that apply to Roche and of which Roche was informed by BPM, including any obligation to make such Third Party Payments.  In the event Roche elects to take such sublicense, Roche shall make such payments to BPM within [***] of receiving an invoice from BPM for the same.
(b)[***].
7.8Exclusivity.
(a)During the Term and subject to the terms of this Agreement, BPM shall not, and shall ensure that its Affiliates do not, directly or indirectly, by itself or for or with any Third Party [***].  Notwithstanding the foregoing: (A) this Section 7.8(a) shall not prohibit BPM, its Affiliates and their sublicensees (through multiple tiers) from (1) exercising the rights retained by them pursuant to Section 7.2(a) or conducting any activities described therein, or (2) Commercializing any Compounds or Licensed Products in the Shared Territory as expressly permitted under the terms of this Agreement; and (B) in the event that Roche does not timely exercise its Option Right for any Second Generation Clinical Candidate, this Section 7.8(a) shall automatically and immediately terminate upon the expiration of the Option Period for such Second Generation Clinical Candidate.
(b)During the  Term and subject to the terms of this Agreement, Roche shall not, and shall ensure that its Affiliates do not, directly or indirectly, by itself or for or with any Third Party [***].
(c)Notwithstanding Section 7.8(a) and Section 7.8(b), and subject to Section 7.8(d), in the event that a Party or its Affiliates acquire a Third Party or a portion of the business of a Third Party (whether by merger, stock purchase, purchase of assets, in-license or other means) (a “Third Party Acquisition”) that is, prior to such Third Party Acquisition, conducting a research, development or commercialization program or activities that, if conducted by a Party or its Affiliates at such time would be a breach of such Party’s exclusivity obligation in Section 7.8(a) or Section 7.8(b), as applicable (an “Other Program”), such Party may elect to (i) [***], (ii) if such Third Party Acquisition includes the acquisition by such Party, in addition to rights in such Other Program, of rights [***], then, subject to the restrictions in the remainder of this Section 7.8(c), such Party shall be permitted to [***], or (iii) use commercially reasonable efforts to divest such Other Program [***], provided that [***], provided that [***].  With respect to Section 7.8(c)(ii) after the closing of such Third Party Acquisition and with respect to Section 7.8(c)(iii) during such [***] period, BPM and Roche shall not be deemed in breach of Section 7.8(a) or Section 7.8(b), respectively, with respect to such Other Program provided that [***].
(d)In the event of a Change of Control of a Party, the exclusivity obligations of such Party set forth in Section 7.8(a) or Section 7.8(b), as applicable, shall not apply to any Other Program that (i) is owned, in-licensed or otherwise controlled by a Third Party described in the definition of “Change of Control” or its Affiliates prior to the closing of such Change of Control or (ii) becomes owned, in-licensed or otherwise controlled by such Third Party or its Affiliates (other than by such Party or any of its direct or indirect subsidiary Affiliates) after the closing of such Change of Control, in each case ((i) and (ii)) if such Other Program is conducted independently of such Party’s activities under this Agreement and with respect to BPM, without any use of any Roche Technology or Roche Confidential Information and with respect to Roche, without any use of any BPM Technology or BPM Confidential Information.  “Change of Control” means with respect to a Party: (A) the acquisition (in a transaction or series of related transactions) by any Third Party, together with its Affiliates, of beneficial ownership of fifty percent (50%) or more of the then outstanding securities or combined voting power of such Party, other than acquisitions by employee benefit plans sponsored or maintained by such Party; (B) the consummation of a business combination (including a merger or consolidation) involving such Party with a Third Party, unless, following such business combination, the stockholders of such Party immediately prior to such business combination beneficially own directly or indirectly more than fifty percent (>50%) of the then outstanding securities or combined voting power of the surviving entity or the parent of the surviving entity immediately after such business combination; or (C) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its Affiliates’ assets or business relating to the subject matter of the Agreement.
(e)With respect to Section 7.8(c) or Section 7.8(d), each Party and its Affiliates (including such Third Party and its Affiliates under the preceding paragraph) shall adopt reasonable procedures (which include appropriate administrative, physical and technical safeguards, including underlying operating system and network security controls and other firewalls) to prevent the use of, with respect to BPM, any Roche Technology or Roche Confidential Information and with respect to Roche, use of any BPM Technology or BPM Confidential Information, in each case, in a manner that is not in compliance with Section 7.8(c) or Section 7.8(d).
Article 8FINANCIALS
8.1Upfront Payment.  Within [***] after the Effective Date and receipt of an invoice from BPM, Roche shall pay to BPM six hundred seventy-five million dollars ($675,000,000).  Such payment shall be non-refundable, non-creditable and not subject to set-off.
8.2Equity Investment.  Roche Holdings, Inc., a Delaware corporation, will purchase shares of common stock of BPM in accordance with the terms set forth in the Stock Purchase Agreement.
8.3Joint Development Costs; Joint Early Program Development Costs.
(a)Subject to this Section 8.3, all Joint Development Costs for the Lead Product in the Territory shall be shared forty-five percent (45%) by BPM and fifty-five percent (55%) by Roche; provided that the foregoing Joint Development Costs sharing shall apply up to a maximum of [***] in the aggregate of Joint Development Costs (the “Joint Development Costs Cap”) for the Lead Product in the Territory, and any Joint Development Costs in excess of such Joint Development Costs Cap for the Lead Product in the Territory shall be shared [***] by Roche and [***] by BPM.
(b)Subject to this Section 8.3, all Joint Early Program Development Costs for the Second Generation Product and Licensed Products containing a Lead Backup in the Territory shall be shared [***] by BPM and [***] by Roche until [***] after which Joint Early Program Development Costs shall be shared [***] by Roche and [***] by BPM.
(c)Commencing the first Calendar Quarter immediately following a Party incurring Joint Development Costs or Joint Early Program Development Costs, as applicable, under this Agreement and continuing thereafter so long as a Party incurs Joint Development Costs or Joint Early Program Development Costs, as applicable, under this Agreement for which reconciliation shall be provided, within [***] after the end of each Calendar Quarter during which either Party incurs any Joint Development Costs or Joint Early Program Development Costs, as applicable, each Party shall submit to a finance designee of the other Party a report setting forth a good faith estimate of the Joint Development Costs or Joint Early

Program Development Costs, as applicable, it incurred in such Calendar Quarter, as detailed in the Development Plan as approved by the JDC.  Within [***] following the end of such Calendar Quarter, each Party shall update such report to reflect the final amount of Joint Development Costs or Joint Early Program Development Costs, as applicable,  incurred by such Party; provided that if there are any Joint Development Costs or Joint Early Program Development Costs, as applicable, incurred in such Calendar Quarter that a Party is unable to timely include in such financial report, then such amount shall be included and reconciled in the financial report in a future Calendar Quarter.  Each such report shall specify in reasonable detail costs incurred and shall include reasonably detailed supporting information.  Within [***] after receipt of such reports, the finance designees from both Parties shall confer and agree in writing on whether a reconciliation payment is due from one Party to the other Party, and if so, the amount of such reconciliation payment, so that the Parties share Joint Development Costs or Joint Early Program Development Costs, as applicable, in accordance with this Section 8.3.  The Party required to pay such reconciliation payment shall make such payment to the other Party within [***] after the end of such [***] conferral period; provided, however, that in the event of any disagreement with respect to the calculation of such reconciliation payment, any undisputed portion of such reconciliation payment shall be paid in accordance with the foregoing timetable and the remaining, disputed portion shall be paid within [***] after the date on which the Parties, using good faith efforts, resolve the dispute.  For the avoidance of doubt, no cost or expense shall be counted more than once in calculating each of Joint Development Costs or Joint Early Program Development Costs, as applicable, even if such cost or expense falls into more than one of the cost categories that comprise Joint Development Costs or Joint Early Program Development Costs, as applicable.
(d)For the avoidance of doubt, any costs incurred by a Party for any Development activity that are not set forth in then-current Joint Development Cost Budget or Early Program Development Cost Budget, or are incurred for any Development activity not included in the then-current Development Plan or Early Program Development Plan, are not Joint Development Costs or Joint Early Program Development Costs, respectively, and shall not be subject to allocation and reconciliation pursuant to this Section 8.3.
8.4Profit Sharing in the Shared Territory Following Commercialization.  The terms and conditions of this Section 8.4 shall govern the rights and obligations of BPM and Roche with respect to Gross Profits relating to each Licensed Product in the Shared Territory.  For clarity, BPM shall have no right to share Gross Profits, and no obligation to bear any operating losses, with respect to any Licensed Product in the Roche Territory, and BPM shall instead be entitled to receive from Roche royalties pursuant to Section 8.7.
(a)Share of Gross Profits.  During the Gross Profit Sharing Term, BPM and Roche shall equally share all Gross Profits for each Licensed Product in the Shared Territory.
(b)Calculation and Payment.  Within [***] after the end of each Calendar Quarter beginning with the Calendar Quarter in which the First Commercial Sale of a Licensed Product occurs in the Shared Territory, each Party shall report to a finance officer designated by BPM and a finance officer designated by Roche (the “Finance Officers”) an estimate of its BPM Net Sales, Roche Net Sales, Joint Operational Costs and Cost of Goods Sold incurred by it in such Calendar Quarter for each Licensed Product in the Shared Territory.  Each such report shall specify in reasonable detail all deductions allowed in the calculation of such BPM Net Sales, Roche Net Sales and all expenses included in Joint Operational Costs and Cost of Goods Sold.  Within [***] after receipt of such report, each Party shall update such report to reflect the final amount of its BPM Net Sales, Roche Net Sales, Joint Operational Costs and Cost of Goods Sold.  Within [***] of receipt of such final report, the Finance Officers shall confer and agree upon in writing a consolidated financial statement setting forth the Gross Profit for such Calendar Quarter for such Licensed Product in the Shared Territory and calculating each Party’s share of such Gross Profit.  Within [***] conferral period, BPM or Roche, as applicable, shall make a reconciliation payment to Roche or BPM respectively, as applicable, so that each of BPM and Roche has been compensated for its respective share of such Gross Profit after giving effect to the BPM Net Sales invoiced by BPM or the Roche Net Sales invoiced by Roche, as applicable, the Joint Operational Costs incurred by each Party, and the Cost of Goods Sold  incurred by BPM with respect to such Licensed Product in such Calendar Quarter; provided, however, that in the event of any disagreement with respect to the calculation of such payment, any undisputed portion of such payment shall be paid in accordance with the foregoing timetable and the remaining, disputed portion shall be paid within [***] after the date on which BPM and Roche, using good faith efforts, resolve the dispute. An example of quarterly profit/loss calculation is attached as Appendix 8.4(b).
(c)Consistency with Accounting Treatment.  All calculations of Cost of Goods Sold and Gross Profits hereunder shall be made in accordance with GAAP, including the provisions thereof regarding expense recognition, as applied by BPM consistently with its application in its financial reporting.
(d)Quarterly Financial Statements Reporting Support.  Beginning after the first sale of a Licensed Product booked by Roche in the Shared Territory, Roche shall provide to BPM necessary information requested by BPM to allow BPM to perform reconciliation between GAAP and IFRS and to fulfill its GAAP financial statements disclosure requirements as required by applicable regulations and rules.
8.5Development and Regulatory Milestone Payments.
(a)Lead Product Milestone Payments.  Roche shall make milestone payments to BPM based on achievement of the development and regulatory milestone events as set forth in this Section 8.5(a) for the first Lead Product to achieve the corresponding milestone event.

Milestone Event	Payment
[***]	[***]

(b)Second Generation Compound and Lead Backup Milestone Payments.  Roche shall make milestone payments to BPM based on achievement of the following development and regulatory milestones events as set forth in this Section 8.5(b) with respect to a (i) Second Generation Compound and the first Licensed Product containing a Second Generation Compound and a (ii) Lead Backup and the first Licensed Product containing a Lead Backup.

Milestone Event	Payment
[***]	[***]

For the purposes of this Section 8.5(b), [***].

(c)Clarification.  Each milestone payment in Section 8.5(a) shall be paid only once, without regard to whether two or more Licensed Products ultimately achieve the applicable milestone event. Each milestone payment in Section 8.5(b) shall be paid only once with respect to each of the first Licensed Product containing a Second Generation Compound and the first Licensed Product [***].  The maximum total amount of payments to BPM pursuant to Section 8.5(a) shall be [***], and the maximum total amount of payments to BPM pursuant to Section 8.5(b) shall be [***].

(d)Notice; Payment.  Roche shall notify and pay to BPM the amounts set forth in this Section 8.5 within [***] after the achievement of the applicable milestone event. If a milestone event occurs before the Effective Date, then Roche shall make the corresponding payment [***] after the Effective Date. Each such milestone payment shall be made by wire transfer of immediately available funds into an account designated by BPM.  Each such milestone payment shall be non-refundable, non-creditable and not subject to set-off with respect to undisputed amounts.
8.6Sales Milestone Payments.
(a)Lead Product Sales Milestone Events.  For all Lead Products, Roche shall pay BPM the following one-time milestone event payment for the first achievement of such milestone event:
Calendar Year Roche Net Sales Threshold	Payment
[***]	[***]

Each milestone in this Section 8.6(a) shall be paid no more than once during the Term.

(b)Second Generation and Lead Backup Sales Milestone Events.  For each Licensed Product containing a Second Generation Compound or Lead Backup, Roche shall pay BPM the following one-time milestone event payment for the first achievement of such milestone event:

Calendar Year Roche Net Sales Threshold	Payment
[***]	[***]

(c)Payment.  Each sales milestone payment shall be deemed earned upon achievement of the corresponding sales milestone, and Roche shall notify and make the corresponding sales milestone payment to BPM within [***] after the achievement of the applicable sales milestone threshold.  If more than one-sales based milestone is achieved in the same Calendar Year for a given Licensed Product, then each corresponding sales milestone payment for such sales milestone for such Licensed Product shall be payable.  Each sales milestone payment shall be made by wire transfer of immediately available funds into an account designated by BPM.  Each such sales milestone payment shall be non-refundable, non-creditable and not subject to set-off with respect to undisputed amounts
8.7Licensed Product Royalties.
(a)Lead Products.  Subject to Section 3.7, Roche shall pay to BPM non-refundable, non-creditable royalties on the amount of Roche Net Sales of each Lead Product in the Roche Territory in each Calendar Year, as calculated by multiplying the applicable royalty rates set forth below by the corresponding amount of incremental Roche Net Sales in the Roche Territory of each Lead Product in such Calendar Year.
Roche Net Sales in the Roche Territory	Royalty Rate
[***]	[***]

By way of example, and without limitation, if Roche Net Sales of a Lead Product in the Roche Territory in a particular Calendar Year are [***], then the amount of royalties payable under this Section 8.7(a) for such Lead Product shall be as follows:  [***].

(b)Licensed Products Containing a Second Generation Compound or a Lead Backup.  With respect to any Licensed Product that does not contain a Lead Compound (e.g. containing a Second Generation Compound or a Lead Backup Compound), Roche shall pay to BPM non-refundable, non-creditable royalties on the amount of Roche Net Sales of each such Licensed Products in the Roche Territory in each Calendar Year, as calculated by multiplying the applicable royalty rates set forth below by the corresponding amount of incremental Roche Net Sales in the Roche Territory of such Licensed Product in such Calendar Year.

Roche Net Sales in the Roche Territory	Royalty Rate
[***]	[***]

(c)Royalty Term.  Royalties under Section 8.7(a) and 8.7(b) shall be payable, on a Licensed Product-by-Licensed Product and country-by-country basis, in the Roche Territory, on the Roche Net Sales of any Licensed Product during the period of time beginning with First Commercial Sale of a Licensed Product in such country and ending [***] (“Royalty Term”).
(d)Additional Royalty Provisions.  The royalties payable under Section 8.7(a) and 8.7(b) shall be subject to the following:
(i)only one royalty shall be payable hereunder with respect to each Licensed Product; and
(ii)on a country-by-country basis, upon the First Commercial Sale in a country of a Generic Product in such country (the “Generic Launch Quarter”), the applicable royalty rate for Calendar Year Roche Net Sales, in such country for such Licensed Product shall be reduced as follows:  (A) if at any time after the Generic Launch Quarter there has been a decline of the quarterly Net Sales of the applicable Licensed Product in such country greater than [***], then the royalty payments due to BPM for such Licensed Product in such country shall be reduced by [***] for the remainder of the Royalty Term, or (B) if at any time after the Generic Launch Quarter there has been a decline of the quarterly Net Sales of the applicable Licensed Product in such country greater than [***] (collectively, the “Loss of Market Exclusivity”), then the royalty payments due to BPM for such Licensed Product in such country shall be reduced by [***] for the remainder of the Royalty Term for so long as the Loss of Market Exclusivity continues during the Royalty Term for the applicable Licensed Product; provided, however, (1) if the quarterly Net Sales for such Licensed Product in such country during any two consecutive Calendar Quarters following the Generic Launch Quarter subsequently exceed [***], then the royalty payments due to BPM for such Licensed Product in such country shall be reduced by [***] for the remainder of the Royalty Term unless and until a royalty reduction trigger under this Section 8.7(d)(ii) occurs again with respect to such Licensed Product; and (2) if the quarterly Net Sales for such Licensed Product in such country [***], then the condition of Loss of Market Exclusivity will cease with respect to such Licensed Product in such country unless and until a royalty reduction trigger under this Section 8.7(d)(ii) occurs again with respect to such Licensed Product. Roche will promptly notify BPM of the occurrence of Loss of Market Exclusivity, which notice will specify the applicable Generic Products, Indication and country in the Territory; and
(iii)[***] if Roche is obligated to remit payments to a Third Party in relation to Third Party issued patents that would allegedly be infringed by the Exploitation of a Licensed Product and are necessary for the Exploitation of such Licensed Product, then Roche shall be permitted to offset up to [***] of any payments paid to such Third Party against any royalty payments for such Licensed Product otherwise payable by Roche to BPM for such Licensed Product in the applicable Calendar Quarter; and
(iv)royalties when owed or paid hereunder shall be non-refundable and non-creditable and, except as set forth in Sections 3.7 or 8.7, not subject to set-off; and
(v)the maximum aggregate of all reductions under this Section 8.7(d) will reduce the amount of royalties owed to BPM hereunder in any given Calendar Quarter by no more than [***] from the amounts otherwise due to BPM hereunder in such Calendar Quarter in the absence of any such reductions.
(e)Combination Product.
(i)If Roche or its Affiliates intend to sell a Combination Product, then the Parties shall meet [***] to negotiate in good faith and agree [***].  If, after such good faith negotiations not to exceed [***], the Parties cannot agree [***], the dispute shall be initially referred to the executive officers of the Parties in accordance with Section 14.1.  Should the Parties fail to agree within [***] of such referral, then [***].
(ii)If the Parties are unable to agree on [***], then Roche shall select one (1) individual who would qualify as an Expert, BPM shall select one (1) individual who would qualify as an Expert, and those two (2) individuals shall select one (1) individual who would qualify as an Expert and who shall be chairman of a committee of the three Experts (the “Expert Committee”), each with a single deciding vote.  The Expert Committee shall promptly hold a meeting to review the issue under review, at which it shall consider memoranda submitted by each Party at least [***] before the meeting, as well as reasonable presentations that each Party may present at the meeting.  The determination of the Expert Committee as to the issue under review shall be binding on both Parties.  The Parties shall share equally in the costs of the Expert Committee.  Unless otherwise agreed to by the Parties, the Expert Committee may not decide on issues outside the scope mandated under terms of this Agreement.  If the Expert Committee is unable to come to a determination within [***] of such meeting, the matter shall be decided pursuant to Section 14.2.
(iii)For any BPM/Roche Combination Product in the Shared Territory, the Parties agree that [***].  In this case, [***].
(f)Apportionment of Compulsory Sublicense Consideration.

Compulsory Sublicense Compensation received by Roche from a Compulsory Sublicensee shall be shared with BPM on an equivalent profit share percentage (the “Compulsory Profit Share Percentage”) calculated for the respective Calendar Year as follows:

[***]

At the end of the Calendar Year, the Roche shall pay to BPM the Compulsory Sublicense Compensation under a given country or region of the Roche Territory multiplied by the Compulsory Profit Share Percentage.  For clarity, any sales or payments by Compulsory Sublicensees under a Compulsory Sublicense shall not be considered as Roche Net Sales and shall not give rise to any royalty payment under Section 8.7(a) of this Agreement.

8.8Royalty Payments and Reports.
(a)Monthly Flash Reports.  Beginning after the first sale of a Licensed Product, (i) Roche shall provide a forecast of estimated quarterly and annual Roche Net Sales and (ii) within [***] after the end of [***], Roche shall provide BPM with a flash report providing a good-faith estimate of the amount of Roche Net Sales on a Licensed Product-by-Licensed Product basis in the Territory during such month (including such amounts expressed in local currency and as converted to dollars).  Notwithstanding the foregoing, Roche shall provide final reports for each Calendar Quarter as set forth in Section 8.8(b), and it is understood that for purposes of calculating the royalty owed under Section 8.7 final reported Roche Net Sales (as reported pursuant to Section 8.8(b)) may vary from the flash report for the applicable month.
(b)Quarterly Royalty Payments and Final Reports.  Within [***] after the end of each Calendar Quarter, Roche (i) shall pay to BPM any amounts due pursuant to Section 8.7, and (ii) shall provide to BPM concurrently with such payment a statement (in English) setting forth (A) the amount of Roche Net Sales on a Licensed Product-by-Licensed Product basis in the Territory during such Calendar Quarter (including such amounts expressed in local currency and as converted to dollars); (B) the type and amount of permitted deductions from gross sales to determine Roche Net Sales and the total amount of such deductions; and (C) a calculation of the royalties due to BPM for such Calendar Quarter.
8.9Following Royalty Term and Gross Profit Sharing Term.
(a)Upon expiration of the Royalty Term with respect to a Licensed Product in a country in the Roche Territory, Roche’s license with respect to the Licensed Product in such country shall become fully paid-up, perpetual, and irrevocable; no royalties or milestone payments shall be due thereafter with respect to Roche Net Sales of the Licensed Product in such country.
(b)Upon expiration of the Gross Profit Sharing Term with respect to a Licensed Product in the Shared Territory, BPM’s license with respect to such Licensed Product in the Shared Territory shall become fully paid-up, perpetual, and irrevocable; no Gross Profit payments shall be due thereafter with respect to the Lead Product in the Shared Territory.
8.10Other Amounts Payable.  Within [***] after the end of each Calendar Quarter, each Party shall invoice the other Party for any amounts owed by the other Party under this Agreement that are not otherwise accounted for in this Article 8, including Third Party Payments that are the responsibility of one Party or the other pursuant to Section 7.7, and payments made on account of expenses and recoveries pursuant to Section 9.4(d).  The owing Party shall pay any undisputed amounts that have not been so offset within [***] of receipt of the invoice, and any disputed amounts owed by a Party shall be paid (or offset) within [***] of resolution of the dispute.
8.11Taxes.
(a)Taxes on Income, Tax Treatment.  Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the collaborative efforts of the Parties under this Agreement. The Parties intend that the co-Development and co-Commercialization of Licensed Products in the Shared Territory gives rise to a partnership solely for U.S. federal (and to the extent applicable, state and local) income tax purposes, and solely with respect to the Shared Territory, shall be governed by the terms of Exhibit I with respect to the tax matters set forth therein.
(b)Tax Cooperation.  The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding, deductions or similar obligations in respect of royalties, milestone payments, and other payments made by Roche Basel to BPM under this Agreement.

Without limiting the foregoing, BPM shall provide Roche Basel with any required tax forms, if any, and other information that may be reasonably necessary in order for Roche Basel to not withhold or deduct any taxes or similar obligations on payments made by Roche Basel to BPM under this Agreement. Unless required under Applicable Law, Roche Basel agrees not to withhold or deduct any taxes or similar obligations on any payment made to BPM under this Agreement. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.
(c)Payment of Tax.  To the extent Roche Basel is required by Applicable Law to deduct or withhold taxes on any payment to BPM, Roche shall notify BPM of such deduction or withholding, pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to BPM a copy of a tax certificate or other evidence of such deduction or withholding sufficient to enable BPM to claim such payment of taxes or for a refund claim, as applicable. Notwithstanding this Section 8.11(c), if, as a result of a Withholding Action by Roche Basel (including any assignee or successor), withholding is required by Applicable Law and the amount of such withholding exceeds the amount of withholding that would have been required if Roche Basel had not committed the Withholding Action, then Roche Basel shall pay an additional amount to BPM such that, after withholding from the payment contemplated by this Agreement and such additional amount, BPM receives the same amount as it would have received from Roche Basel absent such Withholding Action by Roche Basel.  For the avoidance of doubt, if as a result of a Withholding Action by BPM (including any assignee or successor) the amount of withholding under Applicable Law of the applicable jurisdiction exceeds the amount of such withholding that would have been required in the absence of such Withholding Action by BPM, Roche Basel shall be required to pay an additional amount only to the extent that Roche Basel would be required to pay any additional amount to BPM pursuant to the preceding sentence if BPM had not committed such Withholding Action.  Notwithstanding the above, Roche Basel shall only pay an additional amount to the extent BPM did not receive a tax credit or refund for the taxes withheld on any payments made by Roche Basel as a consequence of such Withholding Action.  For purposes of this Section 8.11(c), “Withholding Action” by a Party means (i) a permitted assignment or sublicense of this Agreement (in whole or in part) by such Party to an Affiliate or a Third Party outside of the United States; (ii) the exercise by such Party of its rights under this Agreement (in whole or in part) through an Affiliate or Third Party outside of the United States (or the direct exercise of such rights by an Affiliate of such Party outside of the United States); (iii) a redomiciliation of such Party, an assignee or a successor to a jurisdiction outside the United States; and (iv) any action taken after the Effective Date by such Party that causes this Agreement or any payment contemplated by this Agreement to become subject to tax (including by virtue of withholding or deduction) in any additional jurisdictions after the Effective Date.
8.12Blocked Currency.  In each country where the local currency is blocked and cannot be removed from the country, Roche will notify BPM in writing and (a) BPM will have the right to receive the applicable royalties of Net Sales in such country in local currency by deposit in a local bank designated by BPM, or (b) if such local currency payment is not allowed by reason of Applicable Law or if otherwise requested by BPM, then the royalties related to such Net Sales in such country shall continue to be accrued and shall continue to be reported, but such royalties will not be paid until the sales proceeds related to such Net Sales may be removed from such country.  At such time as Roche, its Affiliates or their Sublicensees, as the case may be, is able to remove the sales proceeds related to such Net Sales from such country, Roche shall also pay such accrued royalties in Payment Currency using the actual exchange rate which is used to remove such sales proceeds from such country.
8.13Foreign Exchange.  The rate of exchange to be used in computing the amount of currency equivalent in dollars of Roche Net Sales invoiced in other currencies shall be calculated based on currency exchange rates for the Calendar Quarter for which remittance is made for royalties.  When calculating the

Sales of any Licensed Product that occur in currencies other than dollars, Roche shall convert the amount of such sales into Swiss Francs and then into dollars using Roche’s then-current internal foreign currency translation method actually used on a consistent basis in preparing its audited financial statements (YTD average rate as reported by Reuters).  For purposes of calculating the Roche Net Sales thresholds set forth in Sections 8.6 and 9.3(f), the aggregate Roche Net Sales with respect to each Calendar Quarter within a Calendar Year shall be calculated based on the currency exchange rates for the Calendar Quarter in which such Roche Net Sales occurred, in a manner consistent with the exchange rate procedures set forth in this Section 8.13.

8.14Late Payments.  If a Party does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to such Party from the due date until the date of payment at a per-annum rate of [***] the prime rate as reported in The Wall Street Journal, Eastern Edition, or the maximum rate allowable by Applicable Law, whichever is less.
8.15Financial Records; Audits.  Each Party shall maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the amount to be reimbursed, pursuant to this Article 8, with respect to Joint Development Costs, Joint Early Program Development Costs, Joint Operational Costs, or other amounts to be reimbursed or shared hereunder incurred or generated (as applicable) by such Party, achievement of sales milestones, royalty payments and other compensation or reimbursement payable under this Agreement.  Upon reasonable prior notice, such records shall be open during regular business hours for a period of [***] from the creation of individual records for examination at the auditing Party’s expense, and not more often than [***] by an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party for the sole purpose of verifying for the auditing Party the accuracy of the financial statements or reports or sales milestone notices furnished by the audited Party pursuant to this Agreement or of any payments made, or required to be made, by or to the audited Party to the other pursuant to this Agreement.  Any such auditor shall not disclose the audited Party’s confidential information to the auditing Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments due by the audited Party under this Agreement.  Any amounts shown to be owed but unpaid, or overpaid and in need of reimbursement, shall be paid or refunded (as the case may be) within [***] after the accountant’s report, plus interest (as set forth in Section 8.14) from the original due date (unless challenged in good faith by the audited Party, in which case any undisputed portion shall be paid in accordance with the foregoing timetable, any dispute with respect to such challenge shall be resolved in accordance with Article 14, any remaining disputed portion shall be paid within [***] after resolution of the dispute, and interest shall not accrue with respect to the disputed portion during the period of time the dispute is being resolved).  The auditing Party shall bear the full cost of such audit unless such audit reveals an overpayment to, or an underpayment by, the audited Party that resulted from a discrepancy in a report that the audited Party provided to the other Party during the applicable audit period, which underpayment or overpayment was more than [***] of the amount set forth in such report, in which case the audited Party shall bear the full cost of such audit.
8.16Manner and Place of Payment.  All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by BPM or Roche (as applicable), unless otherwise specified in writing by such Party.

Article 9INTELLECTUAL PROPERTY
9.1Ownership of Inventions.
(a)Ownership.
(i)Subject only to the rights expressly granted to the other Party under this Agreement, each Party shall and does own all rights, title, and interest in and to any Patents and Know-How that are Controlled by such Party prior to the Effective Date or that such Party creates or obtains outside the scope of this Agreement.
(ii)As between the Parties, (A) BPM shall solely own or Control all BPM Technology, including Assigned Product-Specific Collaboration Technology, but excluding Joint Collaboration Technology, (B) Roche shall solely own or Control all Roche Technology, excluding Joint Collaboration Technology, and (C) the Parties shall jointly own all Joint Collaboration Technology.
(iii)Inventorship for patentable Know-How conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement shall be determined on a worldwide basis in accordance with United States Patent Laws and, except as expressly set forth herein, ownership of any such patentable Know-How shall be determined by inventorship under Applicable Law.
(b)Disclosure.  Each Party shall promptly disclose to the other Party all Collaboration Know-How that it conceives, discovers, develops or otherwise makes in the course of performing any activities or exercising any rights under this Agreement, whether solely or jointly with others (in any event, prior to the filing of any patent application with respect to any patentable invention), including all invention disclosures or other similar documents submitted to such Party by it or its Affiliates, or subcontractors or its or their respective directors, officers, employees or agents relating thereto.  Each Party shall also promptly respond to reasonable requests from the other Party for additional information relating thereto.
(c)Assignment; Ownership of Joint Collaboration Technology.
(i)Assigned Product-Specific Technology.  Roche shall and hereby does assign to BPM all of its rights, title, and interests in and to all Assigned Product-Specific Technology, and BPM hereby accepts such assignment.  Roche shall take (and cause its Affiliates and Sublicensees, and their respective employees, agents, and contractors to take) such further actions reasonably requested by BPM to evidence such assignment and to assist BPM in obtaining patent and other intellectual property rights protection for Collaboration Know-How within the Assigned Product-Specific Know-How including executing further assignments, consents, releases, and other commercially reasonable documentation and providing good faith testimony by affidavit, declaration, in-person, or other proper means in support of any effort by BPM to establish, perfect, defend, or enforce its rights in any Assigned Product-Specific Technology through prosecution of governmental filings, regulatory proceedings, litigation, and other means, including through the filing, prosecution, maintenance, and enforcement of the Assigned Product-Specific Technology.  Roche shall obligate its Affiliates, Sublicensees, and subcontractors to assign all Assigned Product-Specific Technology to Roche (or directly to BPM) so that Roche can comply with its obligations under this Section 9.1(c)(i), and Roche shall promptly obtain such assignment.  Without limitation, Roche shall cooperate with BPM if BPM applies for U.S. or foreign patent protection for such Assigned Product-Specific Technology and shall obtain the cooperation of the individual inventors of any such Assigned Product-Specific Technology.  If Roche is unable to assign any Assigned Product-Specific Technology, then Roche hereby grants and agrees to grant to BPM a royalty-free, fully paid-up, exclusive (even as to Roche, subject to the terms of this Agreement, including the licenses granted to Roche pursuant to Section 7.1, perpetual, irrevocable license (with the right to grant sublicenses through multiple tiers) under such Assigned Product-Specific Technology for any and all purposes.  [***].
(ii)Ownership of Joint Collaboration Technology.  Subject only to the rights expressly granted to the Parties under this Agreement, the Parties shall and do jointly own the Joint Collaboration Technology, with each Party having an equal, undivided interest therein.  Each Party shall promptly disclose to the other Party in writing and shall cause its Affiliates, and its and their licensees and Sublicensees to so disclose, the making of any Joint Collaboration Technology.  Subject to the licenses granted hereunder and the other terms and conditions of this Agreement, including Section 7.1, each Party may exercise its ownership rights in and to such Joint Collaboration Technology, including the right to license and sublicense or otherwise to exploit, transfer or encumber its ownership interest, throughout the world, without an accounting or obligation (including paying royalties) to, or consent required from, the other Party.  At the reasonable written request of a Party, the other Party shall take such further actions to confirm that no such accounting is required or to otherwise effect the foregoing regarding such Joint Collaboration Technology.
9.2CREATE Act.  This Agreement shall be understood to be a joint research agreement in accordance with 35 U.S.C. §103(c) to Develop, Manufacture and Commercialize Compounds or Licensed Products, provided that neither Party shall (i) unilaterally invoke the protections of or (ii) be required by this reference to have any Patent take advantage of or become subject to, such §103(c) except with the prior written consent of the other Party.
9.3Prosecution of Patents.
(a)BPM Patents.  Subject to Section 9.3(b) (with respect to Joint Collaboration Patents), as between the Parties, BPM shall [***] to prepare, file, prosecute (including the defense of any oppositions, interferences, reissue proceedings, reexaminations and other post-grant proceedings originating in a patent office) and maintain the BPM Patents, including any Assigned Product-Specific Patents in throughout the world using counsel of its choice.  All Patent Costs incurred in connection with the foregoing activities (i) for the BPM Patents in any jurisdiction in the Roche Territory shall be borne [***], and (ii) for the BPM Patents in the Shared Territory shall be borne [***], and in each case, shall be reimbursed [***] of receiving an invoice thereof.
(b)Roche Patents.  Roche shall [***] to prepare, file, prosecute (including any oppositions, interferences, reissue proceedings, reexaminations and other post-grant proceedings originating in a patent office) and maintain the Roche Patents in any jurisdiction in the Territory using counsel of its choice.  All Patent Costs incurred in connection with the foregoing activities (i) for the Roche Patents in any jurisdiction in the Roche Territory shall be borne [***], and (ii) for the Roche Patents in the Shared Territory shall be borne [***], and reimbursed [***] of receiving an invoice thereof.  Roche shall keep BPM reasonably informed of all material matters relating to the preparation, filing, prosecution and maintenance of the Roche Patents (including providing BPM with copies of all material correspondence with the applicable patent office from countries or corresponding authorities within the Territory).  BPM shall bear any costs and expenses it may incur in connection with its review and consultation concerning any such Roche Patents.
(c)Joint Collaboration Patents.  Roche shall [***] to prepare, file, prosecute (including any oppositions, interferences, reissue proceedings, reexaminations and other post-grant proceedings originating in a patent office) and maintain the Joint Collaboration Patents in any jurisdiction [***] using counsel of its choice.  BPM shall [***] to prepare, file, prosecute (including any oppositions, interferences, reissue proceedings, reexaminations and other post-grant proceedings) and maintain the Joint Collaboration Patents in any jurisdiction [***] using counsel of its choice.  Each Party shall be solely responsible for all Patent Costs incurred by or on behalf of it in connection with the foregoing activities for the Joint Collaboration Patents without reimbursement by the other Party.  The controlling Party shall keep the other Party reasonably informed of all material matters relating to the preparation, filing, prosecution and maintenance of the Joint Collaboration Patents (including providing copies of all material correspondence with the applicable patent offices) and shall reasonably consider in good faith the other Party’s comments with respect to the Joint Collaboration Patents.  The other Party shall bear any costs and expenses it may incur in connection with its review and consultation concerning any such Joint Collaboration Patents.
(d)Abandonment.  Notwithstanding Sections 9.3(a), 9.3(b) and 9.3(c), before abandoning any Patent within the BPM Patents and Roche Patents in the Territory, or any Joint Collaboration Patents in the Territory [***] (including electing not to file any continuation Patents upon issuance of any Patents), the applicable controlling Party shall notify the other Party in advance of such possible abandonment to allow the Parties to discuss whether to abandon, continue or such other Party to elect to assume the patent prosecution and maintenance of such Patent at its sole cost and expense.
(e)Cooperation.  The Parties shall form a Patent Coordination Team within [***].  The Patent Coordination Team shall meet as it deems necessary but no less than once monthly.  Each Party shall provide the other Party all reasonable notice, assistance and cooperation in the Patent prosecution efforts provided above in this Section 9.3, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.  Through the Patent Coordination Team, BPM and Roche shall (i) discuss potential Patent filings that arise from Collaboration Know-How, the scope of the countries throughout the world in which a Collaboration Patent shall be filed [***], and choice of counsel, (ii) keep the other Party informed of all material matters relating to the preparation, filing, prosecution and maintenance of the BPM Patents, Roche Patents and Joint Collaboration Patents (including providing the other Party with copies of all material correspondence with the applicable patent office from countries or corresponding authorities within the Territory [***], to the extent possible for BPM), (iii) consult with each other on patent strategy for (A) filing, prosecuting, maintaining, and enforcing Patents and (B) defending against patent challenges, and (iv) consider and implement in good faith the other Party’s comments, but BPM shall retain final decision-making authority with respect to prosecution and maintenance of the BPM Patents and Roche shall retain final decision-making authority with respect to the prosecution and maintenance of the Roche Patents.  BPM may invite non-members to participate in the discussions and meetings of the Patent Coordination Team to the extent such matters may affect the prosecution and maintenance of the BPM Patents [***].  Roche shall bear any internal costs and expenses it may incur in connection with its review and consultation concerning any such BPM Patents.
(f)Patent Term Extensions.  BPM shall have the sole right, but agrees to consult with Roche on the strategy and selection of Patent, to apply for and obtain any patent term extension or related extension of rights, including supplementary protection certificates and similar rights, for any BPM Patents or Roche Patents in the Shared Territory or any Joint Collaboration Patents in the Shared Territory [***].  Roche shall have the sole right, but agrees to consult with BPM on the strategy and selection of patent, to apply for and obtain any patent term extension or related extension of rights, including supplementary protection certificates and similar rights, for any BPM Patents, Roche Patents or Joint Collaboration Patents in the Roche Territory.  If the Parties disagree on the appropriate strategy with respect to such an extension, the disagreement shall be resolved by the JSC.  If the JSC is unable to reach consensus on the strategy, BPM shall have the final say with respect to the matter in the Shared Territory and Roche shall have the final say with respect to the matter in the Roche Territory; provided that each Party considers, reasonably and in good faith all input received from the other Party, and provided further that each Party exercises such final say in a manner reasonably believed to be in the best interests of the Development and Commercialization of Licensed Products.  Each Party shall provide reasonable assistance to the other Party in connection with obtaining any such extensions for the Collaboration Patents consistent with such strategy.  To the extent reasonably and legally required in order to obtain any such extension in a particular country, each Party shall make available to the other a copy of the necessary documentation to enable such other Party to use the same for the purpose of obtaining the extension in such country.  In the event that the lead Party elects not to file for a Patent Term Extension, the lead Party shall (i) promptly inform the other Party of its intention and reason not to file and (ii) grant the other Party the right to file for such Patent Term Extension.
(g)Orange Book and Other Equivalent Listings.  Until [***], BPM shall have lead responsibility for making any filing with respect to any BPM Patent, Roche Patent, Joint Collaboration Patent in connection with the FDA’s Orange Book, under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 in the Shared Territory and Roche shall have the lead responsibility for making any such filings with respect to other equivalents in the Roche Territory.  Following [***], Roche shall have the lead responsibility for making any such filings [***].  Each Party shall consult with the other Party regarding the strategy therefor.  If the Parties disagree on the appropriate strategy with respect to such a filing, the disagreement shall be resolved by the JSC.  If the JSC is unable to reach consensus on the strategy, [***]; provided that each Party considers, reasonably and in good faith all input received from the other Party, and provided further that each Party exercises such final say in a manner reasonably believed to be in the best interests of the Development and Commercialization of Licensed Products.  Each Party shall provide reasonable assistance to the other Party in connection with any such filing.
9.4Infringement by Third Parties.
(a)Notification.  If, during the Term, either Party becomes aware of (i) any infringement, threatened infringement, or alleged infringement of any BPM Patent, Roche Patent or Joint Collaboration Patent by a Third Party or (ii) known or suspected unauthorized use or misappropriation by a Third Party of any BPM Know-How, Roche Know-How or Joint Collaboration Know-How, in each case if and to the extent involving the manufacture, use, marketing, or sale of a product falling within the scope of the exclusive license granted to Roche under Section 7.1(a) or the co-exclusive licensed granted to Roche under Section 7.1(b) (each, a “Product Infringement”), then each Party shall promptly notify the other Party in writing thereof and provide evidence in such Party’s possession demonstrating such threatened, alleged or actual infringement or such use.  Within [***] after a Party provides or receives written notice (“Decision Period”), [***] shall decide whether or not to initiate a suit or action in the Territory regarding such Product Infringement and shall notify the other Party in writing of its decision in writing (“Suit Notice”).
(b)Enforcement Rights.
(i)[***] shall [***] to bring an appropriate suit or other action against any Third Party allegedly engaged in any Product Infringement [***] (and to defend any related counterclaim) (or to settle or otherwise secure the abatement of such Product Infringement).  Prior to commencing any such action, [***] shall consult with [***] and shall consider [***] requests and recommendations regarding such proposed action.  [***] may be represented by counsel of its choice in any such action or proceeding, at [***] expense, acting in an advisory but not controlling capacity.  In the event that [***] (A) does not provide [***] with a Suit Notice within the Decision Period that [***] shall commence suit or take action, or (B) fails to commence a suit or take action within [***] after its receipt or delivery of notice and evidence pursuant to Section 9.4(a), [***]

shall thereafter [***] to commence a suit or take action with respect to such Product Infringement [***] (and to defend any related counterclaim) (or to settle or otherwise secure the abatement of such Product Infringement).
(ii)[***] shall [***] to bring an appropriate suit or other action against any Third Party allegedly engaged in any Product Infringement [***] (and to defend any related counterclaim) (or to settle or otherwise secure the abatement of such Product Infringement).  [***] shall consult with [***] and shall consider [***] requests and recommendations regarding such proposed action.  [***] may be represented by counsel of its choice in any such action or proceeding, at [***] expense, acting in an advisory but not controlling capacity.  [***] will be entitled to attend any substantive meetings, hearings, or other proceedings related to such action and to review and comment on all substantive documents related to such Product Infringement prior to such filing or submission of such documents.  In the event that [***] (A) does not provide [***] with a Suit Notice within the Decision Period that [***] shall commence suit or take action, or (B) fails to commence a suit or take action within [***] after its receipt or delivery of notice and evidence pursuant to Section 9.4(a), [***] shall thereafter have the right, but not the obligation, to commence a suit or take action with respect to such Product Infringement in the [***] (and to defend any related counterclaim) (or to settle or otherwise secure the abatement of such Product Infringement).
(iii)Each Party shall provide to the Party enforcing any such rights under this Section 9.4(b)(iii) reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required to perfect or maintain jurisdiction to pursue such suit or action.  The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, including providing the other Party with copies, to the extent the Party enforcing is lawfully permitted to do so, of all substantive documents or communications filed in such action and shall reasonably consider the other Party’s comments on any such efforts.  The enforcing Party shall incur no liability to the other Party as a consequence of such enforcement efforts or any unfavorable decision resulting therefrom, including any decision holding any BPM Patent, Roche Patent or Joint Collaboration Patent invalid or unenforceable.
(c)Settlement.  Without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned, neither Party shall settle any claim, suit or action that it brought under Section 9.4 involving BPM Patents, Roche Patents or Joint Collaboration Patents.
(d)Expenses and Recoveries.  Except as otherwise specified in Section 9.4(b)(i) and (ii), all costs incurred in connection with enforcing any rights under Section 9.4(b) with respect to (i) a Product Infringement in the Roche Territory shall be [***], and (ii) a Product Infringement in the Shared Territory shall be [***], and in each case, shall be reimbursed [***] of receiving an invoice thereof.  If a Party bringing a claim, suit or action under Section 9.4 against any Third Party engaged in Product Infringement  recovers monetary damages from such Third Party in such suit or action, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation, and any remaining amount shall be distributed as follows:  (i) if related to infringing activities in the Roche Territory, then (A) if Roche was the controlling Party, such amount shall be treated as Roche Net Sales of Licensed Products under this Agreement (and, for clarity, any such amounts shall be considered in the calculation of annual Roche Net Sales for purposes of Sections 8.6 and 8.7, and (B) if BPM was the controlling Party, such amount shall be shared [***], and (ii) if related to infringing activities in the Shared Territory, then such amount shall be shared [***].

9.5Defense of Patents.  Except as set forth in Section 9.3(a), to the extent any Party receives notice by counterclaim, or otherwise, alleging the invalidity or unenforceability of any BPM Patent, Roche Patent or Joint Collaboration Patent, it shall bring such fact to the attention of the other Party, including all relevant information related to such claim.  The Parties, through the Patent Coordination Team and JSC, shall discuss such claim.  Where such allegation is made in an opposition, reexamination, interference, post-grant proceeding or other patent office proceeding, the provisions of Section 9.3 shall apply.  Where such allegation is made in a counterclaim to a suit or other action brought under Section 9.4, the provisions of Section 9.4 shall apply.  In all other cases, (a) where such allegation relates to a BPM Patent or Roche Patent in the Shared Territory or any Joint Collaboration Patent in the Shared Territory [***], BPM shall have the first right to defend such action, and all reasonable costs incurred in connection with such defense shall be included as Joint Operational Costs, and (b) where such action relates to a BPM Patent, Roche Patent or Joint Collaboration Patent in a jurisdiction of the Roche Territory, Roche shall have the first right to defend such action, at Roche’s expense, and BPM shall cooperate with Roche, at Roche’s expense in such defense.  In the event a Party does not so elect to defend an action with respect to any BPM Patent, Roche Patent or Joint Collaboration Patent under this Section 9.5, it shall so promptly notify the other Party in writing, and such Party shall have the back-up right to so defend such action, at such Party’s expense.  Each Party shall provide to the Party defending any such rights under this Section 9.5 all reasonable assistance in such enforcement.  The defending Party shall keep the other Party regularly informed of the status and progress of such efforts and shall reasonably consider the other Party’s comments on any such efforts.
9.6Defense of Infringement Actions.  During the Term, each Party shall bring to the attention of the other Party all information regarding potential infringement or any claim of infringement of Third Party intellectual property rights in connection with the development, manufacture, use, importation, offer for sale, or sale of Compounds and Licensed Products in the Territory.  The Parties shall discuss such information and decide how to handle such matter [***].  This Section 9.6 shall not be interpreted as placing on either Party a duty of inquiry regarding Third Party intellectual property rights.
9.7Patent Marking.  Roche shall, and shall require its Affiliates and Sublicensees, to mark Licensed Products sold by it hereunder (in a reasonable manner consistent with industry custom and practice) with appropriate patent numbers or indicia to the extent permitted by Applicable Law, in those countries in the Territory in which such markings or such notices impact recoveries of damages or equitable remedies available with respect to infringements of patents.
9.8Personnel Obligations.  Prior to beginning work under this Agreement relating to any discovery, Development, Manufacture or Commercialization of a Compound or Licensed Product, each employee, agent or independent contractor of Roche or BPM or of either Party’s respective Affiliates or Sublicensees shall be bound by non-disclosure and invention assignment obligations which are consistent with the obligations of Roche or BPM, as appropriate, in this Article 9, to the extent permitted by Applicable Law, including:  (a) promptly reporting any invention, discovery, process or other intellectual property right; (b) assigning to Roche or BPM, as appropriate, all of his or her right, title and interest in and to any invention, discovery, process or other intellectual property right; (c) in the case of employees, agents, or independent contractors working in the United States, taking actions reasonably necessary to secure patent protection; (d) performing all acts and signing, executing, acknowledging and delivering any and all documents required for effecting the obligations and purposes of this Agreement; and (e) abiding by the obligations of confidentiality and non-use set forth in Article 12.  It is understood and agreed that such non-disclosure and invention assignment agreement need not reference or be specific to this Agreement.
9.9Product Trademarks.

(a)Global Brand Elements.  Roche acknowledges that BPM has developed and adopted certain distinctive colors, logos, images, symbols, internet domain names, trade dress, style of packaging and trademarks (the “Marks”) to be used in connection with the Commercialization of the Lead Product on a global basis (such branding elements, including any future branding elements for Licensed Products, collectively, the “Global Brand Elements”).  With respect to any Second Generation Compound, BPM shall have the first right to develop Marks for such Licensed Product containing such Second Generation Compound in the Territory in consultation with Roche, and such Marks shall be incorporated into the Global Brand Elements for Licensed Products.  BPM shall and hereby does grant Roche (i) the exclusive right to use such Global Brand Elements in connection with the Commercialization of the Licensed Product in the Roche Territory; and (ii) the co-exclusive right (with BPM) to use such Global Brand Elements in connection with the Commercialization of the Licensed Product in the in the Shared Territory.
(b)Product Marks in the Roche Territory.  Subject to Section 9.9(a), Roche shall have the right to brand the Licensed Products in the Roche Territory using Marks that it determines appropriate for such Licensed Products, which may vary by region or within a region, and that are consistent with BPM’s Global Brand Elements (the “Product Marks”); provided, however, a Product Mark may deviate from BPM’s Global Brand Elements if (i) the JSC determines such Product Mark is not appropriate for the Roche Territory due to linguistic reasons or market research showing that such Product Mark is not appropriate, or (ii) in Roche’s reasonable discretion if a Governmental Authority rejects or refuses such Product Mark for use in the Roche Territory.  Roche shall provide BPM with a reasonable opportunity to review and provide comments on each proposed Product Mark, and Roche shall consider in good faith and incorporate where appropriate BPM’s comments before selecting any Product Mark.  Roche shall not use any trademarks of BPM (including Blueprint’s corporate name, subject to Section 12.6) or any trademark confusingly similar thereto without BPM’s prior written consent.
(c)Ownership.  BPM shall be the sole and exclusive owner of all Product Marks and Global Brand Elements, including all trademark registrations and applications therefor and all goodwill associated therewith.  To the extent Roche acquires any rights, title, or interests in or to any Product Mark or Global Brand Element (including any trademark registration or application therefore or goodwill associated with any Product Mark), Roche shall, and hereby does, assign the same to BPM.  BPM shall and hereby does grant Roche (i) the exclusive right to use such Product Marks in connection with the Commercialization of the applicable Licensed Product in the Roche Territory; and (ii) the co-exclusive right (with BPM) to use such Product Marks in connection with the Commercialization of the applicable Licensed Product in the in the Shared Territory.
(d)Use.  Roche agrees that it and its Affiliates and Sublicensees shall Commercialize each of the Licensed Products in the Territory in a manner consistent with the Global Brand Elements and shall:  (i) ensure that all Licensed Products that are sold bearing the Product Marks and Global Brand Elements are of a high quality consistent with industry standards for global pharmaceutical and biologic therapeutic products; (ii) ensure that each use of the Global Brand Elements and Product Marks by Roche and its Affiliates and Sublicensees is accompanied by an acknowledgement that such Global Brand Elements and Product Marks are owned by BPM; (iii) not use such Global Brand Elements or Product Marks in a way that might materially prejudice their distinctiveness or validity or the goodwill of BPM therein and includes the trademark registration symbol ® or ™ as appropriate; (iv) not use any trademarks or trade names so resembling any of such Global Brand Elements or Product Marks as to be likely to cause confusion or deception; and (e) place and display the Global Brand Elements and the Product Marks on and in connection with the Licensed Products in a way that acknowledges BPM’s role in discovering the Licensed Products and that such Licensed Product is under license from BPM.  To the extent permitted by Applicable Law, Roche shall include the words (A) “Discovered by Blueprint Medicines Corporation” on all packaging and labeling for any Licensed Product that is not a BPM/Roche Combination Product and in relevant scientific, medical, and other Licensed Product-related communications to the extent such communications address the Development or Commercialization of such Licensed Product (that is not a BPM/Roche Combination Product), and (B) “Discovered in Collaboration by Blueprint Medicines Corporation and Roche (or specific Roche entity if applicable)” on all packaging and labeling for any BPM/Roche Combination Product (to the extent feasible, for example, if the Roche Marketed Product and the Licensed Product are co-packaged) and in relevant scientific, medical, and other BPM/Roche Combination Product-related communications to the extent such communications address the Development or Commercialization of a BPM/Roche Combination Product, in each case ((A) and (B)), or such other similar text provided by BPM and reasonably acceptable to Roche.
(e)Infringement.  During the term, if either Party becomes aware of any infringement of the Global Brand Elements or Product Marks by a Third Party including, but not limited to, the existence of conflicting trademarks of Third Parties in the Territory, such Party shall promptly notify the other Party in writing.  Roche shall have the first right, but not the obligation, to bring an appropriate suit or action against such Third Party engaged in infringement of the Global Brand Element or Product Mark in the Roche Territory.  Prior to commencing any such action, Roche shall consult with BPM and shall consider BPM’s requests and recommendations regarding such proposed action.  If Roche does not bring an appropriate action against such infringement of the Global Product Element or Product Mark within [***] after receiving notice, then BPM shall have the right, but not the obligation, to bring an appropriate suit or action against any Third Party engaged in such infringement.  BPM shall have the first right, but not the obligation, to bring an appropriate suit or action against such Third Party, in the Shared Territory.  Prior to commencing any such action, BPM shall consult with Roche and shall consider Roche’s requests and recommendations regarding such proposed action.  If BPM does not bring an appropriate action against such infringement of the Global Product Element or Product Mark within [***] after receiving notice, then BPM shall have the right, but not the obligation, to bring an appropriate suit or action against any Third Party engaged in such infringement.  Without the prior written consent of the other Party, neither Party shall settle any suit or action that it brought under Section 9.9(e) involving the Global Brand Elements or Product Marks anywhere in the Territory.
(f)The Trademark Costs for the Licensed Products in the Shared Territory shall be Joint Operational Costs, and the Trademark Costs for the Licensed Products in the Roche Territory shall be the responsibility of Roche.
9.10Confirmatory Patent Licenses.  BPM shall, if so requested by Roche, promptly enter into confirmatory license agreements, in a form consistent with the terms of this Agreement and reasonably acceptable to the Parties, for purposes of recording the licenses granted under this Agreement with such patent offices in the Territory as Roche reasonably considers appropriate.  Roche shall bear any filing costs and any costs of outside counsel or experts required with respect to such recordations.
Article 10REPRESENTATIONS AND WARRANTIES
10.1Mutual Representations and Warranties.  Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as of the Effective Date as follows:
(a)Corporate Existence and Power.  It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b)Authority and Binding Agreement.  (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.
(c)No Conflict.  It is not a party to and shall not enter into any agreement that would prevent it from granting the rights or exclusivity granted or intended to be granted to the other Party under this Agreement or performing its obligations under this Agreement.
(d)No Debarment.  Neither it nor any of its or its Affiliates’ employees, agents  or independent contractors performing under this Agreement, or in the case of BPM, no employee, agent or independent contractor engaged by BPM or its Affiliates in the development of any of the Compound or Licensed Product prior to the Effective Date, has ever been, or is currently:  (i) debarred under 21 U.S.C. § 335a or its equivalents in the Territory; (ii) excluded, debarred, suspended, or otherwise ineligible to participate in federal health care programs or in federal procurement or non-procurement programs; (iii) listed in the FDA’s Clinical Investigators – Disqualification Proceedings Database, including for restrictions; or (iv) convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a) or its equivalents in the Territory, but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.  Each Party further covenants that if, during the Term of this Agreement, it becomes aware that it or any of its or its Affiliates’ employees, agents or independent contractors performing under this Agreement is the subject of any investigation or proceeding that could lead to that Party becoming a debarred entity or individual, an excluded entity or individual or a convicted entity or individual, such Party shall immediately notify the other Party.  This provision shall survive termination or expiration of this Agreement.
(e)Anti-Corruption.  To its knowledge, neither it nor any of its Affiliates, or its or their directors, officers, employees, distributors, agents, representatives, sales intermediaries, or other Third Parties acting on behalf of such Party or any of its Affiliates:
(i)has taken any action in violation of any applicable anti-corruption laws (including the provisions of the United States Foreign Corrupt Practices Act of 1977, as amended, collectively, “Anti-Corruption Laws”); or
(ii)has corruptly offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official, for the purposes of:
(iii)influencing any act or decision of any Public Official in his or her official capacity;
(iv)inducing such Public Official to do or omit to do any act in violation of his or her lawful duty;
(v)securing any improper advantage; or
(vi)inducing such Public Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary, laboratory or medical facilities) in obtaining or retaining any business whatsoever.

10.2Representations and Warranties by BPM.  BPM hereby represents and warrants to Roche, as of the Effective Date, as follows:
(a)Title; Encumbrances.  BPM owns or has a valid right to use the BPM Technology existing as of the Effective Date, including the Patents listed on Exhibit A which are owned by BPM free and clear of any encumbrances, provided, however, that the foregoing shall not constitute a representation or warranty of non-infringement of a Third Party’s intellectual property rights.  BPM has the right to grant the licenses to Roche as purported to be granted pursuant to this Agreement.  Neither BPM nor any of its Affiliates has entered into any agreement granting any right, interest or claim in or to, any BPM Patents or BPM Know-How to any Third Party that would conflict with the licenses to Roche as purported to be granted pursuant to this Agreement.
(b)Recordation.  BPM has properly recorded in the relevant U.S. and foreign patent offices (to the extent required by such foreign patent offices) the assignments, or other necessary documents, supporting its legal title to the BPM Patents.
(c)Notice of Infringement or Misappropriation.  BPM has not received any written notice from any Third Party asserting or alleging that any research, development, use, manufacture, sale, offer for sale or importation of Compounds or Licensed Products by BPM has infringed or misappropriated, or would infringe or misappropriate, the intellectual property rights of any Third Party.
(d)No Proceedings.  There are no pending, and to the knowledge of BPM, there are no threatened, actions, claims, demands, suits, proceedings, arbitrations, grievances, citations, summonses, subpoenas, inquiries or investigations of any nature, civil, criminal, regulatory or otherwise, in law or in equity, against BPM or any of its Affiliates or, to the knowledge of BPM, pending or threatened against any Third Party, in each case involving the BPM Technology, or relating to the transactions contemplated by this Agreement.
(e)[***].
(f)No Misappropriation.  To the knowledge of BPM, the conception and reduction to practice of any inventions and the use or development of any other Know-How within the BPM Technology have not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party.
10.3Other Covenants.
(a)No Transfer of Title.  BPM covenants and agrees that during the Term, neither it nor its Affiliates shall enter into any agreement with any Third Party, whether written or oral, with respect to, or otherwise assign, transfer, license, or convey its right, title or interest in or to, the BPM Technology, in each case, that is in conflict with the rights granted by BPM to Roche under this Agreement or that would prevent BPM from performing its obligations under this Agreement.
(b)Anti-Corruption.
(i)Neither Roche nor any of its Affiliates (or any of their respective Sublicensees, employees and contractors) shall, in connection with the exercise of Roche’s rights or performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including Roche and its Affiliates, nor shall Roche or any of its Affiliates directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other Person in connection with the exercise of Roche’s rights or performance of Roche’s obligations under this Agreement; and
(ii)Neither Roche nor any of its Affiliates (or any of their respective Sublicensees, employees and contractors), in connection with the exercise of Roche’s rights or performance of Roche’s obligations under this Agreement, shall knowingly cause BPM to be in violation of Anti-Corruption Laws.
(c)Export Control.  Neither Roche nor any of its Affiliates (or any of their respective Sublicensees, employees and contractors), in connection with the exercise of Roche’s rights or performance of Roche’s obligations under this Agreement, shall knowingly cause BPM to be in violation of any applicable U.S. or foreign export control laws and regulations.
(d)BPM Technology.  Neither Roche nor any of its Affiliates (or any of their respective Sublicensees, employees and contractors), shall engage in any activities that use the BPM Technology in a manner that is outside the scope of the license rights granted to it hereunder.
(e)[***].
10.4Disclaimer.  BPM makes no representations or warranties except as set forth in this Article 10 concerning the BPM Technology, and Roche makes no representations or warranties except as set forth in this Article 10 concerning the Roche Technology.
10.5No Other Representations or Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 10, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.
Article 11INDEMNIFICATION
11.1Indemnification by BPM.  BPM shall defend, indemnify, and hold Roche, its Affiliates, subcontractors, Sublicensees and Distributors, and each of their respective officers, directors, employees, and agents (the “Roche Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant (excluding Sublicensees of Roche), as well as any reasonable attorneys’ fees and costs of litigation incurred by such Roche Indemnitees (collectively, “Roche Damages”), all to the extent resulting from claims, suits, proceedings or causes of action brought by or on behalf of such Third Party (“Roche Claims”) against such Roche Indemnitee that arise from or are based on: (a) the Exploitation by or on behalf of BPM or its Affiliates, subcontractors, licensees or sublicensees (excluding such conduct by or on behalf of Roche, its Affiliates and Sublicensees as licensees or sublicensees of BPM hereunder) of any Compound or Licensed Product in the Shared Territory, but excluding the Shared Program Activities; (b) a breach of any of BPM’s representations, warranties and obligations under this Agreement; (c) the willful misconduct or grossly negligent acts of BPM, its Affiliates, or subcontractors, or the officers, directors, employees, or agents of BPM or its Affiliates, or subcontractors; or (d) any violation of Applicable Law by BPM, its Affiliates, subcontractors or sublicensees (excluding Roche, its

Affiliates, and Sublicensees as licensees or sublicensees of BPM hereunder), or the officers, directors, employees, or agents of BPM or its Affiliates, contractors or such sublicensees; excluding, in each case ((a), (b), (c) and (d)), any damages or other amounts for which Roche has an obligation to indemnify any BPM Indemnitee pursuant to Section 11.2.

11.2Indemnification by Roche.  Roche shall defend, indemnify, and hold BPM, its Affiliates, subcontractors, distributors, licensees and sublicensees, and each of their respective officers, directors, employees, and agents, (the “BPM Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant (excluding Sublicensees of BPM), as well as any reasonable attorneys’ fees and costs of litigation incurred by such BPM Indemnitees (collectively, “BPM Damages”), all to the extent resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “BPM Claims”) against such BPM Indemnitee that arise from or are based on:  (a) the Exploitation of Compounds or Licensed Products by Roche or its Affiliates, subcontractors, Distributors or Sublicensees in the Territory, but excluding the Shared Program Activities; (b) a breach of any of Roche’s representations, warranties, and obligations under the Agreement; (c) the willful misconduct or grossly negligent acts of Roche or its Affiliates, subcontractors, Distributors, or Sublicensees, or the officers, directors, employees, or agents of Roche or its Affiliates, subcontractors, Distributors, or Sublicensees; or (d) any violation of Applicable Law by Roche, its Affiliates, subcontractors, Distributors, or Sublicensees, or the officers, directors, employees, or agents of Roche or its Affiliates, subcontractors, Distributors, or Sublicensees; excluding, in each case ((a), (b), (c) and (d)), any damages or other amounts for which BPM has an obligation to indemnify any Roche Indemnitee pursuant to Section 11.1.
11.3Indemnification Procedures.  The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of the claim, suit, proceeding or cause of action for which indemnity is being sought (“Claim”).  The Indemnifying Party’s obligation to defend, indemnify, and hold harmless pursuant to Section 11.1 or 11.2, as applicable, shall be reduced to the extent the Indemnified Party’s delay in providing notification pursuant to the previous sentence results in prejudice to the Indemnifying Party.  At its option, the Indemnifying Party may assume the defense of any Claim for which indemnity is being sought by giving written notice to the Indemnified Party within [***] after receipt of the notice of the Claim.  The assumption of defense of the Claim shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Claim, nor shall it constitute waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification.  The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense.  The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice.  The Indemnifying Party shall not admit liability or settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned or delayed, unless the settlement involves only the payment of money.  The Indemnified Party shall not settle any such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.  If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnified Party reserves any right it may have under this Article 12 to obtain indemnification from the Indemnified Party.
11.4Certain Third Party Claims Related to Licensed Products in the Shared Territory.  The Parties shall share in any Shared Program Damages.  With respect to any Shared Program Damages incurred by a Party (or any of its Indemnified Persons) during the Term, such Shared Program Damages shall be deemed to constitute (and shall be included in) Joint Development Costs, Joint Early Program Development Costs or Joint Operational Costs, as applicable (and the Parties shall cooperate in good faith to allocate such amount(s) to the appropriate cost category).  After the Term, any Shared Program Damages shall continue to be shared with [***] and the Party (or any of its Indemnified Persons) that has incurred such Shared Program Damages shall be reimbursed by the other Party [***] no later than [***] after receipt of reasonable documentation evidencing such amounts.  If either Party receives notice of a Third Party claim that arises from or is based on any Shared Program Activities, such Party shall inform the other Party in writing as soon as reasonably practicable, and the Parties shall discuss a strategy on how to defend against such Third Party claim.

11.5Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR ANY TORT CLAIMS ARISING HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1, 11.2 OR 11.4, (B) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 12, OR (C) DAMAGES AVAILABLE IN THE CASE OF A PARTY’S FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT.
11.6Insurance.
(a)General. Each Party shall maintain, at its own expense, insurance to cover such Party’s obligations under this Agreement; provided, however Roche has the right, in its sole discretion to self-insure, in part or in whole, for any such coverage. Each party shall, at a minimum, maintain the insurance coverage specified in Section 11.6(b).  Such insurance policies shall be primary and non-contributing, including any deductibles, with respect to any other similar insurance policies available to the other Party or its Affiliates, and shall be maintained with an insurance company or companies having an A.M. Best’s rating (or its equivalent) of A-VII or better. Each Party shall provide the other Party with written evidence of such insurance upon the other Party’s request. Each Party shall provide the other with written notice of any expiration, cancellation, non-renewal or material change in accordance with policy provisions in such insurance, in each case, which materially adversely affects the rights of the other Party hereunder. The insurance policies shall be under an occurrence form, but if only a claims-made form is available to a Party, such Party shall maintain the insurance coverage for a term of [***].  [***]. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11.
(b)Each Party shall maintain [***].
Article 12CONFIDENTIALITY
12.1Non-Use and Non-Disclosure.  Subject to the remainder of this Article 12, during the Term and [***], a Receiving Party shall (i) treat Confidential Information provided by Disclosing Party as it would treat its own information of a similar nature, (ii) take all reasonable precautions not to disclose such Confidential Information to Third Parties, without the Disclosing Party’s prior written consent, and (iii) not use such Confidential Information other than for fulfilling its obligations or exploit its licenses and other rights under this Agreement.
12.2Permitted Disclosure.  Notwithstanding the obligation of non-use and non-disclosure set forth in Section 12.1, the Parties recognize the need for certain exceptions to this obligation, specifically set forth below in Sections 12.3, 12.4 and 12.5, with respect to press releases, patent rights, publications, and certain commercial considerations.

12.3Initial Press Releases; Further Publicity and Communications Alignment.
(a)Initial Press Releases. Promptly following the Effective Date, the Parties shall have the right to individually issue agreed upon press releases announcing the existence and selected key terms of this Agreement and the Stock Purchase Agreement, each in a form substantially similar to those attached as Appendix 12.3(a)(1) (with respect to BPM) and Appendix 12.3(a)(2) (with respect to Roche) (each, an “Initial Press Release”).
(b)Additional Press Releases.  Following the Effective Date and the issuance of an Initial Press Release, except as otherwise set forth in Sections 12.3(d), 12.4 and 12.5, each Party shall have the right to issue additional press releases related to the activities contemplated by this Agreement in accordance with this Section 12.3(b):
(i)By Roche. Roche shall issue press releases in accordance with its internal policy that typically does not issue a second press release until Phase 1 Clinical Trial proof-of-concept has been achieved for a Licensed Product. Roche shall provide a copy of any draft press release related to the activities contemplated by this Agreement and shall endeavor to provide such draft at least [***] prior to its intended issuance to BPM for its review and comment.  BPM shall provide any comments as soon as practicable, and Roche shall consider in good faith any timely comments provided by BPM.
(ii)By BPM. Except for any additional press release (A) issued by BPM in accordance with Section 12.3(d) or (B) required to be issued by BPM as a matter of law in accordance with Section 12.5, BPM shall not issue additional press releases related to the activities contemplated by this Agreement without Roche’s prior approval. For each such additional press release approved by Roche, BPM shall provide a copy of any such additional draft press release and shall endeavor to provide such copy [***] prior to its intended issuance to Roche for its review and comment.  Roche shall provide any comments as soon as practicable, and BPM shall consider in good faith any timely comments provided by Roche. For the avoidance of doubt, following the Effective Date, except as required as a matter of law in accordance with Section 12.5, BPM shall not issue any additional press release related to (x) any new results from a Clinical Trial for a Licensed Product or (y) the Regulatory Approval of a Licensed Product for a new Indication or in a new jurisdiction, in each case, without Roche’s prior approval.
(c)Communications Alignment. To ensure communications alignment, the Parties shall periodically meet and discuss and keep the other Party reasonably informed of their communications plans and strategies related to the activities contemplated by this Agreement.  In addition, any responses to inquiries by media or other Third Parties after issuance of a press release by either Party (solely or jointly with the other Party) pursuant to this Section 12.3 shall consist solely of the language in such press release and otherwise follow response guidelines, if any, that may be mutually developed by the Parties, except to the extent additional or varying disclosure is (A) required by a Regulatory Authority, including the SEC (or foreign equivalent) to comply with either Party’s disclosure obligations as a public company or (B) permitted in accordance with Sections 12.3(d), 12.4 or 12.5.
(d)Further Disclosures. In addition, the Parties agree that after (i) the issuance of a press release (including any Initial Press Release by each Party) in accordance with Section 12.3(b), (ii) a publication in accordance with Section 12.4 or (iii) a disclosure in accordance with Section 12.5, a Party may make subsequent public disclosures in quarterly earnings press releases (subject to Section 12.5(b)), investor and analyst presentations and its corporate or its Affiliates’ corporate websites reiterating such information without having to obtain the other Party’s prior consent and approval so long as the information remains true, correct, and the most current information with respect to the subject matters set forth therein and would not reasonably be expected to adversely impact the other Party.
12.4Publications.  The following restrictions shall apply with respect to disclosure by any Party of Confidential Information in any publication or presentation:
(a)Both Parties acknowledge that it is their policy for the studies and results thereof to be registered and published in accordance with their internal guidelines.  Roche, in accordance with its internal policies and procedures, shall have the right to publish all results related to Licensed Products from any Supplemental Studies conducted by or on behalf of Roche or its Affiliates.  BPM, in accordance with its internal policies, shall have the right to publish all results related to Licensed Products from any Supplemental Studies conducted by or on behalf of BPM or its Affiliates. The Parties shall publish all results from any Clinical Trial conducted by or on behalf of the Parties or their respective Affiliates under any Development Plan in accordance with the publications strategy and plans established by the JCC, JMAC or JDC, as applicable.
(b)A Party (“Publishing Party”) shall provide the other Party with a copy of any proposed material publication or presentation at least [***] prior to submission for publication so as to provide such other Party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Confidential Information disclosed by the other Party to the Publishing Party in accordance with the requirements of this Agreement.  The incorporation of such recommended changes shall not be unreasonably refused; and if such other Party notifies (“Publishing Notice”) the Publishing Party in writing, within [***] after receipt of the copy of the proposed publication, presentation, or manuscript, that such publication or presentation in its reasonable judgment (i) contains an invention, solely or jointly conceived or reduced to practice by the other Party, for which the other Party reasonably desires to obtain patent protection or (ii) could be expected to have a material adverse effect on the commercial value of any Confidential Information disclosed by the other Party to the Publishing Party, the Publishing Party shall prevent such publication or delay such publication for a mutually agreeable period of time.  In the case of inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on such invention, and in no event less than [***] from the date of the Publishing Notice.
12.5Commercial Considerations.
(a)Nothing in this Agreement shall prevent a Receiving Party or its Affiliates from disclosing Confidential Information of the Disclosing Party and the existence and terms of this Agreement or the Stock Purchase Agreement to (i) governmental agencies to the extent required or desirable to secure government approval for the Exploitation of a Licensed Product in the Territory or to obtain patents in accordance with this Agreement, provided that such Confidential Information shall be disclosed only to the extent reasonably necessary to do so, and where permitted, subject to confidential treatment, (ii) Third Parties actually or potentially acting on behalf of the Receiving Party or its Affiliates, to the extent reasonably necessary for the Receiving Party to perform its obligations or exercise its rights under this Agreement, (iii) Third Parties requesting Clinical Trial data information (in accordance with the Receiving Party’s then-current data sharing policy), (iv) Third Parties to the extent reasonably necessary to market the Licensed Products in the Territory, (v) its Affiliates, consultants, CROs, licensees or Sublicensees, and its and their directors, officers, employees, agents or advisors (including accountants, attorneys, consultants, bankers, financial advisors and members of advisory boards) who reasonably require Confidential Information in order for a Party, its Affiliates or Sublicensees to perform its or their activities, or in exercising its or their rights, under this Agreement, are informed of the confidential nature of such information and are bound by non-use and confidentiality obligations with respect to such Confidential Information, and (vi) any bona fide potential or actual sources of debt or equity financing or parties to a merger, acquisition or similar transaction (including attorneys, accountants, consultants, bankers or financial advisors of the foregoing) who reasonably require such Confidential Information as part of their due diligence investigations and who are informed of the confidential nature of such information and this Agreement and are bound by obligations of non-use and confidentiality with respect to such Confidential Information (which may include, solely with respect to attorneys and accountants, professional ethical obligations).
(b)A Party may disclose Confidential Information of the other Party to the extent that such Confidential Information is required to be disclosed by such Party to comply with Applicable Law or judicial or administrative process, including (i) the rules and regulations of the SEC (or equivalent foreign agency) or a securities exchange on which its or its Affiliate’s securities are listed (or to which an application for listing has been submitted) or (ii) to defend or prosecute litigation or to comply with court orders or governmental regulations; provided that, to the extent practicable and not prohibited by Applicable Law or judicial or administrative process, the disclosing Party shall provide prior written notice and a draft of such disclosure to the non-disclosing Party [***], as soon as practicable in advance of such disclosure to provide the non-disclosing Party the opportunity to review and comment and shall specify to the non-disclosing Party when its comments need to be provided in order to be considered.  The non-disclosing Party shall provide any comments as soon as practicable, and the disclosing Party shall consider in good faith any timely comments provided by the non-disclosing Party; provided that the disclosing Party (A) may or may not accept such comments in its sole discretion, (B) discloses such Confidential Information only to the extent reasonably necessary to do so, and (C) to the extent practicable, takes (or causes to be taken) all reasonable and lawful actions to avoid and minimize the extent of such disclosure.  Notwithstanding anything to the contrary in this Article 12, BPM may disclose in accordance with this Section 12.5(b) the achievement of any milestone event or the payment of royalties under this Agreement (including the nature, BPM’s assessment of probability, amount, payment and timing of any such milestone event or royalty) or any financial information with respect to Licensed Products in the Shared Territory provided by Roche under Section 8.4 or with respect to the Licensed Products in the Territory provided by Roche under Section 8.8 whether by press release, SEC filing or other similar disclosure.
(c)In addition, either or both Parties may be obligated to make a filing or disclosure of a copy of this Agreement or one or more of the Ancillary Agreements (in each case, including any subsequent amendments thereto) with the SEC (or equivalent foreign agency) or a Governmental Authority,  and each Party shall be entitled to make such a required filing or disclosure; provided that, to the extent not prohibited by Applicable Law or judicial or administrative process, prior to making any such filing or disclosure, such Party shall provide a draft of this Agreement or such Ancillary Agreements (in each case, or amendments thereto, as applicable) to the other Party as soon as practicable in advance of such filing or disclosure to provide the other Party the opportunity to review and comment and shall specify to the non-disclosing Party when its comments need to be provided in order to be considered.  The non-disclosing Party shall provide any comments as soon as practicable, and the disclosing Party shall consider in good faith any timely comments provided by the non-disclosing Party; provided that the disclosing Party may or may not accept such comments in its sole discretion.  Each Party shall be responsible for its own legal and other external costs in connection with any such filing or disclosure pursuant to this Section 12.5(c).
12.6Use of Names.  Following the issuance of the press release attached hereto as Appendix 12.3, each Party shall have the right to use the other Party’s name and logo in presentations, its website, collateral materials, investor and analyst presentations and corporate overviews to describe the collaboration relationship, as well as in taglines of press releases issued pursuant to this Article 12; provided that neither Party shall use the other Party’s corporate name in such manner that the distinctiveness, reputation, and validity of any trademarks and corporate or trade names of such other Party shall not be impaired, and consistent with best practices used by such other Party for its other collaborators.

12.7Tax Treatment.  Nothing in this Article 12 shall limit either Party in any way from disclosing to any Third Party such Party’s U.S. or foreign income tax treatment and the U.S. or foreign income tax structure of the transactions relating to such Party that are based on or derived from this Agreement, or materials of any kind (including opinions or other tax analyses) relating to such tax treatment or tax structure to the extent that nondisclosure of such matters is reasonably necessary in order to comply with applicable securities laws.
12.8Attorney-Client Privilege.  Neither Party is waiving, nor shall be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges or the like as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, such privileges and protections.  The Parties:  (a) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Effective Date both the Receiving Party and the Disclosing Party shall have the right to assert such protections and privileges.  Notwithstanding the foregoing, nothing in this Section 12.8 shall apply with respect to a dispute between the Parties (including their respective Affiliates).
Article 13TERM AND TERMINATION
13.1Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall expire, on a Licensed Product-by-Licensed Product basis, (a) in the Shared Territory, at the expiry of the Gross Profit Sharing Term for such Licensed Product and (b) in the Roche Territory, on a country-by-country basis at the end of the applicable Royalty Term for such Licensed Product (the “Term”).
13.2Termination Rights of each Party.
(a)Termination by Roche.  Roche shall have the right to terminate this Agreement in its entirety or on a Licensed Product-by-Licensed Product or country-by-country basis [***].
(b)Termination by BPM.  BPM shall have the right to terminate this Agreement in its entirety upon written notice to Roche in the event that Roche or any of its Affiliates or Sublicensees directly or indirectly challenges in a legal or administrative proceeding the patentability, enforceability or validity of any BPM Patents (except as a defense against a claim, action or proceeding asserted by BPM against Roche or its Affiliates or Sublicensees) (a “Patent Challenge”); provided that BPM shall not have the right to terminate this Agreement under this Section 13.2(b) for any such Patent Challenge by any Sublicensee if such Patent Challenge is dismissed within [***] of BPM’s notice to Roche under this Section 13.2(b) and not thereafter continued.  In the event Roche intends to assert a Patent Challenge in any forum, not less than [***] prior to making any such assertion, Roche shall provide to BPM a complete written disclosure of each basis known to Roche for such assertion.  In the event that BPM has not yet exercised its right to terminate this Agreement pursuant to this Section 13.2(b), as of and following an initial ruling in any such legal or administrative proceeding finding any BPM Patents that are the subject of such Patent Challenge are not invalid, unenforceable or not patentable, the royalty rates set forth in Section 8.7, as applicable, shall double for the remainder of the Term.
13.3Termination by Either Party for Breach or Insolvency.
(a)Breach.
(i)Subject to Section 13.3(b), BPM shall have the right to terminate this Agreement in its entirety or with respect to any country or Licensed Product upon written notice to Roche if Roche materially breaches its obligations under this Agreement with respect to such country or Licensed Product and, after receiving written notice from BPM identifying such material breach by Roche in reasonable detail, fails to cure such material breach within [***] from the date of such notice (or within [***] from the date of such notice in the event such material breach is solely based upon Roche’s failure to pay any amounts due BPM hereunder).
(ii)Subject to Section 13.3(b) and 13.3(c), Roche shall have the right to terminate this Agreement in its entirety or with respect to a country or Licensed Product upon written notice to BPM if BPM materially breaches its obligations under this Agreement with respect to such country or Licensed Product and, after receiving written notice from Roche identifying such material breach by BPM in reasonable detail of its obligations under this Agreement, fails to cure such material breach within [***] from the date of such notice (or within [***] from the date of such notice in the event such material breach is solely based upon BPM’s failure to pay any amounts due Roche hereunder).
(b)Disputed Breach.  If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 13.3(a), and such alleged breaching Party provides the other Party notice of such dispute within such [***] period, as applicable, then the non-breaching Party shall not have the right to terminate this Agreement under Section 13.3(a) unless and until an arbitrator, in accordance with Article 14, has determined that the alleged breaching Party has materially breached the Agreement and that such Party fails to cure such breach within [***] following such arbitrator’s decision (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within [***] following such arbitrator’s decision).  It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect.
(c)Disfavored Remedy.  The Parties agree that termination pursuant to this Section 13.3 is a remedy to be invoked only if the breach cannot be adequately remedied through a combination of specific performance and the payment of money damages.  In that regard, if the money damages payable under this Agreement by reason of a breach were materially limited by reason of Section 12.5 (for reasons other than the exclusion for punitive damages), it shall be assumed that the payment of money damages was not an adequate remedy for the breach unless the breaching Party elects to waive the protections of Section 12.5 (other than with respect to punitive damages) and pay the resulting amounts.
(d)Insolvency.  If, at any time during the Term (i) a case is commenced by or against either Party under Title 11, United States Code, as amended, or analogous provisions of Applicable Law outside the United States (the “Bankruptcy Code”) and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed within [***] after the commencement thereof, (ii) either Party files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (iii) either Party assigns all or a substantial portion of its assets for the benefit of creditors, (iv) a receiver or custodian is appointed for either Party’s business, or (v) a substantial portion of either Party’s business is subject to attachment or similar process; then, in any such case ((i), (ii), (iii), (iv) or (v)), the other Party may terminate this Agreement upon written notice to the extent permitted under Applicable Law.
13.4Effects of Termination of the Agreement.  Upon termination of this Agreement (i) with respect to one or more countries of the Territory or in its entirety (the “Terminated Region(s)”; with the entire Territory being the Terminated Region in the event of termination of this Agreement in its entirety) or (ii) with respect to one or more Licensed Products, the following shall apply with respect to the Terminated Region(s) and Reversion Product, as applicable (in addition to any other rights and obligations under this Article 13 or otherwise under this Agreement with respect to such termination):
(a)Exclusivity; Licenses.  The exclusivity obligations in Section 7.8(a) shall not apply with respect to the Reversion Product or any Compound contained in such Reversion Product.  The licenses granted in Article 7 and Section 9.9 shall terminate with respect to the Terminated Region(s) and the Reversion Product except that limited license rights shall remain in effect with respect to such Terminated Region(s) or Reversion Product, as applicable solely for the limited purpose of allowing Roche to (i) Develop or Manufacture Compounds and Licensed Product(s) in the Terminated Region(s) for sale or distribution thereof in any country which has not been terminated or (ii) to perform its other obligations under this Section 13.4.  Notwithstanding the foregoing, effective upon the effective date of termination of this Agreement with respect to any Terminated Region or Reversion Product, Roche hereby grants to BPM, effective only upon such termination, an exclusive, fully-paid, perpetual, irrevocable, royalty-free (in the case of a Lead Product) or royalty-bearing (in the case of any other Licensed Product) license, with the right to grant multiple tiers of sublicenses, under the Roche Technology (along with any other Patents Controlled by Roche that, absent a license, would be infringed by the manufacture, use, sale or import of a Licensed Product in a Terminated Region or a Reversion Product in the Territory) as such Roche Patents, Roche Know-How and interests in Roche Patents and Roche Know-How exist as of the effective date of termination, to Exploit Reversion Products for the Field in the Territory or Licensed Products in the Field in the Terminated Region(s), as applicable. For clarity, no licenses are granted with respect to a Roche Other Component, such as a Roche Clinical Compound or Roche Marketed Product. Royalties would be payable by BPM to Roche on worldwide BPM Net Sales depending upon the stage of development of the applicable Reversion Product at the time of termination as set forth in the following table and in accordance with the terms and conditions set forth in Sections 8.7(c) through 8.7(f) and Sections 8.8 through 8.16 mutatis mutandis:

[***]

(b)Regulatory Materials.
(i)Effective on the effective date of termination, Roche hereby assigns all Regulatory Materials, Regulatory Approvals, Pricing and Reimbursement Approvals and Pricing and Reimbursement Approvals, copies of material correspondence and conversation logs, pre-clinical and clinical study reports, clinical study protocols, and all data (in the format in which is maintained by Roche), including non-clinical and clinical data, in and for the benefit of the Terminated Regions solely relating to Reversion Products that are owned by Roche or its Affiliates.  Roche shall take all steps necessary to transfer ownership of all such assigned Regulatory Materials, Regulatory Approvals and Pricing Approvals to BPM, including submitting to each applicable Regulatory Authority a letter or other necessary documentation (with a copy to BPM) notifying such Regulatory Authority of the transfer of such ownership of each Regulatory Material, Regulatory Approval and Pricing and Reimbursement Approval. The Transition Agreement shall contain terms governing the coordination of the Party’s ongoing regulatory responsibilities with respect to Licensed Products.

(ii)Roche shall grant to BPM a right of reference under all Regulatory Materials, Regulatory Approvals and Pricing and Reimbursement Approvals for Reversion Products in the Terminated Regions that are Controlled by Roche or its Affiliates or Sublicensees, unless and until assigned to BPM pursuant to any Transition Agreement.
(c)Conduct During Termination Notice Period.
(i)Following any notice of termination permitted under this Article 13 [***], during any applicable termination notice period (the applicable “Termination Notice Period”), each Party shall continue to perform all of its obligations under this Agreement, including performing all activities allocated to it pursuant to the Development Plan, Joint Commercialization Plan and Joint Medical Affairs Plan, respectively, then in effect in accordance with the terms and conditions of this Agreement.  In such circumstances, each Party shall also continue to bear its share of all Joint Development Costs, Joint Early Program Development Costs and Joint Operational Costs, as applicable, incurred during the Termination Notice Period. [***].
(ii)During the applicable Termination Notice Period, neither Party shall make any statement to any Person, whether written, verbal, electronic or otherwise, that disparages any Licensed Product, the work performed by either Party under this Agreement, or the other Party.
(d)Transition Agreement.  In connection with the termination of this Agreement in its entirety or with respect to one or more countries, other than by Roche pursuant to Section 13.3(a), and to facilitate the reversion of the Reversion Products the Parties shall enter into a written agreement (the “Transition Agreement”) that would include other reasonable terms and conditions, including terms allocating costs and expenses, describing the Parties’ indemnification obligations, setting forth the Parties’ obligations with respect to unauthorized sales, and setting forth other coordination obligations.  If, despite such efforts, the Parties are unable to agree upon such terms and conditions within [***] from the effective date of the termination, either Party may refer the dispute for resolution by arbitration in accordance with Section 14.2, and the arbitrator shall have the authority to require the Parties to execute a Transition Agreement in the form approved by the arbitrator.
(i)Know-How Transfer Support.  Roche shall, at no cost to BPM, provide reasonable consultation and assistance for a period of no more than [***] for the purpose of disclosing and providing to BPM, all Roche Know-How not already in BPM’s possession that is relevant to the Reversion Products and the applicable Terminated Region(s).
(ii)Assignment of Contracts. At BPM’s request, all then-existing commercial arrangements to the extent relating solely and specifically to the Reversion Products and the applicable Terminated Region(s) that Roche is able, using reasonable commercial efforts, to disclose and provide to BPM, in each case, to the extent reasonably necessary or useful for BPM to commence or continue researching, Developing, Manufacturing or Commercializing the Reversion Products with respect to the applicable Terminated Region(s).  The foregoing shall include assigning, upon request of BPM, any agreements with Third Party suppliers or vendors, including Clinical Trial agreements, Manufacturing agreements and distribution agreements, to the extent they solely and specifically cover the supply or sale of Reversion Products in applicable Terminated Region(s).  If any such contract between Roche and a Third Party is not assignable to BPM (whether by such contract’s terms or because such contract does not relate specifically to Reversion Products or the Terminated Region(s)) but is otherwise reasonably necessary or useful for BPM to commence or continue researching, Developing, Manufacturing, or Commercializing Reversion Products with respect to the Terminated Region(s), then Roche shall reasonably cooperate with BPM in BPM’s efforts to obtain from such Third Party the assignment of such contract or of that portion of such contract that solely relates to researching, Developing, Manufacturing, or Commercializing Reversion Products with respect to the Terminated Regions.
(iii)Supply Obligations.  Unless and until the necessary Third Party Manufacturing agreements are assigned to BPM pursuant to the preceding sentences, or if Roche Manufactures the Reversion Products itself (and thus there is no contract to assign), the Transition Agreement shall either (i) to the extent allowable under such agreements, assign to BPM or its Affiliates the portion of Roche’s agreement(s) with its Third Party manufacturing provider related to the Reversion Product(s), or alternatively, use Commercially Reasonable Efforts to facilitate BPM’s entering into a direct supply agreement with such Third Party manufacturing provider of the Reversion Product(s) on comparable terms to those between Roche and such Third Party manufacturing provider (in each case assuming Roche is then obtaining supply of Reversion Products from a Third Party manufacturing provider) and (ii) to the extent Roche or its Affiliate is producing its own supply of the Reversion Products, supply such bulk finished Reversion Product, as applicable, to BPM for a reasonable period [***] to enable BPM to establish an alternate, validated source of supply for the applicable Reversion Products.  The cost to BPM for such supply shall be [***].  Without limiting the foregoing, in either case BPM shall additionally have the right to immediately have Roche commence the transfer of the Manufacturing process for such Reversion Product(s) to BPM or its designee.
(iv)Promotional Materials. Roche shall assign and transfer to BPM or its designee all of Roche’s rights, title, and interests in and to any promotional materials, training materials, medical education materials, packaging and labeling, and all other literature, information or similar materials related to the Reversion Products and copyrights and any registrations for the foregoing.
(e)Appointment as Exclusive Distributor. If Roche is Commercializing any Reversion Products as of the applicable effective date of termination, then, at BPM’s election (in its sole discretion) on a country-by-country basis [***], until such time as all Regulatory Approvals with respect to such Reversion Products in such country have been assigned and transferred to BPM, Roche will appoint BPM or its designee as its exclusive distributor of such Reversion Products in such country and grant BPM or its designee the right to appoint sub-distributors, to the extent not prohibited by any written agreement between Roche or any of its Affiliates and a Third Party [***].
(f)Third-Party Agreements.  To the extent that any payments would be owed by Roche to any Third Parties (including royalties, milestones and other amounts) under any Third Party agreements that are applicable to the grant to BPM of any (sub)license, right of reference or other right provided in this Section 13.4 or the Transition Agreement, or that are applicable to the exercise by BPM or any of its Affiliates or sublicensees of any sublicense or other right with respect thereto, Roche shall notify BPM of the existence and anticipated amounts of such payments and BPM shall have the right either to decline such (sub)license, right of reference or other right provided in this Section 13.4 or the Transition Agreement or to take the same, in which case BPM agrees to comply with any obligations under such agreements of Roche that apply to BPM and of which BPM was informed by Roche and to make such payments. Irrespective of anything to the contrary in this Agreement, any existing sublicense granted by Roche to a Third Party in the Roche Territory under Section 7.1(a) (and any further sublicenses thereunder) shall, upon written request of Roche, remain in full force and effect, provided that (i) such Third Party Sublicensee is not then in breach of its sublicense agreement (and, in the case of termination by BPM for breach by Roche, that such Third Party Sublicensee and any further sublicensees did not cause or otherwise contribute to the breach that gave rise to the termination by BPM), (ii) for clarity, BPM’s obligations with respect to such Third Party Sublicensee do not in any event exceed those obligations to Roche under this Agreement that apply to the sublicense agreement, and (iii) such Third Party Sublicensee agrees to be bound to BPM under the financial and other terms and conditions of the sublicense agreement.  BPM shall thereafter enter into a direct license with such Sublicensee on terms consistent with this Agreement.
(g)Ongoing Clinical Trials.
(i)Transfer to BPM.  In connection with the termination of this Agreement or with respect to one or more Terminated Region(s) or Reversion Product(s), other than by Roche pursuant to Section 13.3(a), if, as of the effective date of termination of this Agreement with respect to a Reversion Product, Roche or its Affiliates are conducting any Clinical Trials for such Reversion Product, then, at BPM’s election on a Clinical Trial-by-Clinical Trial basis, Roche shall fully cooperate, and shall ensure that its Affiliates fully cooperate, with BPM to transfer the conduct of such Clinical Trial to BPM or its designees.  BPM shall assume any and all liability for the conduct of such transferred Clinical Trial for a Reversion Product after the effective date of such transfer (except to the extent arising prior to the transfer date or from any willful misconduct or negligent act or omission by Roche, its Affiliates or their respective employees, agents and contractors).  Roche shall provide such knowledge transfer and other training to BPM or its designated Affiliate or Third Party as reasonably necessary for Blueprint or such designated Affiliate or Third Party to continue such Clinical Trial for the applicable Reversion Product.
(ii)Wind-Down.  If BPM does not elect to assume control of any such Clinical Trials for a Reversion Product, then Roche shall, in accordance with accepted pharmaceutical industry norms and ethical practices, wind-down the conduct of any such Clinical Trial in an orderly manner.  Roche shall be responsible for any costs and expenses associated with such wind-down.
(h)Remaining Inventories.
(i)Roche shall be entitled, during the [***] following termination of this Agreement, to finish any work-in-progress and to sell, as applicable, (i) in the Terminated Region(s) any inventory of Licensed Product or (ii) in the Territory any Reversion Product that remains on hand as of the effective date of the termination.  Roche shall pay BPM the amounts applicable to such sales in accordance with the terms and conditions of this Agreement.
(ii)At any time within [***] after the effective date of termination with respect to any Reversion Product or Terminated Region(s), BPM shall have the right, in its sole discretion and upon written notification to Roche, to purchase from Roche any or all of the inventory of Reversion Products held by Roche as of the date of such notice solely for distribution in the Terminated Region(s) and not for distribution in other countries (that are not committed to be supplied to any Third Party or Sublicensee as of such date) [***].
13.5Other Remedies.  Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination.  Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.
13.6Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by BPM and Roche are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S.

Bankruptcy Code.  The Parties agree that each Party, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party (such Party, the “Bankrupt Party”) under the U.S. Bankruptcy Code, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by the Bankrupt Party upon written request therefor by the other Party.

13.7Survival.  Termination or expiration of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement.  Notwithstanding anything to the contrary, the following provisions shall survive and apply after expiration or termination of this Agreement in its entirety:  Sections 7.2(d) (BPM Retained Rights; License to BPM), 9.1 (Ownership of Inventions), 9.2 (Create Act), 10.1(d) (No Debarment), 10.4 (Disclaimer), 10.5 (No Other Representations or Warranties), 13.4 (Effects of Termination of the Agreement), 13.5 (Other Remedies), 13.6 (Rights in Bankruptcy), 13.7 (Survival) and Article 1 (Definitions, but only to the extent necessary to interpret the Agreement), Article 8 (Financials, but only with respect to any payments accrued thereunder prior to expiration or termination of the Agreement), Article 11 (Indemnification), Article 12 (Confidentiality), Article 14 (Dispute Resolution), and Article 15 (Miscellaneous).  For any surviving provisions requiring action or decision by a Committee, each Party shall appoint representatives to act as its Committee members.  All provisions not surviving in accordance with the foregoing shall terminate upon expiration or termination of this Agreement and be of no further force and effect.  If this Agreement is terminated with respect to one or more Reversion Products or Terminated Region(s) but not in its entirety, then following such termination the foregoing provisions of this Agreement shall remain in effect with respect to the Reversion Products or Terminated Region(s) (to the extent they would survive and apply in the event the Agreement expires or is terminated in its entirety), and all provisions not surviving in accordance with the foregoing shall terminate upon termination of this Agreement with respect to the applicable Reversion Products or Terminated Region(s) and be of no further force and effect (and for the avoidance of doubt all provisions of this Agreement shall remain in effect with respect to any countries that are not terminated).
Article 14DISPUTE RESOLUTION
14.1Disputes.

Unless otherwise set forth in this Agreement, in the event of any dispute in connection with this Agreement, such dispute shall be referred to the respective executive officers of the Parties designated below or their designees, for good faith negotiations attempting to resolve the dispute.  The designated executive officers are as follows:

For BPM:Chief Executive Officer

For Roche:Head of Pharma Partnering

14.2Arbitration.

Except as otherwise expressly set forth in this Agreement (including with respect to any matters that are determined by an Expert or the Expert Committee), should the Parties fail to agree within [***] after such dispute has first arisen, it shall be finally settled by arbitration in accordance with the Rules of American

Arbitration Association (“AAA”) as in force at the time when initiating the arbitration.  The tribunal shall consist of three (3) arbitrators.  The place of arbitration shall be New York City, New York, US and the arbitration shall be governed by the Laws of the State of New York.  The language to be used shall be English.  Documents submitted in the arbitration (the originals of which are not in English) shall be submitted together with an English translation.

(a)Arbitrators.
(i)Each Party shall nominate one arbitrator who are retired judges or attorneys with at least [***] years of relevant experience in the pharmaceutical or biotechnology industry, each of whom shall be impartial and independent.  Should the claimant fail to appoint an arbitrator in the request for arbitration within [***] of being requested to do so, or if the respondent should fail to appoint an arbitrator in its answer to the request for arbitration within [***] of being requested to do so, the other Party shall request the AAA to make such appointment.
(ii)The arbitrators nominated by the Parties shall, within [***] from the appointment of the arbitrator nominated in the answer to the request for arbitration, and after consultation with the Parties, agree and appoint a third arbitrator, who shall act as a chairman of the three arbitrator committee (the “Arbitral Tribunal”).  Should such procedure not result in an appointment within [***] time period set forth in Section 14.2(a)(i), either Party shall be free to request the AAA to appoint the third arbitrator.
(iii)Where there is more than one (1) claimant or more than one (1) respondent, the multiple claimants or respondents shall jointly appoint one (1) arbitrator.
(iv)If any Party-appointed arbitrator or the third arbitrator resigns or ceases to be able to act, a replacement shall be appointed in accordance with the arrangements provided for in this clause.
(b)Decisions; Timing of Decisions.
(i)The arbitrators shall render a written opinion setting forth findings of fact and conclusions of law with the reason therefor stated, within no later than [***] from the date on which the arbitrators were appointed to the dispute.  A transcript of the evidence adduced at the arbitration hearing shall be made and, upon request, shall be made available to each Party.
(ii)The time periods set forth in the AAA Arbitration Rules shall be followed; provided however that the arbitrators may modify such time periods as reasonably necessary to render a written opinion in accordance with this Section 14.2(b).
(iii)The Arbitrator is empowered to award any remedy allowed by law, including money damages, prejudgment interest and attorneys’ fees, and to grant final, complete, interim, or interlocutory relief, including injunctive relief.
(iv)This arbitration agreement does not preclude either Party seeking conservatory or interim measures from any court of competent jurisdiction including, without limitation, the courts having jurisdiction by reason of either Party’s domicile.  Conservatory or interim measures sought by either Party in any one or more jurisdictions shall not preclude the Arbitral Tribunal granting conservatory or interim measures.  Conservatory or interim measures sought by either Party before the Arbitral Tribunal shall not preclude any court of competent jurisdiction granting conservatory or interim measures.

(v)In the event that any issue shall arise which is not clearly provided for in this Section 14.2(b), the matter shall be resolved in accordance with the AAA Arbitration Rules.
(vi)Any arbitration proceeding hereunder shall be confidential and the arbitrators shall issue appropriate protective orders to safeguard each Party’s Confidential Information.  Except as required by Applicable Law or in a proceeding to enforce the results of the arbitration, neither Party shall make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrators without prior written consent of the other Party.  The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law.
(vii)Notwithstanding anything to the contrary in this Agreement, any and all issues regarding the scope, construction, validity or enforceability of any Patent shall be determined in a court of competent jurisdiction under the local patent laws of the jurisdictions having issued the Patent in question.
(viii)Notwithstanding anything to the contrary in this Agreement, any and all issues regarding a breach or alleged breach of a Party’s obligations under Article 13 (Confidentiality) shall be determined in a court of competent jurisdiction under the laws of the State of New York, with express exclusion of its conflict of laws principles.
(ix)Fees, costs and expenses of arbitration are to be divided by the Parties in the following manner:  BPM shall pay for the arbitrator it chooses, Roche shall pay for the arbitrator it chooses, and the Parties shall share payment for the third arbitrator.
14.3Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its conflict of laws principles, and shall not be governed by the United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention).
14.4Award.  Any award to be paid by one Party to the other Party as determined by the arbitrators as set forth above under Section 14.2 shall be promptly paid in U.S. dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement.  Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 14, and agrees that, subject to the U.S. Federal Arbitration Act, 9 U.S.C. §§ 1-16, judgment may be entered upon the final award in the Federal District Court for the State of New York and that other courts may award full faith and credit to such judgment in order to enforce such award.  The award shall include interest from the date of any damages incurred for breach of the Agreement, and from the date of the award until paid in full, at a rate fixed by the arbitrator.
14.5Injunctive Relief; Remedy for Breach of Exclusivity.  Nothing in this Article 14 shall preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.  Therefore, in addition to its rights and remedies otherwise available at law, including the recovery of damages for breach of this Agreement, such non-breaching Party shall be entitled to seek (a) equitable relief, specifically including, but not limited to, both interim and permanent restraining orders and injunctions, and (b) such other and further equitable relief as the court may deem proper under the circumstances.  For the avoidance of doubt, nothing in this

Section 14.5 shall otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 13.3.

14.6Confidentiality.  The arbitration proceeding shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard each Party’s Confidential Information.  Except as required by law, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of the other Party.  The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law.
14.7Survivability.  Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.
14.8Jurisdiction.  For the purposes of this Article 14, the Parties acknowledge their diversity (Roche having a principal place of business in Basel, Switzerland and BPM having its principal place of business in the Commonwealth of Massachusetts), and except as provided in Section 14.9, agree to accept the jurisdiction of any United States District Court located in New York for the purposes of enforcing or appealing any awards entered pursuant to this Article 14 and for enforcing the agreements reflected in this Article 14 and agree not to commence any action, suit or proceeding related thereto except in such courts.
14.9Patent and Trademark Disputes.  Notwithstanding Section 14.2, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any BPM Patents, Collaboration Patents, Joint Collaboration Patents, Roche Patents, Global Brand Elements, or Product Marks covering the manufacture, use, importation, offer for sale or sale of Licensed Products shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.
Article 15MISCELLANEOUS
15.1Entire Agreement; Amendment.  This Agreement, including the Exhibits and Appendices hereto, and the Ancillary Agreements set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof, whether written or oral and including that certain Non-Disclosure Agreement by and between BPM and Hoffmann-La Roche Inc. effective [***], but provided that all “Confidential Information” disclosed or received by BPM or Roche thereunder shall be deemed “Confidential Information” disclosed or received by such Party under this Agreement and shall be subject to the terms and conditions of this Agreement.  In the event of any inconsistency between any Exhibits, schedules or attachments to this Agreement or any plan under this Agreement (including any Development Plan, Joint Commercialization Plan or Joint Medical Affairs Plan) and this Agreement, the terms of this Agreement shall prevail.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as specifically set forth in this Agreement.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
15.2Force Majeure.  Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party that are not reasonably foreseeable or avoidable, potentially including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, earthquakes, floods, pandemics or other acts of God (provided that such failure or delay could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances) (each a “Force Majeure Event”).  The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances and resume performance of its obligations hereunder.  If the failure to perform due to such Force Majeure Event continues for [***], then the unaffected Party may terminate this Agreement upon written notice to the other Party.

15.3Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3 (with a courtesy copy sent by email, which shall not constitute notice), and shall be deemed to have been given for all purposes when delivered by internationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested.  This Section 15.3 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to BPM:

Blueprint Medicines Corporation
45 Sidney Street
Cambridge, Massachusetts 02139
U.S.A.
Attn: Chief Executive Officer

with a copy to:

Blueprint Medicines Corporation
45 Sidney Street
Cambridge, Massachusetts 02139
U.S.A.
Attn: Chief Legal Officer
Email: [***]

If to Roche:

F. Hoffmann-La Roche Ltd
Grenzacherstrasse 124
4070 Basel
Switzerland
Attn: Legal Department
Facsimile No.: [***]

and:

Genentech, Inc.
1 DNA Way
South San Francisco California 94080
U.S.A.

Attn. Corporate Secretary
Facsimile No.: [***]

15.4No Strict Construction; Headings.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.
15.5Assignment.
(a)Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party; provided that either Party may assign or transfer this Agreement without the other Party’s consent (but with written notice to the other Party promptly following such assignment or transfer) to an Affiliate or to a successor to all or substantially all of the business or assets to which this Agreement relates, whether by merger, sale of stock, sale of assets, reorganization, consolidation, royalty factoring or other similar transaction or series of transactions.  Any permitted successor or assignee of rights or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights or obligations (and in any event, any Party assigning this Agreement to an Affiliate shall remain bound by the terms and conditions hereof).  Any permitted assignment shall be binding on the successors of the assigning Party.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.5 shall be null, void and of no legal effect.
(b)Securitization Transaction.  Notwithstanding anything to the contrary in Section 15.5(a) or elsewhere in this Agreement, BPM may assign to a Third Party its right to receive all of the milestone payments, sales milestone payments, royalty payments owed under Article 8 (such assignment, a “Securitization Transaction”) after notifying Roche.  Further, in connection with a contemplated Securitization Transaction, BPM may disclose to such Third Party the terms of this Agreement and the royalty reports contemplated under Section 8.8, without the prior written consent of Roche, to the extent reasonably necessary to enable such Third Party to evaluate the Securitization Transaction opportunity (provided that such Third Party is under obligations of confidentiality and non-use with respect to such Confidential Information that are no less stringent than the terms of Article 12), and to allow such Third Party to exercise its rights under this Section 15.5(b).  As part of any consummated Securitization Transaction, BPM may assign its right to receive the royalty reports and to conduct audits under Section 8.15 to the counterparty in such Securitization Transaction, and to allow such counterparty to exercise its rights under such Sections; provided that after such assignment BPM shall have no further right to receive the royalty reports or to conduct audits under Section 8.15.
(c)Notwithstanding anything to the contrary herein, (i) no material, Know-How, Patent, Regulatory Materials or Regulatory Approvals not Controlled by a Party or any of its Affiliates prior to a Change of Control of such Party shall be deemed Controlled for purposes of this Agreement after such Change of Control, other than (1) any Collaboration Know-How arising from the performance of the Collaboration no matter when Controlled, and (2) any Patent that claims priority, directly or indirectly, to any other Patent first Controlled by such Party before such Change of Control no matter when such Patent is filed or issued, and (ii) this Agreement (including Section 7.8 (Exclusivity)) shall apply only to those assets (including the items identified in clause (i) above) Controlled by such Party and its Affiliates before such Change of Control.

15.6Non-Solicitation.  During [***], each Party (each, a “Recruiting Party”) agrees that neither it nor any of its Affiliates shall recruit, solicit, or induce any full-time employee of the other Party (the “Employing Party”) or any of its Affiliates who has been in contact with the Recruiting Party in connection with this Agreement (whether prior to, on or after the Effective Date) to terminate his or her employment with the Employing Party or any of its Affiliates and become employed by or consult for the Recruiting Party or any of its Affiliates, and whether or not such employment or consulting is pursuant to a written agreement or such employment is at-will.  For purposes of the foregoing, “recruit,” “solicit,” or “induce” shall not be deemed to mean (a) circumstances where an employee of an Employing Party or any of its Affiliates (i) initiates contact with the Recruiting Party or any of its Affiliates with regard to possible employment; or (ii) responds to general solicitations of employment not specifically targeted at employees of the Employing Party or any of its Affiliates, including responses to general advertisements or postings, and (b) discussions, interviews, negotiations, offers, or acceptances of employment or similar activities that arise as a result of circumstances described in the foregoing clause (a).
15.7Further Actions.  Each Party agrees to execute, acknowledge and deliver (or cause to be executed, acknowledged and delivered) such further instruments, and to do (or cause to be done) all such other acts, as may be necessary or appropriate or as the other Party may reasonably request in order to carry out the purposes and intent of this Agreement.
15.8Compliance with Applicable Law.  Each Party shall comply with Applicable Law in the course of performing its obligations or exercising its rights pursuant to this Agreement, including Anti-Corruption Laws.  Each Party shall take no action that would cause the other Party to be in violation of Anti-Corruption Laws.  Further, each Party shall notify the other Party if such Party has any information or suspicion that there may be a violation of Anti-Corruption Laws in connection with the performance of this Agreement.
15.9Interpretation.  The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.  Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections, Exhibits or Appendices to this Agreement and references to this Agreement include all Exhibits and Appendices hereto.  Unless context otherwise clearly requires, whenever used in this Agreement:  (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (e) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;” (f) provisions that require that a Party or the Parties hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise and that consents not be unreasonably withheld, delayed or conditioned; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; and (i) unless expressly stated, dollar amounts set forth herein are U.S. dollars.  Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.  This Agreement has been prepared in the English language, and the English language shall control its interpretation.  In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.
15.10Severability.  If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by an arbitrator or by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering into this Agreement may be realized.

15.11No Waiver.  Any failure or delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.  No waiver shall be effective unless it has been given in writing and signed by any authorized representative of the Party giving such waiver.
15.12Relationship of Parties.  Nothing in this Agreement, other than as described in Section 8.11(a), is intended or will be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties.    No Party will incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided therein.  There are no express or implied Third Party beneficiaries hereunder [***].
15.13Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered shall be deemed to be original signatures, shall be valid and binding upon the Parties, and, upon delivery, shall constitute due execution of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their respective duly authorized representatives as of the Effective Date.

Blueprint Medicines Corporation F. HOFFMANN-LA ROCHE LTD

By:  /s/ Jeffrey W. Albers By:  /s/ James Sabry

Name: Jeffrey W. AlbersName: James Sabry

Title: Chief Executive OfficerTitle: Global Head, Pharma Partnering

By:  /s/ Stefan Arnold

Name: Stefan Arnold

Title: Head Legal Pharma

GENENTECH, Inc.

By:  /s/ Edward Harrington

Name: Edward Harrington

Title: Chief Financial Officer

Signature Page to Collaboration Agreement

EXHIBIT A

BPM Patents

[***]

EXHIBIT B

Lead Backups

[***]

EXHIBIT C

Lead Compound Metabolites

[***]

EXHIBIT D

Manufacturing Cost

“Manufacturing Cost” means the fully burdened cost of Manufacturing Licensed Products (or other component(s) contained therein or placebo, as applicable), including any devices and other delivery technologies that are packaged or otherwise distributed with such Licensed Product, to be used in the calculation of Cost of Goods Sold, which equals the sum of (a) Direct Costs and Indirect Costs (each as defined below) incurred by a Party, (b) the amounts paid by a Party to a Third Party contract manufacturer as invoiced to such Party, including any fees paid to such Third Party as prepayments or to reserve capacity for the Licensed Products and any cancellation or early termination fees (provided that the Party incurring any cancellation or early termination fees used commercially reasonable efforts to mitigate such fees), and any value-added tax or similar tax due for amounts paid to such Third Party directly attributable to such Licensed Product, and any capital expenditures to the extent incurred for the Licensed Product, and (c) direct distribution expense (including without limitation, freight, postage, shipping, customs, duties and insurance charges) incurred for such Licensed Products, except to the extent such expenses were included in calculating BPM Net Sales or Roche Net Sales, as applicable, in each case, (i) without any mark-up; provided that the Parties will share depreciation of any internal capital expenditures, if any, to the extent incurred for the Licensed Product, and (ii) but including any Direct Costs or Indirect Costs incurred by a Party to supervise and coordinate the foregoing activities performed by a Third Party.  Manufacturing Cost shall include costs incurred with respect to, or as a result of, spoilage, obsolescence, failed or destroyed batches of Licensed Product except to the extent attributable to a Party’s or any of its Affiliates’ negligence or willful misconduct.  Notwithstanding anything to the contrary contained herein, Manufacturing Costs shall exclude any and all costs incurred in connection with establishing, or otherwise causing to become operational, any Manufacturing facilities, including any validation, technology transfer (other than the Manufacturing technology transfer costs) and licensure costs, and such costs shall be borne solely by the Party who is establishing or operationalizing (itself or through its Affiliate or Third Party contract manufacturer) such Manufacturing facilities.

For purposes of this Exhibit D, “Direct Costs” equals the sum of the following as incurred for Licensed Products:

(a)Direct labor, based on the actual hours or like methodology consumed by manufacturing, facility, and customer service personnel for Licensed Products charged at an average hourly wage rate that is designed to approximate actual cost for each employee’s position.

(b)Direct labor fringe benefits, including, compensation expense (other than wages included in direct labor cost in clause (x)(i)), payroll taxes and benefits allocated based on a proportionate percentage of direct labor costs charged to the Licensed Products to total actual plant-wide labor costs, plus Licensed Product-specific travel.

(c)Materials and supplies for making Licensed Products, based on actual costs including any applicable freight, taxes, duties, customs or import fees, less any discounts or free goods.

(d)Other costs directly associated with or actually consumed for Licensed Products, including handling, storage, distribution, and transportation costs, facility costs, depreciation, waste removal, miscellaneous supplies, outside testing, consulting fees, occupancy costs, maintenance, rent, insurance, site service support, warehouse, customer services including order entry, billing and adjustments, inquiry and credit and collection, serialization, return and recall management, but for clarity, excluding in each case any such amounts to the extent included as a deduction in calculating BPM Net Sales or Roche Net Sales, as applicable.

For purposes of this Exhibit D, “Indirect Costs” equals the sum of the following as incurred for Licensed Products:

(i)Plant support services, which includes quality control, process sciences, quality assurance, regulatory and validation.  All general costs for each plant support service department, which includes, labor, payroll taxes, fringe benefits, materials and supplies, outside testing, consulting fees, contractor costs, depreciation, maintenance and occupancy costs, shall be allocated to the cost of Licensed Products based on the proportion of actual labor hours consumed by each plant support service department on the Licensed Products to total actual labor hours consumed by each plant support service department on all of the applicable Party’s products.

(ii)Overhead costs required to support the Manufacture of the Licensed Products.  These overhead costs are allocated either based on actual labor hours, average headcount, space occupied, or other activity-based method, solely to the extent such allocation is attributable to Licensed Products and not to other products.  Overhead costs primarily include general materials and supplies, consulting costs, and other labor costs such as general plant maintenance, management, engineering, janitorial services and administration, information services, human relations, travel and training, and vacation, holiday, personal and sick time, general facility costs which include facility services and supplies, utilities, rent, real estate taxes, depreciation, general and preventative maintenance, insurance and waste removal.

EXHIBIT E

Marks

[***]

EXHIBIT F

Transition Activities

[***]

EXHIBIT G

Initial Lead Product Development Plan

[***]

EXHIBIT H

Initial Joint Commercialization Plan

[***]

EXHIBIT I

Partnership Tax Matters

Section 1.1.Constructive Partnership, Tax Treatment.
(a)Genentech and BPM (the “Partners,” and each a “Partner”) acknowledge that the rights and obligations imposed on each of them pursuant to this Agreement that relate to the sharing of profits and losses from the Development and Commercialization of the U.S. Rights (as defined below), and the collaborative relationship formed between them in connection therewith, gives rise to a partnership for U.S. federal (and, to the extent applicable, state and local) income tax purposes (the “Partnership”), which will commence upon the Effective Date. The activities of the Partners with respect to the co-Development and co-Commercialization of Licensed Products in the Shared Territory and the rights related thereto (the “U.S. Rights”), shall be deemed to be conducted in and held by the Partnership. The Partnership shall not, and shall not be deemed to, have any interest or rights with respect to the Roche Territory or otherwise under the Agreement other than with respect to the U.S. Rights. The Partnership, and the rights and obligations set forth in this Exhibit I, shall remain in existence for so long as this Agreement remains in full force and effect (provided the Agreement has not been terminated in its entirety or with respect to the Shared Territory, in either case, in accordance with Article 13 of the Agreement). The Parties further acknowledge that the arrangement described in this Agreement (including this Exhibit I) shall be treated by the Parties as a partnership solely for U.S. federal (and applicable state and local) income tax purposes and is not intended to constitute a partnership for any non-tax, non-U.S., or any other purpose. The Partners agree not to take any tax position, whether in a tax return or otherwise, that is inconsistent with this Exhibit I, other than pursuant to Section 1.7 of this Exhibit I.
(b)For U.S. federal income and other applicable tax purposes, Genentech shall be treated as making an in-kind contribution in an amount determined by reference to the portion of the upfront payment made pursuant to Section 8.1 of the Agreement that is attributable to the U.S. Rights, which shall be a dollar amount jointly determined and mutually agreed to between Genentech and BPM [***] (the “Genentech Contribution”), and (ii) BPM shall be treated as making an in-kind contribution in an amount of equal value (the “BPM Contribution”). The Genentech Contribution and BPM Contribution shall be treated by the Partners as a purchase by Genentech from BPM of an undivided interest in the property giving rise to the U.S. Rights, and a contribution by each of Genentech and BPM of such Partner’s undivided interest in the property giving rise to the U.S. Rights, in exchange for an interest in the Partnership, consistent with Revenue Ruling 99-5, Situation 1. The Parties also intend that the milestone payments contemplated by Section 8.5 of the Agreement attributable to the U.S. Rights be treated as additional consideration in the initial formation of the Partnership, consistent with Revenue Ruling 99-6, Situation 1.
Section 1.2.Definitions. Capitalized terms used, but not defined, herein will have the meanings ascribed to them in the Agreement. For purposes of this Exhibit I:
(a)“Book” means the method of accounting prescribed for compliance with the capital account maintenance rules set forth in Section 1.704-1(b)(2)(iv) of the Treasury Regulations, as distinguished from any accounting method which the Partnership may adopt for other purposes such as financial reporting.
(b)“BPM Contribution” has the meaning set forth in Section 1.1(b) of this Exhibit I.
(c)“Capital Account” has the meaning set forth in Section 1.3(a) of this Exhibit I.

(d)“Capital Contribution” means, for each Partner, such Partner’s cash or property contributed (or deemed contributed) to the Partnership.
(e)“Code” means the U.S. Internal Revenue Code of 1986, as amended.
(f)“Fiscal Year” means the calendar year.
(g)“Genentech Contribution” has the meaning set forth in Section 1.1(b) of this Exhibit I.
(h)“Gross Asset Value” means, with respect to any asset of the Partnership, the asset’s adjusted basis for U.S. federal income tax purposes, adjusted to reflect any adjustments required or permitted by Sections 1.704-1(b)(2)(iv)(d) through (g), (m) and (s) of the Treasury Regulations, as determined by the Partnership Representative in its reasonable discretion; provided that, in the case of any asset contributed to the Partnership, the initial Gross Asset Value of such property shall be equal to the fair market value of such asset as of the date of contribution, as determined by the Partnership Representative in its reasonable discretion.
(i)“Net Income” and “Net Losses” mean the Book income, gain, loss, deductions and credits of the Partnership in the aggregate or separately stated, as appropriate, as of the close of each Taxable Year on the Partnership’s tax return filed for U.S. federal income tax purposes (or as of any other applicable time of the relevant Taxable Year).
(j)“Partnership Representative” has the meaning set forth in Section 1.6(a) of this Exhibit I.
(k)“Taxable Year” means the Partnership’s Fiscal Year or such other year as may be required by Section 706 of the Code.
(l)“Treasury Regulations” means regulations (whether in final, proposed or temporary form) promulgated by the U.S. Department of the Treasury under the Code.
(m)“U.S. Profit Share” has the meaning set forth in Section 1.4(a) of this Exhibit I.
(n)“U.S. Rights” has the meaning set forth in Section 1.1(a) of this Exhibit I.
Section 1.3.Capital Accounts; Formation of the Partnership.
(a)The Partnership shall maintain a separate capital account for each Partner according to the rules set forth in Section 1.704-1(b)(2)(iv) of the Treasury Regulations (a “Capital Account”).
(b)Each Partner’s Capital Account:
(i)shall be increased by (A) the Capital Contributions by such Partner to the Partnership after the Effective Date, as determined by the Partnership Representative and mutually agreed upon by the Partners (net of liabilities secured by the contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code), and (B) such Partner’s distributive share of Net Income and other items of income and gain allocated to such Partner after the Effective Date;

(ii)shall be decreased by (A) the amount of money distributed (or deemed distributed) to such Partner by the Partnership after the Effective Date, (B) the fair market value of property (as determined by the Partnership Representative and mutually agreed upon by the Partners) distributed (or deemed distributed) to such Partner by the Partnership (net of liabilities secured by the distributed property that the Partner is considered to assume or take subject to under Section 752 of the Code) after the Effective Date and (C) such Partner’s distributive share of Net Losses and other items of loss and deduction allocated to such Partner after the Effective Date; and
(iii)other adjustments shall be made to the Capital Accounts of the Partners to accord with the regulations promulgated under Section 704(b) of the Code as determined by the Partnership Representative in its reasonable discretion.
(c)As of the Effective Date, the initial Capital Account of each Partner shall be equal to the initial Capital Contribution of each such Partner.
Section 1.4.Distributions.
(a)Non-Liquidating Distributions. In the event that assets of the
Partnership are deemed to be distributed other than in liquidation of the Partnership, such assets shall be deemed to be distributed in accordance with the payments comprising the share of Gross Profits between BPM and Genentech under Article 8 of the Agreement (the “U.S. Profit Share”), unless otherwise determined by the Partnership Representative in its reasonable discretion.
(b)Liquidating Distribution. In the event that the Partnership is terminated pursuant to Section 708(b)(1) of the Code (or otherwise) and the assets of the Partnership are required to be distributed (or are deemed to be distributed) in liquidation of the Partnership, then such assets shall be distributed (or deemed to be distributed) in accordance with the U.S. Profit Share or with the terms applicable to Reversion Products, unless otherwise required by the Agreement or Applicable Law.
(c)Withholding for Taxes. Subject to the provisions of Section 8.11(c) of the Agreement, any Partner is authorized to withhold payments made to the other Partner that are treated as distributions described in Section 1.4(a) or Section 1.4(b) of this Exhibit I to the Partners, and with respect to allocations pursuant to Section 1.5 of this Exhibit I to the Partners, and to pay over to any federal, state or local government, any such taxes as are required to be deducted or withheld under any provision of Applicable Law. Any amounts so withheld shall be treated as distributed pursuant to Section 1.4(a) or Section 1.4(b) of this Exhibit I, as applicable.
Section 1.5.Allocations, Section 704(c).
(a)Except as required by Section 1.5(b) or Section 1.5(c) of this Exhibit I, the Net Income or Net Loss for any Taxable Year shall be allocated to the Partners in such a manner so that the Capital Account of each Partner equals (as of the end of such allocation period and to the fullest extent possible) the amount that would be distributed to such Partner if all properties of the Partnership, including cash, were sold for cash equal to their respective Gross Asset Values, all liabilities allocable to such properties were then due and were satisfied according to their terms, all minimum gain chargebacks required by this Agreement and the Treasury Regulations were made, and all obligations of Partners to contribute additional capital to the Partnership were satisfied and all remaining proceeds from such sale were distributed pursuant to the order and priority of Section 1.4(b) of this Exhibit I.
(b)Special Allocations. Notwithstanding Section 1.5(a) of this Exhibit I, the Partnership Representative may, in its reasonable discretion, specially allocate any costs or expenses that are disproportionately borne by one Partner (including, without limitation any Development Costs that are funded from the Genentech Contribution) to such Partner.
(c)Regulatory Allocations. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations, items of income (including gross income) and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balance in such Partner’s Capital Account (in excess of (i) the amount such Partner is obligated to restore upon liquidation of the Partnership or upon liquidation of such Partner’s interest in the Partnership and (ii) such Partner’s share of the Minimum Gain (as defined in Section 1.704-2 of the Treasury Regulations) created by such adjustments, allocations or distributions as quickly as possible. Additionally, there are hereby incorporated herein such special allocation provisions governing the allocation of income, deduction, gain, and loss for U.S. federal income tax purposes as may be necessary under, and in the manner required by, the Treasury Regulations to ensure that this Exhibit I complies with all requirements of Section 1.704-2 of the Treasury Regulations relating to “minimum gain” and “partner nonrecourse debt minimum gain” and the allocation and chargeback of so-called “nonrecourse deductions” and “partner nonrecourse deductions”, including a “qualified income offset”.
(d)Except as otherwise provided in this Section 1.5(d) and in Section 1.5(e) of this Exhibit I, for U.S. federal income tax purposes, all items of income gain, loss, deduction and credit shall be allocated among the Partners in the same manner the corresponding Book item was allocated pursuant to Section 1.5(a) or Section 1.5(b) of this Exhibit I. In the case of contributed property, items of income, gain, loss, deduction and credit, as determined for federal income tax purposes, shall be allocated first in a manner consistent with the requirements of Section 704(c) of the Code to take into account the difference between the Gross Asset Value of such property and its adjusted tax basis at the time of contribution. If the Gross Asset Value of any asset of the Partnership is adjusted pursuant to the terms of this Exhibit I, then subsequent allocations of income, gain, loss, deduction and credit, as determined for U.S. federal income tax purposes, shall be allocated with respect to such assets so as to take into account such adjustment in the same manner as under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder.
(e)The method under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder shall be the “traditional method” (as described in Section 1.704-3(c) of the Treasury Regulations) unless otherwise agreed to by each of the Partners. For the sake of clarity, the allocations required by Section 1.5(d) and this Section 1.5(e) of this Exhibit I are solely for purposes of U.S. federal and applicable state and local income taxes and will not affect the allocation of Net Income or Net Losses as between the Partners or any Partner’s Capital Account.
Section 1.6.Tax Reports, Tax Elections and Partnership Representative.
(a)To the extent permitted under Applicable Law, the Partnership intends to elect out of the application of Subchapter C of Chapter 63 of the Code (i.e., the partnership audit rules) and any applicable state or local equivalent. For any applicable Taxable Year (or portion thereof) where the Partnership is able to so elect, the Partners agree to cooperate to share information relevant to the matters addressed by this Exhibit I and agree not to take any position on any tax return applicable to the matters addressed by this Exhibit I that may be materially adverse to the other Partner without the consent of the other Partner, not to be unreasonably withheld, delayed or conditioned. To the extent required after giving effect to the first sentence of Section 1.6 of this Exhibit I, the Partnership hereby designates Genentech to act as the “partnership representative” of the Partnership within the meaning of Section 6223 of the Code (along with any state or local equivalent, the “Partnership Representative”), and the Partnership Representative shall have the authority to appoint the “designated individual” within the meaning of Treasury Regulations Section 301.6223-1(b)(3).  If the Partnership is unable to elect out of the partnership audit rules, the Partnership Representative is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by U.S. federal (and any applicable state) income tax authorities, including resulting administrative and judicial proceedings, to make any elections in connection therewith, and to incur expenses for professional services and costs associated therewith, which shall be equally borne by each of BPM and Genentech; provided, that the Partnership Representative shall notify BPM of any such administrative and judicial proceedings involving the Partnership and upon request shall provide BPM the opportunity to participate in any such matters if requested by BPM. BPM agrees to cooperate with the Partnership Representative as reasonably requested by the Partnership Representative with respect to the conduct of such proceedings. The Partnership Representative will, in its reasonable discretion, determine whether the Partnership (either on its own behalf or on behalf of the Partners) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority provided, however, that the Partnership Representative shall not (i) agree or consent to compromise or settle such matters or (ii) take any action that disproportionately adversely affects BPM, in each case without the prior written consent of BPM, which consent shall not be unreasonably delayed, conditioned or withheld. Any deficiency for taxes imposed on any Partner (including penalties, additions to tax or interest imposed with respect to such taxes) will be paid by such Partner, and if paid by another Partner, will be recoverable from the Partner on which such deficiency was imposed (including by offset against distributions otherwise payable to such Partner). The Partners agree to cooperate in good faith to notify each other regarding any tax notices or audits relating to the Partnership and to provide any information or documentation reasonably requested by the Partnership Representative in connection with its duties under Section 1.6(a) of this Exhibit K. In no event shall the Partnership Representative require the Partners to file an amended tax return. A Partner’s obligation to cooperate with the Partnership Representative and to indemnify and make payments to another Partner under Section 1.6(a) of this Exhibit K will survive the termination, dissolution, liquidation and winding up of the Partnership and the transfer, assignment or liquidation of a Partner’s interest in the Partnership.
(b)The Partnership Representative shall prepare and file, or cause to be prepared and filed, all necessary U.S. federal, state or local income tax returns for the Partnership. The Partnership Representative shall have such tax returns prepared by a “big four” accounting firm, such accounting firm to be chosen with BPM’s consent, and the cost of the preparation of such tax returns shall be equally borne by each of BPM and Genentech. At least [***] before the due date (including extensions) of any such tax return, the Partnership Representative shall submit a copy of such tax return to BPM for its review and comment. The Partnership Representative shall consider in good faith any comments and incorporate any reasonable comments submitted by BPM no fewer than [***] prior to the due date of such tax return. Within [***] after the end of each Taxable Year, the Partnership Representative shall cause the Partnership to furnish BPM with an IRS Form K-1 for such Taxable Year. In addition, the Partnership shall deliver or cause to be delivered not later than the [***] after the end of each Taxable Year to a requesting Partner all information necessary for the preparation of such Partner’s U.S. federal income tax returns and any state, local and other income tax returns that such Partner is required to file. Furthermore, the Partnership Representative shall consider in good faith any comments from BPM regarding any matter for which the Partnership Representative is responsible or over which the Partnership Representative has discretion under this Exhibit I, including without limitation the preparation of any tax return or the making of any election hereunder.
(c)The Partnership Representative will determine whether to make or revoke any available election pursuant to the Code, provided, however, that any action (or the failure to take any action known to the Partnership Representative to be reasonably necessary) on the part of the Partnership Representative with respect to such election in its capacity as Partnership Representative shall require the prior written consent of BPM if such action or failure, as applicable, would reasonably be expected to have a material adverse impact on BPM. Each Partner will, upon request, use reasonable efforts to supply the information necessary to give proper effect to any such election. The Partners hereby agree to cooperate in good faith regarding any matters related to any tax elections or tax reporting positions of the Partnership.
Section 1.7.Tax Position. Unless otherwise required by Applicable Law, no Partner will take a position on such Partner’s U.S. federal or other applicable income tax returns, in any claim for refund or in any administrative or legal proceedings that is inconsistent with this Agreement (including this Exhibit I) or with any information return filed by the Partnership. If any Partner believes that such a position is required by Applicable Law, such Partner must immediately notify the other Partner in writing, citing such Applicable Law or any interpretation thereof.
Section 1.8.Termination of Partnership. The Partnership shall terminate upon (i) the termination of the entire Agreement or (ii) the termination of the Agreement with respect to the Shared Territory, in either case, in accordance with Article 13 of the Agreement.

APPENDIX 1.34

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Appendix 1.40

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APPENDIX 8.4(b)

Example of Quarterly Profit/Loss Calculation

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APPENDIX 12.3(a)(1)

Initial Press Release - BPM

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APPENDIX 12.3(a)(2)

Initial Press Release – Roche

(omitted intentionally)